Exhibit 10.74

EXECUTION VERSION

CREDIT AGREEMENT

dated as of February 10, 2012

among

KINDER MORGAN, INC.,

as the Borrower

The Several Lenders

from Time to Time Parties Hereto

and

BARCLAYS BANK PLC,

as Administrative Agent and Collateral Agent

BARCLAYS CAPITAL,

as Global Coordinator

BARCLAYS CAPITAL,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

RBC CAPITAL MARKETS,

RBS SECURITIES INC.,

UBS SECURITIES LLC,

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

CITIBANK, N.A.,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

DEUTSCHE BANK AG NEW YORK BRANCH,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA,

THE ROYAL BANK OF SCOTLAND PLC,

UBS SECURITIES LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

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-ii-

-iii-

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		Page
14.19	Judgment Currency	144

14.20	Reserved	144

14.21	Failure to Pay Dividends	144

-v-

SCHEDULES

Schedule 1.1(a)	Reserved
Schedule 1.1(b)	Reserved
Schedule 1.1(c)	Bridge Loan Commitments, Term Loan Commitments and Addresses of Bridge Loan Lenders and Term Loan Lenders
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 1.1(e)	Pari Passu Notes
Schedule 1.1(f)	Existing Unsecured Notes
Schedule 1.1(g)	Reserved
Schedule 1.1(h)	Debt Repayment
Schedule 1.1(i)	Hedge Banks
Schedule 1.1(j)	Existing El Paso Secured Notes
Schedule 1.1(k)	Existing El Paso Unsecured Notes
Schedule 1.1(l)	Existing El Paso Credit Facilities
Schedule 1.1(m)	Existing El Paso Secured Hedge Agreements
Schedule 1.1(n)	Existing El Paso Secured LC Facilities
Schedule 1.1(o)	Existing Cash Management Agreements
Schedule 7.2	Local Counsel Jurisdictions
Schedule 8.12	Subsidiaries
Schedule 9.9	Affiliate Transactions
Schedule 9.14(c)	Post Closing Date Deliverables
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.5(a)	Certain Investments
Schedule 10.5(b)	Investments
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Mortgage (Real Property)
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of El Paso Guarantee
Exhibit D	Form of El Paso Security Agreement
Exhibit E-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit E-2	Form of Legal Opinion of Local Counsel (Welborn Sullivan Meck & Tooley, P.C.)
Exhibit E-3	Form of Legal Opinion of Local Counsel (Beatty & Wozniak, P.C.)
Exhibit F	Form of Closing Date Certificate
Exhibit G-1	Form of Assignment and Acceptance
Exhibit G-2	Form of Affiliated Lender Assignment and Acceptance
Exhibit H-1	Form of Promissory Note (Bridge Loans)
Exhibit H-2	Form of Promissory Note (Term Loans)
Exhibit I	Form of Collateral Agency Agreement
Exhibit J	Form of Amended and Restated Guarantee
Exhibit K	Form of Amended and Restated Pledge Agreement
Exhibit L	Form of Amended and Restated Security Agreement
Exhibit M-1	Form of Notice of Borrowing
Exhibit M-2	Form of Notice of Conversion or Continuation
Exhibit M-3	Form of Prepayment Notice

THE CREDIT AGREEMENT dated as of February 10, 2012 among Kinder Morgan, Inc., a Delaware corporation (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), and Barclays Bank PLC, as Administrative Agent and as Collateral Agent.

WHEREAS, the Borrower is a party to that certain Agreement and Plan of Merger (as amended from time to time in accordance therewith, the “Acquisition Agreement”), dated as of October 16, 2011 among Sherpa Merger Sub, Inc., a Delaware corporation, Sherpa Acquisition, LLC, a Delaware limited liability company, Sirius Holdings Merger Corporation, a Delaware corporation, Sirius Merger Corporation, a Delaware corporation and El Paso Corporation, a Delaware corporation (the “Target”) pursuant to which the El Paso Acquisition (as defined below) will be consummated;

WHEREAS, on or prior to the Closing Date Kinder Morgan Kansas, Inc., a Kansas corporation, merged into Kinder Morgan, Inc., a Delaware corporation, pursuant to Section 10.3(b) of the Existing Revolving Credit Agreement as amended by Amendment No. 2 on the Amendment No. 2 Effective Date and succeeded Kinder Morgan Kansas, Inc. as the borrower under the Existing Revolving Credit Agreement;

WHEREAS, the Borrower is party to that certain Credit Agreement dated as of May 30, 2007, among the Borrower, the several lenders and other parties from time to time parties thereto, Citibank, N.A., as administrative agent and collateral agent (as amended by that certain Amendment No. 1 to the Credit Agreement dated as of July 16, 2007, and as it has been or may be further amended, restated, supplemented or otherwise modified prior to the Closing Date (as defined below), the “Existing Revolving Credit Agreement”);

WHEREAS, the Required Lenders (as defined in the Existing Revolving Credit Agreement) and other parties to Amendment No. 2 have agreed to amend and restate the Existing Revolving Credit Agreement in its entirety to read as set forth in the Amended and Restated Revolving Credit Agreement (as defined below), and it has been agreed by such parties that the Loans (as defined in the Existing Revolving Credit Agreement) and any Letters of Credit (as defined in the Existing Revolving Credit Agreement) outstanding as of the Closing Date and other “Obligations” under (and as defined in) the Existing Revolving Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under the Amended and Restated Revolving Credit Agreement;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit in the form of (a) Bridge Loans (as defined below), in an aggregate principal amount of $6,800,000,000 and (b) Term Loans (as defined below), in an aggregate principal amount of $5,000,000,000;

WHEREAS, the Borrower is party to that certain Acquisition Incremental Joinder (as defined below) dated as of the Effective Date (as defined below) pursuant to which $750,000,000 of New Revolving Credit Commitments (as defined in the Amended and Restated Revolving Credit Agreement (as defined below)) under the Amended and Restated Revolving Credit

Agreement from the New Revolving Loan Lenders (as defined in the Amended and Restated Revolving Credit Agreement) party to the Acquisition Incremental Joinder thereto will become available on the Closing Date; and

WHEREAS, on the Closing Date, the proceeds of the Bridge Loans and Term Loans will be used by the Borrower, together with the net proceeds of any Extensions of Credit (as defined in Amended and Restated Revolving Credit Agreement) made on the Closing Date, solely to effect the El Paso Acquisition and to pay Transaction Expenses.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the U.S. Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1.00% and (c) the Adjusted LIBOR Rate that would be payable on such day for a LIBOR Loan with an Interest Period of 1-month plus 1.00%. Any change in the ABR due to a change in the U.S. Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the U.S. Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition Agreement” shall have the meaning provided in the recitals hereto.

“Acquisition Incremental Conditions” shall mean the conditions precedent to effectiveness and initial funding of the Facilities under Section 7 hereto.

“Acquisition Incremental Joinder” shall mean a joinder agreement with respect to up to $750,000,000 in New Revolving Credit Commitments (as defined in the Amended and Restated Revolving Credit Agreement) to be available to the Borrower upon the satisfaction of the Acquisition Incremental Conditions, substantially in the form of Exhibit J to the Amended and Restated Revolving Credit Agreement, executed by the Borrower, the Administrative Agent and each Lender making such commitments available to the Borrower and in form and substance reasonably satisfactory to each of them.

“Adjusted LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, however, notwithstanding the foregoing, at no time will the Adjusted LIBOR Rate be deemed to be less than zero percent per annum.

“Adjusted Total Bridge Loan Commitment” shall mean at any time the Total Bridge Loan Commitment less the aggregate Bridge Loan Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Barclays Bank PLC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.2 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Lender” shall have the meaning provided in Section 14.6(g).

“Affiliated Lender Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G-2 or such other form as may be approved by the Administrative Agent.

“Agent Parties” shall have the meaning provided in Section 14.17(c).

“Agents” shall mean the Global Coordinator, each Joint Lead Arranger, each Joint Bookrunner, the Administrative Agent, the Collateral Agent and each Co-Documentation Agent.

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 14.19.

“Alternate Program” shall mean, in connection with short-term trade or other receivables of EPC or any of its Subsidiaries, any program providing for the sale or other Disposition of such receivables entered into by EPC or a Subsidiary of EPC on terms substantially consistent with the existing program for the sale of such receivables by EPC and its Subsidiaries as in effect on the Effective Date with such changes as are not materially adverse to the Lenders and in any event on terms customary for such financing transactions.

“Amended and Restated Revolving Credit Agreement” shall mean that certain Amended and Restated Revolving Credit Agreement dated as of the Closing Date by and among the Borrower, the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent and the other parties thereto from time to time.

“Amendment No. 2” shall mean that certain Amendment No. 2 to the Existing Revolving Credit Agreement which shall, among other things, provide for the amendment and restatement of the Existing Revolving Credit Agreement and certain Security Documents (as defined therein) as set forth therein.

“Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan that is a Term Loan or Bridge Loan, as applicable, the applicable percentage per annum set forth below based upon the Status in effect on such date; provided, that, in connection with the Bridge Loans only, the Applicable ABR Margin for the Bridge Loans shall be adjusted as follows: if the Bridge Loans are not paid in full within the three-month period following the Closing Date, the Applicable ABR Margin with respect to the Bridge Loans for each Status shall increase by an amount equal to 0.50% per annum at the end of such three-month period and shall increase by an additional amount equal to 0.50% per annum at the end of each three-month period thereafter:

Status	Level 1	Level 2	Level 3	Level 4
Bridge Loans	1.50%	2.00%	2.50%	3.25%

Term Loans	2.00%	2.50%	3.00%	3.75%

“Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to the sum, without duplication, of (a) (i) $1,800,000,000; and (ii) the amount of any capital contributions (other than (A) the Equity Investments, (B) any amount added back in the definition of Consolidated EBITDA pursuant to clause (a)(ix) thereof, (C) any contributions in respect of Disqualified Equity Interests and (D) any amount applied to redeem Stock or Stock Equivalents of the Borrower pursuant to Section 10.6(a)) made in cash to, or any proceeds of an equity issuance received by, the Borrower from and including the Business Day immediately following Closing Date through and including the Reference Time, minus (b) the aggregate amount of dividends or other payments made pursuant to clause (x) in the first proviso of Section 10.6(c) since the Closing Date and prior to the Reference Time. Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Applicable Amount, if the Applicable Amount at such time is less than zero, then the Applicable Amount shall be deemed to be zero for purposes of such calculation or determination. On the last day of the fourth full fiscal quarter following the Closing Date, the Applicable Amount shall be reduced to zero.

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan that is a Term Loan or Bridge Loan, as applicable, the applicable percentage per annum set forth below based upon the Status in effect on such date; provided, that, in connection with the Bridge Loan only, the Applicable LIBOR Margin for the Bridge Loans shall be adjusted as follows: if the Bridge Loans are not paid in full within the three-month period following the Closing Date, the Applicable LIBOR Margin with respect to the Bridge Loans for each Status shall increase by an amount equal to 0.50% per annum at the end of such three-month period and shall increase by an additional amount equal to 0.50% per annum at the end of each three-month period thereafter:

Status	Level 1	Level 2	Level 3	Level 4
Bridge Loans	2.50%	3.00%	3.50%	4.25%

Term Loans	3.00%	3.50%	4.00%	4.75%

“Applicable Margin” shall mean, as the case may be, the Applicable ABR Margin or the Applicable LIBOR Margin.

“Applicable Period” shall have the meaning assigned to such term in Section 2.8(g).

“Applicable Ticking Fee Rate” shall mean, at any date, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Level 1	Level 2	Level 3	Level 4
Applicable Ticking Fee Rate	0.25%	0.30%	0.375%	0.50%

“Approved Fund” shall mean, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary and any issuance of Stock or Stock Equivalents by any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b), (e), 10.4(h) and (i).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit G-1 or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the Chairman, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, any Executive Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Vice President, the Secretary, any Assistant Secretary or any other senior officer of the applicable Credit Party designated as such in writing to the Administrative Agent by the Borrower.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Benefited Lender” shall have the meaning given in Section 14.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 14.17(d).

“Borrowing” shall mean and include (a) the incurrence of Term Loans pursuant to Section 2.1(a)(i) having, in the case of LIBOR Term Loans, the same Interest Period (provided that ABR Term Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Term Loans) and (b) the incurrence of Bridge Loans pursuant to Section 2.1(a)(ii) having, in the case of LIBOR Bridge Loans, the same Interest Period (provided that ABR Bridge Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Bridge Loans).

“Bridge Facility” shall mean (a) prior to the Closing Date, the Bridge Loan Commitments and (b) thereafter, the Bridge Loans made hereunder

“Bridge Loan” shall have the meaning assigned to such term in Section 2.1(a)(ii).

“Bridge Loan Commitment” shall mean (a) in the case of each Lender that is a Lender as of the Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as of such date as such Lender’s “Bridge Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Bridge Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the total Bridge Loan Commitments, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Bridge Loan Commitments as of the Closing Date is $6,800,000,000 less any mandatory reductions of the Bridge Loan Commitments pursuant to Section 4.4.

“Bridge Loan Lender” shall mean, as any time, any Lender that has a Bridge Loan Commitment or Bridge Loans at such time.

“Bridge Loan Maturity Date” shall mean the Initial Bridge Loan Maturity Date or Extended Bridge Loan Maturity Date, as applicable.

“Bridge Loan Maturity Date Extension” shall have the meaning provided in Section 2.14.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that in the City of New York is a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealing in dollar deposits in the London interbank market.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person; provided, however, that for the avoidance of doubt, any lease that was accounted for by such Person as an operating lease as of the Effective Date and any other lease entered into after the Effective Date by such Person shall be accounted for as an operating lease and not a Capital Lease to the extent that such lease would have been characterized as an operating lease as of the Effective Date.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, including, in each case, any Existing Cash Management Agreements.

“Cash Management Bank” shall mean (i) each Existing Cash Management Bank and (ii) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or an Agent or an Affiliate of an Agent, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by the Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law); provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directions promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the Closing Date; provided further, that any increased costs associated with a Change in Law based on the foregoing clauses (i) or (ii) may only be imposed to the extent the applicable Lender imposes the same charges on other similarly situated borrowers under comparable credit facilities.

“Change of Control” shall mean and be deemed to have occurred if (a) the Kinder Shareholders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 10% of the voting power of the outstanding Voting Stock of the Borrower (other than as the result of one or more widely distributed public offerings of the common Stock of the Borrower, in each case whether by the Borrower or the Kinder Shareholders); or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Kinder Shareholders or any group of which they are a part, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 50% of the voting power of all the outstanding Voting Stock of the Borrower, unless the Kinder Shareholders or any group of which they are a part have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) the Borrower shall fail to own, directly or indirectly, at least 80% of the Stock and Stock Equivalents of KM Delaware and 80% of the Stock and Stock Equivalents of EPPHC or shall not have the right or ability by voting power, contract or otherwise to (i) elect or designate for election at least a majority of the board of directors of KM Delaware and EPPHC or (ii) cause KM Delaware and EPPHC to pay dividends or make distributions on its Stock and Stock Equivalents; or (e) the Borrower shall fail to own, directly or indirectly, at least 80% of the Stock and Stock Equivalents of KMGP and 80% of the Stock and Stock Equivalents of EPPGP or shall not have the right or ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of KMGP and EPPGP, or the partnership agreements of KMP (as in effect on the Existing Revolving Credit Agreement Closing Date) or EMP (as in effect on the Closing Date) shall be amended in a manner that is materially adverse to the interests of the Lenders in their capacity as Lenders hereunder.

“Class” when used in reference to any Loans or Borrowing shall refer to whether such Loans or the Loans comprising such Borrowing are Term Loans or Bridge Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Bridge Loan Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 7.2 shall have been satisfied or waived in accordance with Section 14.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Co-Documentation Agents” shall mean each of Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Royal Bank of Canada, The Royal Bank of Scotland plc, UBS Securities LLC and Wells Fargo Bank, National Association, in their respective capacities as Co-Documentation Agents under this Agreement and the other Credit Documents.

“Collateral” shall mean all assets pledged to secure Obligations, including all assets pledged pursuant to the Pledge Agreement, the Security Agreement, any Mortgage or any other Security Document, as applicable.

“Collateral Agency Agreement” shall mean that certain Collateral Agency Agreement dated as of the Closing Date, by and among Barclays Bank PLC as Collateral Agent, Barclays Bank PLC as Administrative Agent under the Amended and Restated Revolving Credit Agreement, the Administrative Agent and the other parties thereto, substantially in the form of Exhibit I, with any changes that may be agreed by the Administrative Agent, the Collateral Agent and the Borrower in their reasonable discretion prior to the execution thereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Collateral Agent” shall mean Barclays Bank PLC, as collateral agent for the Lenders and the other Secured Parties, or any successor collateral agent appointed pursuant to the terms of the Collateral Agency Agreement.

“Commitment Letter” shall mean the Commitment Letter dated October 16, 2011 (including and as modified by that certain joinder agreement thereto dated October 31, 2011 and as further amended, supplemented or otherwise modified) among Kinder Morgan, Inc., Barclays Bank PLC, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A., Royal Bank of Canada, The Royal Bank of Scotland PLC, UBS Loan Finance LLC and Wells Fargo Bank, N.A.

“Commitment Termination Date” shall have the meaning provided in Section 4.2.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Term Loan Commitment and Bridge Loan Commitment.

“Communications” shall have the meaning provided in Section 14.17(a)(i).

“Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition or operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole; provided, however, that any changes, effects, events or occurrences will be deemed not to constitute a Company Material Adverse Effect to the extent resulting from (a) changes, effects, events or occurrences generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions or changes in the industries in which the Target operates, (b) the announcement or pendency of the Acquisition Agreement or the transactions contemplated thereby, (c) any change in the market price or trading volume of the shares of common stock of the Target (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a), (b) or (d) through (i) of this definition), (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events, (e) changes in any Laws (as defined in the Acquisition Agreement) or regulations applicable to the Target or applicable accounting regulations or principles or the interpretation thereof, (f) the performance of the Acquisition Agreement and the Transactions (as defined in the Acquisition Agreement), including compliance with the covenants set forth in the Acquisition Agreement (excluding the Target operating in the ordinary course of business consistent with past practice), (g) any legal proceedings commenced by or involving any current or former stockholders of the Target (on their own or on behalf of the Target) arising out of or related to the Acquisition Agreement or the Transactions (as defined in the Acquisition Agreement), (h) any failure by the Target to meet any internal or analyst projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (g) of this definition), (i) the effects on the Target’s and its Subsidiaries’ (as defined in the Acquisition Agreement) business arising from employee departures that result from the announcement of the Transactions (as defined in the Acquisition Agreement) and (j) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (a), (d) and (e) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on the Target and its Subsidiaries (as defined in the Acquisition Agreement), as compared to other companies operating in the industries in which the Target and its Subsidiaries (as defined in the Acquisition Agreement) operate.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated October 2011, made available to certain of the Lenders in connection with this Agreement.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and its Restricted Subsidiaries for such period:

(i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization,

(iv) Non-Cash Charges,

(v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring charges or reserves (including restructuring costs related to acquisitions prior to or after the Closing Date and to closure and/or consolidation of facilities),

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary (excluding KMP, KMR and EMP),

(viii) [Reserved],

(ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the Borrower (provided such capital contributions have not been applied to increase the Applicable Amount pursuant to clause (a)(ii) of the definition thereof), and

(x) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken by the Borrower and its Restricted Subsidiaries (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken on or prior to the date that is 18 months following the Closing Date, (C) no cost savings shall be added pursuant to this clause (x) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (x) shall not exceed $350,000,000 for any period consisting of four consecutive quarters, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA (directly or through a reduction to Consolidated Net Income) in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary (excluding KMP, KMR and EMP), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii) there shall be included in determining Consolidated EBITDA for any period (to the extent not included in Consolidated Net Income), without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Administrative Agent, and

(iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) Transaction Expenses,

(d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction,

(e) any income (loss) for such period attributable to the early extinguishment of Indebtedness or Hedge Agreements, and

(f) accruals and reserves required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies in each case, within twelve months after the Closing Date.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (or, in the case of the calculation of Consolidated Total Assets in the proviso to the definition of Material Subsidiary, the Borrower and its consolidated Subsidiaries).

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of the types described in clause (a) and clause (e) of the definition thereof actually owing by the Borrower and the Restricted Subsidiaries on such date to the extent appearing on the consolidated balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) (i) the aggregate cash included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date and plus (ii) Permitted Investments of the Borrower and the Restricted Subsidiaries as at such date, in the case of each of clauses (i) and (ii), to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Closing Date, (b) who, as at such date, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Permitted Holder or Persons nominated by a Permitted Holder or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contractual Obligations” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Credit Documents” shall mean this Agreement, the Security Documents, and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan.

“Credit Facilities” shall mean, collectively, the Term Facility and the Bridge Facility, and “Credit Facility” shall mean either the Term Facility or the Bridge Facility.

“Credit Party” shall mean the Borrower, the Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document (including the El Paso Guarantors).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, excluding any Indebtedness permitted to be issued or incurred under Section 10.1 (other than Sections 10.1(m), 10.1(o), 10.1(u) and as required by the paragraph following Section 10.1(z)).

“Debt Ratings” shall mean, as of any date of determination, the public ratings assigned to the senior secured, non-credit enhanced long-term indebtedness for borrowed money of the Borrower by the Rating Agencies.

“Debt Repayment” shall mean the repayment, prepayment, repurchase or defeasance of the Indebtedness of the Borrower or any Subsidiary that is identified on Schedule 1.1(h) as of the Effective Date that is to be repaid, prepaid, repurchased or defeased on the Closing Date.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans by 2:00 p.m. New York city time (or such later time on the Closing Date as the Administrative Agent and the Borrower may agree in their sole discretion) on the Closing Date unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent shall be specifically identified in such writing) has not been satisfied (provided that no such notification by any such Lender shall be effective for purposes of this clause (a) if such condition precedent to funding has been waived in accordance with Section 14.1), or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent shall be specifically identified in such writing or public statement) cannot be satisfied (provided that no such notice or public statement shall be effective for purposes of this clause (b) if such condition precedent to funding has been waived in accordance with Section 14.1)), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) and Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Dispose” or “Disposition” shall have the meaning provided in Section 10.4.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Restricted Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be, in accordance with GAAP.

“Disqualified Equity Interests” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock or Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock or Stock Equivalent that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Final Maturity Date; provided however that if any Stock or Stock Equivalent in any Person is issued pursuant to any plan for the benefit of employees or directors of the Borrower or any of its subsidiaries or by any such plan to such employees or directors, such Stock or Stock Equivalent shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.

“Drop Down Disposition” shall mean any disposition of any asset of the Borrower or any of its Restricted Subsidiaries to any Person; provided, that, in the case of a Drop Down Disposition in which the assets are being disposed of from a Restricted Subsidiary of the Borrower, at the time such disposition occurs, no contractual, legal or statutory limitations exist which would limit the ability of the Subsidiaries of the Borrower to dividend or otherwise distribute the net cash proceeds of the consideration received in connection with such disposition to the Borrower.

“Duration Fee” shall mean an amount equal to 0.50% multiplied by the principal amount of Bridge Loans outstanding on the Duration Fee Reference Date.

“Duration Fee Reference Date” shall mean the date that is the later of (i) May 16, 2012 and (ii) 90 days after the Closing Date.

“Effective Date” shall mean the date on which the conditions precedent set forth in Section 7.1 hereof shall have been satisfied, which date is February 10, 2012.

“Effective Time” shall have the meaning provided in Section 7.2(n).

“Eligible Assignee” shall have the meaning provided in Section 14.6(b).

“El Paso Acquisition” shall mean the merger of EPC into Sirius Merger Corporation, a wholly owned Subsidiary of the Borrower, and the other mergers to be consummated pursuant to Section 1.1 of the Acquisition Agreement, in each case, on the terms and conditions set forth in the Acquisition Agreement.

“El Paso E&P” shall mean EP Energy Corporation (formerly known as El Paso Exploration & Production Company).

“El Paso Guarantee” shall mean that certain El Paso Guarantee, entered into on the Closing Date by the El Paso Guarantors party thereto and the Collateral Agent for the benefit of the Lenders and the other secured parties referred to therein, substantially in the form of Exhibit C, with any changes that may be agreed by the Administrative Agent, the Collateral Agent and the Borrower in their reasonable discretion prior to the execution thereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“El Paso Guarantor” shall mean the El Paso Parent, EPC, El Paso Energy Service Company, El Paso EPNG Investments, L.L.C., EL Paso Pipeline Holding Company, L.L.C., El Paso TGPC Investments, L.L.C, El Paso Tennessee Pipeline Co., L.L.C. and each other Domestic Subsidiary of EPC that becomes a party to the El Paso Guarantee.

“El Paso Parent” shall mean Sherpa Acquisition, LLC, a Delaware limited liability company.

“El Paso Security Agreement” shall mean the El Paso Security Agreement entered into on the Closing Date by the El Paso Guarantors party thereto and the Collateral Agent for the benefit of the Lenders and the other secured parties referred to therein, substantially in the form of Exhibit D, with any changes that may be agreed by the Administrative Agent, the Collateral Agent and the Borrower in their reasonable discretion prior to the execution thereof, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“EMP” shall mean El Paso Pipeline Partners, L.P., a Delaware limited partnership.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to property or to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or the protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“EPC” shall mean El Paso Corporation, a Delaware corporation.

“EPPGP” shall mean El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company.

“EPPGP Preferred Stock” shall mean preferred stock issued by EPPGP with a liquidation preference not to exceed $100,000,000 in aggregate having terms material to the interests of the Lenders (taken as a whole) not materially less advantageous to the Lenders than the terms of the KMGP Preferred Stock.

“EPPHC” shall mean El Paso Pipeline Holding Company, L.L.C., a Delaware limited liability company.

“Equity Issuance Prepayment Event” shall mean any issuance by the Borrower of Stock or Stock Equivalents (other than any issuance of Stock or Stock Equivalents to employees or directors pursuant to the employee or director stock ownership or purchase plan or key employee stock ownership or purchase plan of the Borrower or the issuance of common Stock to the extent the proceeds thereof are used to retire existing Stock or Stock Equivalents of the Borrower).

“Equity Investments” shall mean the Equity Investments (under and as defined in the Existing Revolving Credit Agreement) made on the Existing Revolving Credit Agreement Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the

Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Subsidiary” shall mean (a) each Subsidiary listed on Schedule 1.1(d) hereto, (b) any Subsidiary that is not a Wholly-Owned Subsidiary, (c) any Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (d) any Foreign Subsidiary and any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Domestic Subsidiary that is treated as a disregarded entity for U.S. tax purposes and substantially all of the assets of which consists of Stock or Stock Equivalents of Foreign Subsidiaries, (f) any Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(j) or Section 10.1(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (h) each Unrestricted Subsidiary, (i) any Receivables Subsidiary, (j) any Subsidiary of EPC other than an El Paso Guarantor and (k) any not-for-profit Subsidiary.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) (i) any taxes imposed on any Agent or Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction or Governmental Authority imposing such tax (other than any such connection arising from such Agent or Lender having executed, delivered, or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Documents) and (ii) any branch profits tax under Section 884 of the Code, or any similar tax, imposed by a jurisdiction described in clause (i), (b) (i) any U.S. federal withholding tax that is imposed on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 14.8(a) or that such Lender acquired pursuant to Section 14.7 or (ii) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d), Section 5.4(e) or Section 5.4(h) and (c) U.S. federal withholding taxes imposed pursuant to FATCA.

“Existing Cash Management Agreement” shall mean each agreement or arrangement with an Existing Cash Management Bank scheduled on Schedule 1.1(o) existing as of the Closing Date to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, to EPC or any of its Subsidiaries.

“Existing Cash Management Bank” shall mean any Person (other than the Borrower or any of its Subsidiaries) providing cash management services to EPC or any of its Subsidiaries that is a party to any Existing Cash Management Agreement as of the Closing Date with EPC or any of its Subsidiaries.

“Existing El Paso Credit Facilities” shall mean the existing credit facilities of EPC and its Subsidiaries listed on
Schedule 1.1(l).

“Existing El Paso E&P Credit Agreement” shall mean the Third Amended and Restated Credit Agreement dated as of June 2, 2011, among El Paso Exploration & Production Company and El Paso E&P Company, L.P., as borrowers, BNP Paribas, as administrative agent, and the several lenders from time to time parties thereto.

“Existing El Paso Secured Hedge Agreements” shall mean the agreements listed on Schedule 1.1(m).

“Existing El Paso Secured LC Facilities” shall mean the credit facilities listed on Schedule 1.1(n).

“Existing El Paso Secured Notes” shall mean each series of secured notes listed on Schedule 1.1(j).

“Existing El Paso Unsecured Notes” shall mean each series of notes listed on Schedule 1.1(k).

“Existing Notes Indentures” shall mean the indentures pursuant to which the Existing Unsecured Notes and the Pari Passu Notes were issued.

“Existing Revolving Credit Agreement” shall have the meaning provided in the recitals hereto.

“Existing Revolving Credit Agreement Closing Date” shall mean May 30, 2007.

“Existing Unsecured Notes” shall mean each series of unsecured notes listed on Schedule 1.1(f).

“Extended Bridge Loan Maturity Date” shall mean, with respect to the Extended Bridge Loans only, the date that is 544 days after the Closing Date.

“Extended Bridge Loans” shall have the meaning provided in Section 2.14.

“Extended Outside Date” shall mean 11:59 p.m. (New York time) on December 31, 2012.

“Extension Fee” shall have the meaning provided in Section 4.1.

“Extension Notice” shall have the meaning provided in Section 2.14.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest 1/100th of 1%) on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate for such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Maturity Date” shall mean the latest of the Term Loan Maturity Date and the Bridge Loan Maturity Date.

“Financial Advisor” shall have the meaning provided in Section 14.14(c).

“First Repayment Date” shall mean the date that is 18 months after the Closing Date.

“Flood Certificate” shall mean a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(f).

“Foreign Currencies” shall mean any currency other than Dollars.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Fees” shall have the meaning assigned to such term in Section 4.1.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10 the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred. Notwithstanding the foregoing, all computations with respect to leases contained in this Agreement will be performed in accordance with GAAP as in effect on the Effective Date.

“Global Coordinator” shall mean Barclays Capital, the investment banking division of Barclays Bank PLC.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean, collectively, (a) the Amended and Restated Guarantee dated as of the Closing Date, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties (as defined therein) substantially in the form of Exhibit J, (b) the El Paso Guarantee and (c) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Subsidiary) existing on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, natural gas, natural gas liquids, radioactive materials, asbestos, asbestos containing material, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other waste, pollutant, contaminant, chemical, material compound or substance in any form, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (and not for speculative purposes) for the primary purpose of protecting the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedge Bank” shall mean (a) any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender or an Agent or an Affiliate of an Agent, (b) solely with respect to any commodity Hedge Agreement in effect on the Effective Date, the counterparties listed on Schedule 1.1(i) of this Agreement as of the Effective Date or (c) with respect to any Hedge Agreement entered into prior to the Effective Date, any person that is a Lender or an Affiliate of a Lender on the Effective Date.

“Historical Financial Statements” shall mean, for each of the Borrower and EPC, (i) the unqualified audited financial statements for the fiscal years ended December 31, 2010, December 31, 2009, December 31, 2008 and each other fiscal year ending more than 90 days prior to the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years and (ii) the unaudited quarterly financial statements for the fiscal quarters ended September 30, 2011, June 30, 2011, March 31, 2011, September 30, 2010, June 30, 2010, March 31, 2010 and each other fiscal quarter ending more than 45 days prior to the Closing Date (all of which shall have been reviewed by the independent accountants for the Borrower and El Paso Corporation, as applicable, as provided in the Statement on Auditing Standards No. 100 and, in each case contemplated by clauses (i) and (ii), meeting the requirements of Regulation S-X for Form S-1 registration statements).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) the principal component of all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements, (g) all obligations of such Person in respect of Disqualified Equity Interests and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade and other ordinary-course payables and accrued expenses, in each case

(A) (1) payable directly or through a bank clearing arrangement or (2) payable by the Borrower or a Subsidiary to the Borrower or any other Subsidiary and (B) arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all Indebtedness of the Borrower or a Restricted Subsidiary owing to the Borrower or a Restricted Subsidiary having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business.

“Indemnified Liabilities” shall have the meaning provided in Section 14.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (a) Excluded Taxes and (b) any interest, penalties, or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Initial Bridge Loan Maturity Date” shall mean the date that is 364 days after the Closing Date.

“Initial Outside Date” shall mean 11:59 p.m. (New York time) on June 30, 2012.

“Interest Period” shall mean, with respect to any LIBOR Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents (or any other capital contribution), bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding (i) any such advance, loan or extension or credit of the Borrower or a Restricted Subsidiary owing to the Borrower or a Restricted Subsidiary having a term not exceeding 364 days arising in the ordinary course of business and (ii) any ordinary course trade or other payables and ordinary course accrued expenses in each case not constituting Indebtedness; (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“Joint Bookrunners” shall mean, collectively, Barclays Capital, the investment banking division of Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets Inc., Credit Suisse Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC, in their respective capacities as Joint Bookrunners.

“Joint Lead Arrangers” shall mean, collectively, Barclays Capital, the investment banking division of Barclays Bank PLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets Inc., Credit Suisse Securities LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, RBS Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC, in their respective capacities as Joint Lead Arrangers.

“Judgment Currency” shall have the meaning set forth in Section 14.19.

“Kinder Foundation” shall mean the Kinder Foundation and any similar foundation established by Richard D. Kinder for the purpose of serving charitable goals and any successors thereto.

“Kinder Shareholders” shall mean (i) Richard D. Kinder and any executor, administrator, guardian, conservator or similar legal representative thereof, (ii) any member of the immediate family of Richard D. Kinder, (iii) any person directly or indirectly controlled by one or more of the immediate family members of Richard D. Kinder, (iv) the Kinder Foundation and (v) any Person acting as agent for any Person described in the foregoing clauses (i) through (iv).

“KM Delaware” shall mean Kinder Morgan (Delaware), Inc.

“KMGP” shall mean Kinder Morgan G.P., Inc.

“KMGP Certificate of Designations” means the Certificate of Designations pursuant to which the KMGP Preferred Stock may be issued, which shall be substantially in the form set forth in Exhibit A to Amendment No. 1, with such changes therein as are not adverse to the Lenders in any material respect.

“KMGP Preferred Stock” means up to 100,000 shares, liquidation preference $1,000 per share, of Series A Fixed-to-Floating Rate Cumulative Preferred Stock issued by KMGP pursuant to the KMGP Certificate of Designations.

“KMP” shall mean Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

“KMR” shall mean Kinder Morgan Management, LLC, a Delaware limited liability company.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“LIBOR Bridge Loan” shall mean any Bridge Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Bridge Loan.

“LIBOR Rate” shall mean, with respect to any LIBOR Loan for any Interest Period the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such LIBOR Loan for such Interest Period shall be the rate supplied to the Administrative Agent at its request quoted by the Reference Lenders in the London interbank market as of the day two Business Days prior to the commencement of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Term Loan or Bridge Loan made by any Lender hereunder.

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, or that would materially adversely affect the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean (a) any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole or (b) a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (i) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, (a) each Restricted Subsidiary of the Borrower (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of Consolidated Total Assets at such date or (ii) whose gross revenues during such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP and (b) for the purpose of Sections 11.5, 11.7, 11.8 and 11.9, each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections and that, when such Restricted Subsidiary’s total assets and revenues are aggregated with the total assets or revenues, as applicable, of each other Restricted Subsidiary that is the subject of an Event of Default under one or more of such Sections, would constitute a Material Subsidiary under clause (i) above; provided, that, for purposes of Section 11.5 only, (i) each of KMP and KMGP shall be deemed to be a Material Subsidiary and (ii) if EMP and EPPGP, collectively (but without duplication), have consolidated total assets equal to or greater than 20% of the Consolidated Total Assets at such date, each of EMP and EPPGP shall be deemed to be a Material Subsidiary.

“Maturity Date” shall mean the Term Loan Maturity Date or the Bridge Loan Maturity Date, as applicable.

“Merger Certificates” shall have the meaning provided in Section 7.2(n).

“Merging Subsidiary” shall have the meaning provided in Section 10.3(c).

“Minimum Borrowing Amount” shall mean $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Mortgaged Property” shall mean each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.14.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) to which the Borrower, any Subsidiary or any ERISA Affiliate has, or within any of the preceding six plan years had, an obligation to contribute or to make payments.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, less (b) the sum, without duplication, of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than any Indebtedness outstanding hereunder) (a) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness by its terms requires that such Indebtedness be repaid directly as a result of such Prepayment Event or (b) of any Subsidiary which is being Disposed of in connection with such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness by its terms requires that such Indebtedness be repaid directly as a result of such Prepayment Event, in the case of each of clauses (a) and (b) above, repaid with the proceeds of such Prepayment Event upon consummation of such Prepayment Event,

(iv) in the case of any Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.10), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds (in which case clause (x)(2) will apply), (x) be deemed to be Net Cash Proceeds of a Casualty Event occurring (1) on the last day of such Reinvestment Period or (2) 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment (unless so reinvested during such 180 day period), as applicable, and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a),

(v) Reserved,

(vi) Reserved,

(vii) in the case of any Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof, and

(viii) reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing,

in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Non-Cash Charges” shall mean (a) non-cash losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense (including any such charges arising from stock options, restricted stock grants or other equity incentive grants, and any cash compensation charges associated with the rollover or acceleration of stock-based awards or payment of stock options in connection with the Transactions), and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent), excluding amortization of a prepaid cash item that was paid in a prior period.

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extended Bridge Loans” shall have the meaning provided in Section 2.14.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notice of Borrowing” shall mean a notice of borrowing substantially in the form of Exhibit M-1 or any other form reasonably approved by the Administrative Agent.

“Notice of Conversion or Continuation” shall mean a notice of conversion or continuation substantially in the form of Exhibit M-2 or any other form reasonably approved by the Administrative Agent.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or under any Secured Cash Management Agreement or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Outside Date” shall mean the earlier of (i) the Initial Outside Date (or, if the Borrower has extended the Initial Outside Date in accordance with the terms set forth in Section 2.16, the Extended Outside Date) and (ii) the Commitment Termination Date.

“Outside Date Extension” shall have the meaning provided in Section 2.16.

“Pari Passu Credit Facilities” shall mean the Revolving Credit Facility and any other credit facility established under the Amended and Restated Revolving Credit Agreement.

“Pari Passu Credit Facilities Agent” shall mean Barclays Bank PLC in its capacity as Administrative Agent under the Amended and Restated Revolving Credit Agreement and its permitted successors and assigns thereunder.

“Pari Passu EP Liens” shall mean any Lien on the Collateral granted to the Collateral Agent for the benefit of the Pari Passu Noteholders, the Pari Passu Lenders, and the holders of the Existing El Paso Secured Notes and the lenders under the Existing El Paso Secured LC Facilities and counterparties to the Existing El Paso Secured Hedge Agreements and any agent or trustee therefor and any holder of any Indebtedness (and any agent or trustee therefor) which refinances all or any portion of the foregoing in accordance with Section 10.1(g) or (i), in each case pursuant to the Security Documents securing the obligations under the Pari Passu Notes, the Pari Passu Credit Facilities, the Existing El Paso Secured Notes and the Existing El Paso Secured LC Facilities and refinancings thereof permitted by Section 10.1(g) or (i) as applicable, and securing secured hedging agreements and cash management arrangements (a) with agents or lenders (or affiliates thereof) under the Pari Passu Credit Facilities or refinancings thereof permitted under Section 10.1(i) and (b) constituting Existing El Paso Secured Hedge Agreements.

“Pari Passu KM Liens” shall mean any Lien on the Collateral granted to the Collateral Agent for the benefit of the Pari Passu Noteholders and the Pari Passu Lenders pursuant to the Security Agreement, the Pledge Agreement and the other Security Documents securing the obligations under the Pari Passu Notes and the Pari Passu Credit Facilities and refinancings thereof permitted by Section 10.1(g) or (i), as applicable, and securing secured hedging agreements and cash management arrangements with agents or lenders (or affiliates thereof) under the Pari Passu Credit Facilities or refinancings thereof permitted under Section 10.1(i).

“Pari Passu Lenders” shall mean any lenders or agents under the Pari Passu Credit Facilities and any other “Secured Parties” under and as defined in the Amended and Restated Revolving Credit Agreement and any holders of any Indebtedness (and any agent or trustee therefor) which refinances all or any portion of the Pari Passu Credit Facilities in compliance with Section 10.1(i).

“Pari Passu Liens” shall mean (a) the Pari Passu KM Liens and (b) the Pari Passu EP Liens.

“Pari Passu Noteholders” shall mean the holders of any Pari Passu Notes and any agent or trustee therefor and any holders of any Indebtedness (and any agent or trustee therefor) which refinances all or any portion of the Pari Passu Notes in accordance with Section 10.1(g).

“Pari Passu Notes” shall mean each series of secured notes listed on Schedule 1.1(e).

“Participant” shall have the meaning provided in Section 14.6(c).

“Participant Register” shall have the meaning provided in Section 14.6(c).

“Patriot Act” shall have the meaning provided in Section 14.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit B or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean (i) the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) the aggregate fair market value (as determined in good faith by the Borrower) of all Investments funded or financed in any Persons that do not become Guarantors in connection with all such acquisitions following the Closing Date in reliance on Section 10.5(h) shall not exceed $1,000,000,000 (it being understood that additional Investments in Persons that are not Credit Parties may be made in connection with Permitted Acquisitions in reliance on any exception in Section 10.5 other than clause (h) thereof); and (f) the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 6.00:1.00, determined on a Pro Forma Basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(j) and 10.1(k), respectively, and any related Pro Forma Adjustment) recomputed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period and (ii) the El Paso Acquisition to be consummated on the Closing Date pursuant to the Acquisition Agreement.

“Permitted Additional Debt” shall mean senior unsecured or senior unsecured subordinated notes, or other unsecured Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is six months and one day after the Final Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent the same are senior subordinated notes, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those contained herein; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower prior to such incurrence that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) of which no Subsidiary of the Borrower (other than a Guarantor) is an obligor.

“Permitted Holders” shall mean the Kinder Shareholders.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar funds (i) either having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Foreign Subsidiary, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;

(j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(k) Liens arising from precautionary UCC financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries; and

(l) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Receivables Financing” shall have the meaning provided in Section 10.4(e).

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries prior to or after the Closing Date, provided that any such Sale Leaseback not between (i) a Credit Party and another Credit Party or (ii) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party, is consummated for fair value as determined at the time of consummation in good faith by (a) the Borrower or such Restricted Subsidiary and (b) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $150,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 14.17(b).

“Pledge Agreement” shall mean, collectively, (a) the Amended and Restated Pledge Agreement dated as of the Closing Date, entered into by the relevant pledgors party thereto and the Collateral Agent for the benefit of the Lenders and other secured parties, substantially in the form of Exhibit K and (b) any other pledge agreement delivered pursuant to Section 9.12, in each case, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Pre-Closing Date Commitment Reduction Event” shall have the meaning provided in Section 4.4.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Equity Issuance Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prepayment Notice” shall mean a notice of prepayment substantially in the form of Exhibit M-3 or any other form reasonably approved by the Administrative Agent.

“Primary Obligor” shall have the meaning assigned to such term in the definition of “Guarantee Obligations”.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(d) or Section 9.1(h).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (I) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (II) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA”.

“Qualified Equity Interest” shall mean any Stock or Stock Equivalent that does not constitute a Disqualified Equity Interest.

“Rating Agencies” shall mean Moody’s and S&P.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Receivables Subsidiary” shall mean any Subsidiary established in connection with a Permitted Receivables Financing that is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations.

“Reference Lender” shall mean:

(a) in connection with the initial syndication of the Loans and Commitments, in respect of the LIBOR Rate, the principal London office of Barclays Bank PLC; and

(b) in respect of the LIBOR Rate in all other cases, the principal London office of Barclays Bank PLC and such two other banks as may be appointed by the Administrative Agent in consultation with the Borrower.

“Reference Time” shall have the meaning provided in the definition of the term “Applicable Amount”.

“Refinanced Term Loans” shall have the meaning provided in Section 14.1.

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 15 months following the date of the receipt of proceeds from a Casualty Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Replacement Lender” shall have the meaning provided in Section 14.7.

“Replacement Term Loans” shall have the meaning provided in Section 14.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Term Loan Commitment at such date, (ii) the Adjusted Total Bridge Loan Commitment at such date, (iii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date and (iv) the outstanding principal amount of the Bridge Loans (excluding Bridge Loans held by Defaulting Lenders) at such date or (b) if the Total Bridge Loan Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Facility” shall mean the Revolving Credit Commitments (as defined in the Amended and Restated Revolving Credit Agreement) and extensions of credit under the Amended and Restated Revolving Credit Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Duration Fee” shall mean an amount equal to 1.00% multiplied by the principal amount of Bridge Loans outstanding on the Second Duration Fee Reference Date.

“Second Duration Fee Reference Date” shall mean the date that is ninety (90) days after the Duration Fee Reference Date.

“Second Repayment Date” shall mean the date that is 24 months after the Closing Date.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank; provided that in the case of a Hedge Bank that is considered a Hedge Bank solely as a result of the operation of clause (b) of the definition thereof, the only Hedge Agreements with such Hedge Bank that shall be considered Secured Hedge Agreements are those set forth on Schedule 1.1(i) of this Agreement as of the Effective Date except as such Hedge Bank may otherwise be considered a Hedge Bank after the Closing Date in accordance with clause (a) of the definition thereof.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement and each sub-agent pursuant to Section 13 appointed by the Administrative Agent with respect to the Credit Facilities or the Collateral Agent with respect to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Amended and Restated Security Agreement dated as of the Closing Date entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit L, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the El Paso Security Agreement, (f) the El Paso Guarantee, (g) the Collateral Agency Agreement and (h) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant hereto or to any of the Security Documents to secure any of the Obligations.

“Single Employer Plan” shall mean any defined benefit pension plan (as defined in Section 3(35) or 4001(a)(15) of ERISA and subject to Section 412 or 430 of the Code or Title IV or Section 302 of ERISA), that is or, within any of the preceding six plan years, was maintained or contributed to by (or to which there is or was an obligation to contribute by) the Borrower, any Subsidiary or any ERISA Affiliate.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to the Borrower as of the Closing Date, that as of the Closing Date after giving effect to the Transactions, both (a) (i) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (ii) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the such date; and (iii) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Borrower is

“solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other Disposition of assets, incurrence or repayment of Indebtedness, dividend, Subsidiary designation, or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Status” shall mean, as to the Borrower as of any date, the existence of Level 1, Level 2, Level 3 or Level 4 Status, as the case may be on such date, as determined by reference to the table below and the Debt Ratings in effect on that date.

Status	Level 1	Level 2	Level 3	Level 4
Debt Ratings	BBB-/Baa3 or higher	BB+/Ba1	BB/Ba2	BB-/Ba3 or lower

Any change in Status will be effective as of the date (the “Status Date”) on which the applicable Rating Agency, as the case may be, has publicly announced the applicable change in the Debt Ratings. For purposes of the foregoing, (i) if the Debt Ratings established or deemed to have been established by the Rating Agencies shall fall within different “Levels” and the ratings differential is one level, the higher rating will apply in determining the Status; (ii) if the Debt Ratings established or deemed to have been established by the Rating Agencies shall fall within different “Levels” set forth above and the ratings differential is two levels or more, the level one higher than the lower of the two ratings will apply in determining the Status; (iii) if only one of the Rating Agencies maintains Debt Ratings, then, notwithstanding anything herein to the contrary, the rating of such single Rating Agency will apply to determine Status until such time as the second Rating Agency maintains Debt Ratings; and (iv) if the rating system of Rating Agencies shall change, or if Rating Agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from Rating Agencies, and, pending the effectiveness of any such amendment, the Debt Ratings shall be determined by reference to the Debt Ratings most recently in effect prior to such change or cessation. Prior to the public announcement of Debt Ratings for the Borrower that give effect to the El Paso Acquisition and the Transactions, the Status shall be determined by reference to Level 2 in the grid above.

“Status Date” shall have the meaning provided in the definition of the term “Status.”

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of a Credit Party that is by its terms subordinated in right of payment to the obligations of such Credit Party under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person (i) directly or indirectly through Subsidiaries owns or controls more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partner interests or (ii) is a controlling general partner or otherwise controls such entity at such time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Target” shall have the meaning provided in the recitals hereto.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Facility” shall mean (a) prior to the Closing Date, the Term Loan Commitments and (b) thereafter, the Term Loans made hereunder.

“Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(c) as of such date as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the total Term Loan Commitments, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $5,000,000,000 less any mandatory reductions in the Term Loan Commitments pursuant to Section 4.4.

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or has made a Term Loan that is outstanding, in each case, at such time.

“Term Loan Maturity Date” shall mean the date that is three years after the Closing Date.

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(a).

“Term Loan Repayment Date” shall have the meaning provided in Section 2.5(a).

“Term Loans” shall have the meaning provided in Section 2.1(a)(i).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Third Duration Fee” shall mean an amount equal to 1.75% multiplied by the amount of Bridge Loans outstanding on the Third Duration Fee Reference Date.

“Third Duration Fee Reference Date” shall mean the date that is 180 days after the Duration Fee Reference Date.

“Third Repayment Date” shall mean the date that is 30 months after the Closing Date.

“Ticking Fee” shall mean a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate on each Lender’s Commitments.

“Total Bridge Loan Commitment” shall mean the sum of the Bridge Loan Commitments of all the Lenders.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Bridge Loan Commitment at such date, (b) the Total Term Loan Commitment at such date, (c) the outstanding principal amount of all Term Loans at such date and (d) the outstanding principal amount of all Bridge Loans at such date.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the consummation of the El Paso Acquisition on the Closing Date and the other transactions contemplated by the Acquisition Agreement occurring on or prior to the Closing Date, (b) the effectiveness and initial funding of the Credit Facilities on the Closing Date, (c) the repayment in full and termination of the Existing El Paso Credit Facilities on the Closing Date, (d) the effectiveness of $750,000,000 in New Revolving Credit Commitments under the Amended and Restated Revolving Credit Agreement pursuant to the Acquisition Incremental Joinder and the amendment and restatement of the Existing Revolving Credit Agreement in the form of the Amended and Restated Revolving Credit Agreement and (e) the merger of Kinder Morgan Kansas, Inc., a Kansas corporation, into Kinder Morgan, Inc., a Delaware corporation, on, or prior to, the Closing Date.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan and (b) as to any Bridge Loan, its nature as an ABR Loan or a LIBOR Bridge Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Financial Accounting Standards Board Certification Topic 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the Closing Date, exceeds the fair market value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (b), no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it previously had been designated as an Unrestricted Subsidiary; and provided, further, in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation after giving Pro Forma Effect thereto and the Borrower shall be in compliance with the covenant set forth in Section 10.9 determined on a Pro Forma Basis after giving effect to such designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. As of the Closing Date, each of KMP, KMR, EMP and Bear Creek Storage Company, L.L.C and each of their respective Subsidiaries are Unrestricted Subsidiaries. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“Upfront Fees” shall have the meaning assigned to such term in Section 4.1.

“U.S. Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Barclays Bank PLC as its reference rate in effect at its principal office in New York City (the U.S. Prime Rate not being intended to be the lowest rate of interest charged by Barclays Bank PLC in connection with extensions of credit to debtors) (any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the equity interests of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6 Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5 (other than with respect to determining the amount of any Indebtedness), 10.6 and 10.9 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for a Foreign Currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

1.7 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Bridge Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Bridge Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Borrowing of Bridge Loans”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “Borrowing of LIBOR Bridge Loans”). A Credit Facility also may be classified by Type (e.g., the “Bridge Facility”).

1.8 Schedules. Notwithstanding anything in this Agreement to the contrary, (a) solely with respect to any changes relating to EPC or its Subsidiaries and only to the extent permitted by the Acquisition Agreement (as in effect on the Effective Date without giving effect to any consent or amendment thereof that is materially adverse to the interests of the Lenders), to the extent any change occurs between the Effective Date and the Closing Date which would make the contents of Schedules 1.1(j), 1.1(k), 1.1(l), 1.1(m), 1.1(n), 1.1(o), 9.9, 10.1, 10.2 and/or 10.5 incorrect or incomplete, the Borrower may deliver to the Administrative Agent an updated version of such Schedule on or prior to the Closing Date, which updated version shall replace the version of such Schedule delivered on the Effective Date without any requirement for any amendment or any consent by the Administrative Agent, any Lender or any other Credit Party and (b) to the extent agreed by the Administrative Agent and the Borrower pursuant to the last paragraph of Section 7.2, Schedule 9.14(c) may be amended by the Borrower and the Administrative Agent to set forth the arrangements and timing for the completion of the granting and/or perfection of any security interest in any Collateral to the extent such granting and/or perfection is not required to be completed on or prior to the Closing Date pursuant to the last paragraph of Section 7.2. For the avoidance of doubt, such Schedules may not be amended pursuant to this Section 1.8 after the Closing Date.

SECTION 2. Amount and Terms of Credit.

2.1 Commitments.

(a) Subject to and upon the terms and conditions set forth herein,

(i) each Lender having a Term Loan Commitment severally agrees to make a loan or loans (each a “Term Loan”) on the Closing Date to the Borrower in Dollars, which Term Loans shall not exceed for any such Lender the Term Loan Commitment of such Lender and in the aggregate shall not exceed $5,000,000,000; and

(ii) each Lender having a Bridge Loan Commitment severally agrees to make a loan or loans (each a “Bridge Loan”) on the Closing Date to the Borrower in Dollars, which Bridge Loans shall not exceed for any such Lender the Bridge Loan Commitment of such Lender and in the aggregate shall not exceed $6,800,000,000.

(b)(i) The Loans described above: (A) shall be made on the Closing Date; (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans, provided that all such Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type; (C) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed; (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, exceed the Term Loan Commitment or Bridge Loan Commitment, as applicable, of such Lender; and (E) shall not, after giving effect thereto, exceed in the aggregate the Total Term Loan Commitment or Total Bridge Loan Commitment, as applicable.

(ii) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply). On the Term Loan Maturity Date, all then unpaid Term Loans shall be repaid in full. On the (i) Initial Bridge Loan Maturity Date, all then unpaid Non-Extended Bridge Loans shall be repaid in full and (ii) Extended Bridge Loan Maturity Date, all then unpaid Extended Bridge Loans shall be repaid in full.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Bridge Loans shall be in a multiple of $1,000,000 and, in each case, shall not be less than the Minimum Borrowing Amount with respect thereto. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 15 Borrowings of LIBOR Loans under this Agreement.

2.3 Notice of Borrowing. The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice by delivery of a Notice of Borrowing with respect to the Borrowing of Term Loans or Bridge Loans, as applicable, if all or any of such Term Loans or Bridge Loans, as applicable, are to be initially LIBOR Loans, and (ii) prior written notice by delivery of a Notice of Borrowing prior to 10:00 a.m. (New York City time) on the date of the Borrowing of Term Loans or Bridge Loans, as applicable, if all such Term Loans or Bridge Loans, as applicable, are to be ABR Loans. Such Notice of Borrowing shall specify (i) the aggregate principal amount of the Term Loans or Bridge Loans, as applicable, to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans or Bridge Loans, as applicable, shall consist of ABR Loans, LIBOR Term Loans or LIBOR Bridge Loans, as applicable, and, if the Term Loans or Bridge Loans, as applicable, are to include LIBOR Term Loans or LIBOR Bridge Loans, as applicable, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans or Bridge Loans, as applicable, and such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

2.4 Disbursement of Funds.

(a) No later than 12:00 Noon (New York City time) (or such later time as the Administrative Agent and the Borrower may agree in their sole discretion) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in

Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the Term Loan Lenders or Bridge Loan Lenders, as applicable, (i) (A) on each date set forth below (each, a “Term Loan Repayment Date”), the principal amount of the Term Loans equal to the amount set forth below opposite such Term Loan Repayment Date (each, a “Term Loan Repayment Amount”) and (B) on the Term Loan Maturity Date, all outstanding obligations in respect of the Term Loans, and (ii) (A) on the Initial Bridge Loan Maturity Date, all outstanding obligations in respect of the Non-Extended Bridge Loans and (B) on the Extended Bridge Loan Maturity Date, all outstanding obligations in respect of the Extended Bridge Loans.

Term Loan Repayment Date	Term Loan Repayment Amount
First Repayment Date	$500,000,000.00
Second Repayment Date	$500,000,000.00
Third Repayment Date	$500,000,000.00
Term Loan Maturity Date	All outstanding obligations in respect of the Term Loans.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan or a Bridge Loan, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibits H-1 or H-2 (as applicable). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6 Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Bridge Loans made to the Borrower (as applicable) of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans or LIBOR Bridge Loans as LIBOR Term Loans or LIBOR Bridge Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of LIBOR Term Loans or LIBOR Bridge Loans shall reduce the outstanding principal amount of LIBOR Term Loans or LIBOR Bridge Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Term Loans or LIBOR Bridge Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice by delivery of a Notice of Conversion or Continuation specifying the Term Loans or Bridge Loans to be so converted or continued, the Type of Term Loans or Bridge Loans to be converted or continued into and, if such Term Loans or Bridge Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans or Bridge Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) No Loan may be converted into or continued as a Loan denominated in a different currency.

2.7 Pro Rata Borrowings. Each Borrowing of Bridge Loans and Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Bridge Loan Commitments and Term Loan Commitments, respectively. It is understood that (a) except as provided under the Commitment Letter, no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant Adjusted LIBOR Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except any ABR Loan that is a Term Loan) on any prepayment (on the amount prepaid), and (iv) in respect of each Loan at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g) In the event that any financial statement or officer’s certificate delivered pursuant to Section 9.1 is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable ABR Margin or Applicable LIBOR Margin for any period (an “Applicable Period”) than the Applicable ABR Margin or Applicable LIBOR Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a correct officer’s certificate for such Applicable Period, (ii) the Applicable ABR Margin or Applicable LIBOR Margin, as the case may be, shall be determined as if the correct officer’s certificate had been delivered for such Applicable Period and (iii) the Borrower shall within 15 days of the delivery of such officer’s certificate pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable ABR Margin or Applicable LIBOR Margin, as the case may be, for such Applicable Period. This Section 2.8(g) shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(c) or Section 11.

2.9 LIBOR Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.3 or Section 2.6(a), the Borrower shall have the right to elect, by giving the Administrative Agent written notice, the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or (if available to all the Lenders making such Loans as determined by such Lenders in good faith) nine or twelve month period; provided that the initial Interest Period may be for a period of less than one month if agreed upon by the Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10 Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Adjusted LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any Change in Law, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Term Loans and LIBOR Bridge Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Term Loans or LIBOR Bridge Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Bridge Loan and LIBOR Term Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Closing Date regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directions promulgated thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the Closing Date; provided, that any increased costs based on the foregoing clauses (x) or (y) may only be imposed to the extent the applicable Lender imposes the same charges on other similarly situated borrowers under comparable credit facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes included under clause (b) of the definition of Excluded Taxes.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 14.8, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing or a withdrawn Extension Notice, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation or a withdrawn Extension Notice or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14 Bridge Loans Extension Option. The Borrower may extend the Initial Bridge Loan Maturity Date (a “Bridge Loan Maturity Date Extension”) for not more than $3,500,000,000 in aggregate principal amount of Bridge Loans (the portion of Bridge Loans so extended, the “Extended Bridge Loans” and the portion of Bridge Loans not so extended pursuant to this Section 2.14, the “Non-Extended Bridge Loans”) for one time only for a single period of an additional 180 days after the Initial Bridge Loan Maturity Date subject to the following terms and conditions: (i) delivery by the Borrower of a written notice to the Administrative Agent (such notice, an “Extension Notice”) on or before a date that is no less than one (1) calendar week prior to the Initial Bridge Loan Maturity Date, which Extension Notice the Administrative Agent shall promptly deliver to the Bridge Loan Lenders, and which Extension Notice shall set forth the aggregate principal amount of Bridge Loans to be extended (subject to the limitations set forth above) and shall be signed by a duly Authorized Officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing, (ii) no Default or Event of Default shall have occurred and be continuing both on the date the Borrower delivers the Extension Notice and on the Initial Bridge Loan Maturity Date (and the Bridge Loan Maturity Date Extension shall constitute a representation and warranty by the Borrower to the Lenders that no Default or Event of Default shall have occurred and be continuing on the Initial Bridge Loan Maturity Date), and (iii) the Borrower shall pay to Administrative Agent, for the account of each Bridge Loan Lender, on or before the Initial Bridge Loan Maturity Date a fee equal to 1.00% of the aggregate principal amount of such Bridge Loan Lender’s Extended Bridge Loans. Any Bridge Loan Maturity Date Extension shall apply to the Bridge Loans of all of the Bridge Loan Lenders on a pro rata basis such that after giving effect thereto, a pro rata portion of each Bridge Loan Lender’s Non-Extended Bridge Loans shall mature on the Initial Bridge Loan Maturity Date and a pro rata portion of each Bridge Loan Lender’s Extended Bridge Loans shall mature on the Extended Bridge Loan Maturity Date.

2.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and any Commitments or Loans held by any Defaulting Lender shall be excluded for any vote of the Lenders hereunder requiring any consent of the Lenders, except that the Commitment of such Lender may not be increased or extended, any portion of the Loans of such Lender may not be forgiven or reduced and the final scheduled maturity date of any Loan of such Lender may not be extended, in each case, without the consent of such Lender and except as otherwise expressly provided for herein.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; third, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to Section 4.1 for any portion of any period during which such Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable and provided that such Lender has not been replaced pursuant to Section 14.7, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16 Outside Date Extension. The Borrower may extend the Initial Outside Date to the Extended Outside Date (an “Outside Date Extension”) so long as (i) the “Walk-Away Date” (as defined in the Acquisition Agreement) has been extended to the “Extended Walk-Away Date” (as defined in the Acquisition Agreement) pursuant to Section 7.1(b)(i) of the Acquisition Agreement (as in effect on the Effective Date (with such changes as are not materially adverse to any material interest of the Lenders)) and (ii) the Borrower shall have delivered to the Administrative Agent a copy of the written extension notice required under such Section 7.1(b)(i) of the Acquisition Agreement promptly upon delivery of the same under the Acquisition Agreement and in any case on or prior to the Initial Outside Date. The extension of the Initial Outside Date pursuant to the previous sentence shall obligate the Borrower to pay to the Administrative Agent the Extension Fee for the ratable benefit and account of the Lenders in accordance with Section 4.1(e).

SECTION 3. Reserved.

SECTION 4. Fees; Commitments.

4.1 Fees.

(a) If any Bridge Loans are outstanding on the Duration Fee Reference Date, Second Duration Fee Reference Date or Third Duration Fee Reference Date, as applicable, the Borrower agrees to pay to the Administrative Agent in Dollars, for the ratable benefit and account of the Bridge Loan Lenders, a fee in an amount equal to (i) in the case of Bridge Loans outstanding on the Duration Fee Reference Date, the Duration Fee, (ii) in the case of Bridge Loans outstanding on the Second Duration Fee Reference Date, the Second Duration Fee and (iii) in the case of Bridge Loans outstanding on the Third Duration Fee Reference Date, the Third Duration Fee.

(b) The Borrower agrees to pay to the Administrative Agent for the ratable benefit and account of each Bridge Loan Lender or Term Loan Lender, as applicable, non-refundable upfront fees (the “Upfront Fees”) equal to 0.30% of the aggregate principal amount of Bridge Loan Commitments and Term Loan Commitments of each such Lender outstanding on the Effective Date which fees shall be earned on such date and payable on the earlier of (x) the Closing Date and (y) the Outside Date.

(c) The Borrower agrees to pay to the Administrative Agent, for the ratable benefit and account of each Bridge Loan Lender or Term Loan Lender, as applicable, non-refundable funding fees (the “Funding Fees”) (A) on the Closing Date, equal to (i) 0.25% of the aggregate principal amount of such Lender’s Bridge Loans outstanding on the Closing Date and (ii) 0.50% of the aggregate principal amount of such Lender’s Terms Loans outstanding on the Closing Date, in each case after giving effect to the initial funding hereunder and (B) on the date that is thirty (30) days after the Closing Date (the “Second Funding Fee Date”), equal to 0.50% of the aggregate principal amount of such Lender’s Bridge Loans outstanding on the Second Funding Fee Date.

(d) The Borrower shall pay to the Administrative Agent for the ratable benefit and account of each Lender the Ticking Fee earned from the Effective Date through the earlier of the Closing Date or the Outside Date, which Ticking Fee shall be payable on the earlier of (i) the Closing Date and (ii) the Outside Date.

(e) If the Borrower has requested an Outside Date Extension in accordance with the terms set forth in Section 2.16, the Borrower shall pay to the Administrative Agent for the ratable benefit and account of each Lender a non-refundable extension fee (the “Extension Fee”) equal to 0.25% of the Bridge Loan Commitments and Term Loan Commitments outstanding on the Initial Outside Date and payable on the earlier of (i) the Closing Date and (ii) the Outside Date.

(f) The Borrower shall pay to the Administrative Agent and Barclays Bank PLC such fees and other amounts as may be or have been mutually agreed in any fee letters pertaining to this Agreement, the Credit Facilities or the Commitment Letter.

4.2 Voluntary Termination of Commitments. Upon and with at least one Business Day’s prior written notice to the Administrative Agent, the Borrower may at any time permanently terminate all or a portion of the then outstanding Bridge Loan Commitments and/or Term Loan Commitments; provided, that no Bridge Loan Commitments may be voluntarily terminated pursuant to this Section 4.2 prior to the termination of all Term Loan Commitments hereunder. On the date of the termination in accordance with this Section 4.2 of all the Bridge Loan Commitments and all of theTerm Loan Commitments (the “Commitment Termination Date”), the Borrower shall pay to the Administrative Agent for the account of the Bridge Loan Lenders and/or Term Loan Lenders, as applicable, all fees earned and owing to such Lenders pursuant to Section 4.1.

4.3 Mandatory Termination of Commitments.

(a) Any unused Term Loan Commitments shall terminate at 11:59 p.m. (New York City time) on the earlier to occur of the Closing Date and the Outside Date.

(b) Any unused Bridge Loan Commitments shall terminate at 11:59 p.m. (New York City time) on the earlier to occur of the Closing Date and the Outside Date.

4.4 Pre-Closing Date Commitment Reductions. On each occasion that any event (such event, a “Pre-Closing Date Commitment Reduction Event”) that occurs from and including the Effective Date through and including the Closing Date that would have resulted in a mandatory prepayment under Section 5.2 (including any such event that occurs at the Target or its Subsidiaries that would have resulted in a mandatory prepayment under Section 5.2 if the El Paso Acquisition already had been consummated prior to the occurrence of such event) if such event had occurred on or after the Closing Date, then on the day of the occurrence of such Pre-Closing Date Commitment Reduction Event, an amount equal to 100% of the Net Cash Proceeds from such Pre-Closing Date Commitment Reduction Event that would have been applied as a mandatory prepayment pursuant to Section 5.2 if such event had occurred on or after the Closing Date shall be deemed first pro rata to permanently reduce the Bridge Loan Commitments of the Bridge Loans Lenders until there are no Bridge Loan Commitments remaining and second pro rata to permanently reduce the Term Loan Commitments of the Term Loan Lenders until there are no Term Loan Commitments remaining; provided, that, notwithstanding the foregoing, in no event shall the Commitments be reduced as a result of any Pre-Closing Date Commitment Reduction Event that occurs at the Target or its Subsidiaries, except to the extent that the Net Cash Proceeds thereof are dividended or distributed to the shareholders of the Target in a dividend, distribution or other Restricted Payment that is not expressly permitted by the Acquisition Agreement as in effect on the Effective Date.

SECTION 5. Payments.

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans and/or Bridge Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice by delivery of a Prepayment Notice of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of LIBOR Loans, 10:00 a.m. (New York City time) three Business Days prior to, or (ii) in the case of ABR Loans, 10:00 a.m. (New York City time) one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Term Loan Lenders or the Bridge Loan Lenders, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Bridge Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $10,000,000, provided that no partial prepayment of LIBOR Term Loans or LIBOR Bridge Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Term Loans or LIBOR Bridge Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Term Loans or LIBOR Bridge Loans; and (c) any prepayment of LIBOR Term Loans or LIBOR Bridge Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment of Term Loans made pursuant to this Section 5.1 shall be applied to the scheduled amortization payments of any Term Loans as directed by the Borrower. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Bridge Loan of a Defaulting Lender.

5.2 Mandatory Prepayments.

(a) Term Loan and Bridge Loan Prepayments. On each occasion that a Prepayment Event occurs, the Borrower shall, within five Business Days after the occurrence of any Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within five Business Days after the end of the Reinvestment Period relating to such Prepayment Event or 180 days thereafter, as applicable), prepay, in accordance with paragraphs (c) and (d) below, the principal amount of Term Loans or Bridge Loans, as applicable, in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event. Notwithstanding the foregoing, after the Bridge Loans have been paid in full, no mandatory prepayments pursuant to this Section 5.2(a) shall be required in the case of Asset Sale Prepayment Events where the Borrower or its Restricted Subsidiaries receive Net Cash Proceeds from the sale of assets of EPC or its Subsidiaries, so long as the Borrower uses such Net Cash Proceeds to prepay Existing El Paso Secured Notes, and any such Net Cash Proceeds not so applied shall be used to make the prepayments otherwise required by this Section 5.2(a).

(b) Application of Mandatory Prepayments. The application of any mandatory prepayment pursuant to this Section 5.2 shall be made first pro rata to the Bridge Loans of each Bridge Loan Lender until paid in full in cash and second, pro rata to the Term Loans of each Term Loan Lender until paid in full in cash. The amount of each such mandatory prepayment of Term Loans shall be applied to scheduled amortization payments owed pursuant to Section 2.5 as directed by the Borrower. With respect to each such prepayment, the Borrower shall, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice requesting that the Administrative Agent provide notice of such prepayment to each Bridge Loan Lender or Term Loan Lender, as applicable.

(c) Application to Loans. With respect to each prepayment of Loans required by Section 5.2(a), the Borrower may, if applicable, designate the Type(s) of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(e) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Bridge Loans or Term Loans, as applicable, pursuant to such Section exceeds (i) $10,000,000 for a single Prepayment Event (or $50,000,000 in the case of a Debt Incurrence Prepayment Event or an Equity Issuance Prepayment Event) or (ii) $100,000,000 in the aggregate for all such Prepayment Events (other than any Debt Incurrence Prepayment Events).

(f) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, to the extent that any or all of the Net Cash Proceeds from a Casualty Event or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Bridge Loans or Term Loans, as applicable, at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Bridge Loans or Term Loans, as applicable, pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have a material adverse tax consequence, the Net Cash Proceeds so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments (in the case of Casualty Events only) or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds to such reinvestments (in the case of Casualty Events only) or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Restricted Foreign Subsidiary) or (y) such Net Cash Proceeds are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such amounts are denominated and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto and, if not made by such time, on the immediately following Business Day.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, the Indemnified Taxes; provided that if any Indemnified Taxes shall be required by applicable Requirements of Law to be deducted or withheld from such payments, then (i) the sum payable by the relevant Borrower or Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) any Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or any

Guarantor shall make such deductions or withholdings and (iii) the Borrower or any Guarantor shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or such Guarantor shall send to the Administrative Agent for its own account or for the account of any Agent or Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless each Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c) The Borrower shall indemnify and hold harmless each Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on such Agent or Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender or by an Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Non-U.S. Lender shall to the extent it may lawfully do so:

(i) deliver to the Borrower and the Administrative Agent two originals of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY (with any required attachments), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement;

(ii) deliver to the Borrower and the Administrative Agent any other form requested by the Borrower or Administrative Agent and prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made; provided that this clause (ii) shall not require any Non-U.S. Lender to make available its Tax returns or supporting workpapers or to complete or deliver any form or other documentation that, in the Non-U.S. Lender’s reasonable judgment, would subject such Non-U.S. Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Non-U.S. Lender; and

(iii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the laws of the jurisdiction in which the Borrower or any Guarantor is organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Credit Document by the Borrower or such Guarantor shall deliver to the Borrower or such Guarantor (with a copy to the Administrative Agent), as applicable, at the time or times prescribed by applicable law and reasonably requested by the Borrower, such Guarantor or the Administrative Agent, as applicable, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding or at such reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and such documentation is necessary in order for such exemption or reduction to apply.

(f) If any Lender or Agent determines, in its sole discretion, that it had received a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender or Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender or Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender or Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender or Agent, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or Agent in the event the Lender or Agent is required to repay such refund to such Governmental Authority. A Lender or Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither any Lender nor any Agent shall be obliged to disclose any information regarding its tax affairs or computations or any other information it reasonably deems confidential to any Credit Party in connection with this paragraph (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as it may reasonably request in challenging such Indemnified Tax or Other Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as it may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) To the extent that it is legally entitled to do so, each Lender and Agent that is a United States Person under Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and executed, certifying that such Lender or Agent is exempt from United States backup withholding;.

(i) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the

Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the U.S. Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Reserved.

SECTION 7. Conditions Precedent.

7.1 Conditions Precedent to the Effective Date. The effectiveness of the Term Loan Commitments and Bridge Loan Commitments hereunder is subject to the satisfaction or waiver in accordance with Section 14.1, of the following conditions.

(a) Credit Documents: The Administrative Agent shall have received:

(i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender as of the Effective Date;

(ii) Amendment No. 2, executed and delivered by a duly authorized officer of the Borrower, the Required Lenders (as defined therein), the Pari Passu Credit Facilities Agent, Citibank, N.A., as Current Administrative Agent, Current Collateral Agent, Swingline Lender and Letter of Credit Issuer (each as defined therein) and Barclays Bank PLC, as Successor Administrative Agent and Successor Collateral Agent (as defined therein) as of the Effective Date; and

(iii) the Acquisition Incremental Joinder, executed and delivered by a duly authorized officer of the Borrower, the Pari Passu Credit Facilities Agent, and each lender party thereto as of the Effective Date.

7.2 Conditions Precedent to the Closing Date. The obligation of each Lender to make a Bridge Loan or Term Loan, as applicable, is subject to the satisfaction, or waiver in accordance with Section 14.1, of the following conditions on or before the Outside Date:

(a) Credit Documents: The Administrative Agent shall have received:

(i) the Guarantee referred to in clause (a) of the definition thereof, executed and delivered by a duly authorized officer of each Guarantor (other than an El Paso Guarantor) and each other party thereto substantially in the form of Exhibit J;

(ii) the El Paso Guarantee, executed and delivered by a duly authorized officer of each El Paso Guarantor and each other party thereto;

(iii) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto and each other party thereto;

(iv) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto and each other party thereto;

(v) the El Paso Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto and each other party thereto; and

(vi) the Collateral Agency Agreement, executed and delivered by the Collateral Agent, Citibank, N.A. as Administrative Agent under the Amended and Restated Revolving Credit Agreement, the Administrative Agent and each other party thereto.

(b) Collateral

(i) All outstanding equity interests in whatever form of each Restricted Subsidiary (directly and wholly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Pledge Agreement or the El Paso Security Agreement) shall have been pledged pursuant thereto (except that the Borrower and the other Credit Parties shall not be required to pledge more than 65% of the outstanding Voting Stock of any first-tier Foreign Subsidiary) and the Collateral Agent shall have received all certificates representing securities pledged under the Pledge Agreement or the El Paso Security Agreement to the extent certificated, accompanied by instruments of transfer and undated stock or other transfer powers endorsed in blank.

(ii) All UCC-1 financing statements reasonably requested by the Collateral Agent to be filed to perfect the Liens created by the Security Documents to the extent required by, and with the priority required by, such Security Document, shall have been filed or delivered to the Collateral Agent for filing.

(c) Perfection Certificate. The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated.

(d) Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (i) Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, in substantially the form of Exhibit E-1 (with such changes directly related to any changes in fact, law, rule or regulation that are the subject of such opinions between the Effective Date and the Closing Date as may be made in Simpson Thacher & Bartlett LLP’s reasonable discretion as well as any changes requested by Simpson Thacher & Bartlett LLP’s opinion committee during such time and agreed to by the Global Coordinator in its reasonable discretion) and (ii) each local counsel to the Borrower in the jurisdictions listed on Schedule 7.2, in substantially the forms attached as Exhibit E-2 and Exhibit E-3 hereto (with such changes directly related to any changes in fact, law, rule or regulation that are the subject of such opinions between the Effective Date and the Closing Date as may be made in each such local counsel’s reasonable discretion as well as any changes requested by each such local counsel during such time and agreed to by the Global Coordinator in its reasonable discretion). The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

(e) Debt Repayment. The Debt Repayment shall be consummated substantially contemporaneously with the initial Borrowing hereunder.

(f) Closing Date Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit F, executed by two Authorized Officers of such Credit Party, with appropriate insertions, including a certification as to the incumbency and specimen of each officer executing any Credit Document or other document delivered in connection herewith as of the Closing Date on behalf of any such Credit Party (accompanied by a certification by another officer as to the incumbency and specimen signature of such two Authorized Officers, as the case may be, executing the certificate in this Section 7.2(f)) and attaching (i) the documents referred to in Section 7.2(g) and Section 7.2(h), and (ii) a certificate as to the good standing of each Credit Party as of a recent date to the extent the applicable jurisdiction issues such certificates of good standing).

(g) Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions of the board of directors or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party as of the Closing Date and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

(h) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

(i) Fees. The Agents and their Affiliates shall have received the fees in the amounts previously agreed in writing by the Agents and their Affiliates to be received on the Closing Date, including the fees set forth in Section 4.1 required to be paid on the Closing Date, and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented at least two Business Days prior to the Closing Date shall have been paid.

(j) Representations and Warranties. On the Closing Date, each of (x) the representations made by or with respect to El Paso Corporation in the Acquisition Agreement, but only to the extent that the Borrower has the right not to close the El Paso Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and (y) the representations and warranties made by the Credit Parties in Section 8.1(a), Section 8.2, Section 8.3(a) and (c), Section 8.5, Section 8.7, Section 8.16, Section 8.17 and Section 8.18, as such representations relate to the Credit Parties at such time, shall be true and correct on and as of the Closing Date.

(k) Related Agreements. The Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement, together with any amendments thereto, which shall be in full force and effect.

(l) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the chief financial officer of the Borrower certifying that, after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

(m) Financial Statements. For each of the Borrower and EPC, the Administrative Agent shall have received the Historical Financial Statements.

(n) Merger. The El Paso Acquisition shall have been consummated, or substantially contemporaneously with the initial Credit Event made hereunder shall be consummated (it being agreed that the El Paso Acquisition shall, solely for purposes of this clause (n), be deemed to be consummated upon the confirmation of acceptance by the Delaware Secretary of State of the filing of all of the merger certificates with respect to the El Paso Acquisition on the Closing Date (such merger certificates, the “Merger Certificates”),which Merger Certificates shall (i) provide for the effectiveness of the El Paso Acquisition automatically and without any further action by any Person no later than 12:02 a.m. on the calendar day occurring immediately after the Closing Date (the “Effective Time”) and (ii) not contain (x) any provision permitting the Board of Directors (as defined in the Acquisition Agreement) of EPC or any other Person to amend, waive, supplement, terminate, revoke or modify any of the Merger Certificates (unless such amendment, waiver, supplement, termination, revocation or modification was consented to by the Administrative Agent) or (y) any other condition to such effectiveness other than the occurrence of the Effective Time), in accordance with the terms of the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to any material interest of the Lenders without the prior written consent of the Administrative Agent).

(o) No Default. The execution, delivery and borrowings under the Credit Documents on the Closing Date and the consummation of the El Paso Acquisition shall not result in a default under any agreement (other than any Credit Document) governing any material debt for borrowed money of the Borrower, the Target or any of their respective Subsidiaries, in each case after giving effect to the consummation of the Transactions and except to the extent any such default with respect to any such debt of the Target or any of its Subsidiaries would not reasonably be expected to result in a Company Material Adverse Effect and it being understood that the absence of a “change of control” under the existing debt securities of the Target and its Subsidiaries shall not be a condition precedent to the Credit Facilities).

(p) Patriot Act. The Administrative Agent shall have received all documentation and other information about the Borrower and the Guarantors as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent reasonably requested by any Lender to the Administrative Agent and conveyed by the Administrative Agent to the Borrower in writing at least 10 days prior to the Closing Date.

(q) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.3.

(r) Pro Forma Financial Statements. The Administrative Agent shall have received the pro forma financial statements provided in the Joint Proxy/Information Statement (as defined in the Acquisition Agreement) which financial statements meet the requirements of Regulation S-X for Form S-1 registration statements.

(s) Kinder Morgan Merger. On or prior to the Closing Date, the merger of Kinder Morgan Kansas, Inc., a Kansas corporation, into the Borrower as permitted under Section 10.3(b) of the Existing Revolving Credit Agreement as amended by Amendment No. 2 on the Amendment No. 2 Effective Date shall have been consummated.

The acceptance of the proceeds of the Loans shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above have been satisfied as of that time.

Notwithstanding anything herein to the contrary, to the extent any security interest in any Collateral is not or cannot be perfected on the Closing Date (other than the pledge and perfection of the security interests (a) in the equity securities of any wholly owned domestic Subsidiaries of the Borrower (required to be pledged pursuant to the Pledge Agreement or the El Paso Security Agreement) and (b) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC) after the use of commercially reasonable efforts by the Borrower to do so or, solely with respect to real property mortgages, if any, provided on the Closing Date after the use of commercially reasonable efforts by the Borrower to do so, then in each case, the perfection (and in the case of mortgages, the provision) of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably and to be set forth on Schedule 9.14(c).

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, as of the Closing Date the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1 Corporate Status; Compliance with Laws. The Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (b) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Requirements of Law, except to the extent that the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority; Enforceable Obligations. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the El Paso Acquisition and the other Transactions will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Existing Notes Indentures), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals. The execution, delivery and performance of the Acquisition Agreement or any Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect (or will be obtained and in effect as of the Closing Date), (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives in writing to the Global Coordinator, the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, any other Agent and/or any Lender on or before the Closing Date (including all information contained in (i) the Confidential Information Memorandum (as updated prior to the Closing Date and including the information incorporated therein by reference) and (ii) the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of a material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) the Historical Financial Statements, in each case present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. As of the Closing Date, there has been no Material Adverse Change since December 31, 2010.

8.10 Tax Returns and Payments. The Borrower and each of its Subsidiaries has timely filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it (taking into account any applicable extensions) and all such tax returns are true and correct in all material respects and has paid all material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

8.11 Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Single Employer Plan; no Single Employer Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); no written notice has been received by the Borrower, any Subsidiary or any ERISA Affiliate that any Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; no written notice has been received by the Borrower, any Subsidiary or any ERISA Affiliate that any Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization); no Single Employer Plan has had a failure (or is reasonably likely to have a failure) to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 303 of ERISA (whether or not waived); there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or to make any required contribution to any Multiemployer Plan; none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Single Employer Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA,(ii)

receipt of notification of such Plans as in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA or being insolvent or in reorganization (or reasonably likely to be insolvent or in reorganization), or (iii) liability incurred by the Borrower, any Subsidiary or any ERISA Affiliate for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. Each Material Subsidiary (under clause (a) of the definition thereof) as of the Closing Date has been so designated on Schedule 8.12. The Borrower may update Schedule 8.12 prior to the Closing Date by delivering an updated version of such Schedule to the Administrative Agent in order to cause such statements to be true and correct without any requirement for any amendment or any consent by the Administrative Agent, any Lender or any other Credit Party.

8.13 Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any of its Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any of its Subsidiaries is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Neither the Borrower nor any of its Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15 Properties.

(a)(i) The Borrower and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (ii) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

(b) As of the Closing Date, there are no Mortgaged Properties.

8.16 Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.17 PATRIOT Act, Etc. To the extent applicable, the Borrower and each of its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. None of the Borrower or any of its Subsidiaries, or to the knowledge of any Credit Party, any director or officer of the Borrower or any of its Subsidiaries is subject to any sanctions administered by OFAC.

8.18 Subordinated Debt. The Obligations constitute “senior indebtedness” (or such other term of comparable meaning) of the Borrower under and as defined in the indenture, loan document or other operative documents governing any Subordinated Indebtedness of any Credit Party. The obligations of each Guarantor constitute “guarantor senior indebtedness”(or such other term of comparable meaning) of such Guarantor under and as defined in the indenture, loan document or other operative documents governing any Subordinated Indebtedness of any Credit Party.

8.19 Pre-Effective Date Commitment Reductions. From October 16, 2011 through, but not including, the Effective Date, no events have occurred that would have constituted a Pre-Closing Date Commitment Reduction Event under this Agreement if such event had occurred on or after the Effective Date hereunder.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) accrued hereunder, are paid in full:

9.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event on or before the date that is five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or delivered to the holders of any Existing Unsecured Notes, Existing El Paso Unsecured Notes, Existing El Paso Secured Notes, Pari Passu Notes, Pari Passu Credit Facilities or Permitted Additional Debt (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of any Existing Unsecured Notes, Existing El Paso Unsecured Notes, Existing El Paso Secured Notes, Pari Passu Notes, Pari Passu Credit Facilities or Permitted Additional Debt, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and its Restricted Subsidiaries, (a) a detailed reconciliation reflecting such financial information for the Borrower and its Restricted Subsidiaries, on the one hand, and the Borrower and its Subsidiaries, on the other hand or (b) unaudited financial statements of the Borrower and its Restricted Subsidiaries certified by an Authorized Officer of the Borrower), and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the consolidated business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) or delivered to the holders of any Existing Unsecured Notes, Existing El Paso Unsecured

Notes, Existing El Paso Secured Notes, Pari Passu Notes, Pari Passu Credit Facilities or Permitted Additional Debt with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of any Existing Unsecured Notes, Existing El Paso Unsecured Notes, Existing El Paso Secured Notes, Pari Passu Notes, Pari Passu Credit Facilities or Permitted Additional Debt, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the Borrower and its Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and its Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and its Restricted Subsidiaries, on the one hand, and the Borrower and its Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from normal year-end audit adjustments.

(c) Budgets. (i) Within 90 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower and its Subsidiaries, in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budget is based and (ii) promptly upon filing thereof with the SEC, copies of any budgets of KMP and EMP filed with the SEC (it being understood that the Borrower shall have no obligation to file any such budgets with the SEC).

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower was in compliance with the provisions of Section 10.9 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Debt Rating and Status of the Borrower and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (ii), as the case may be.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Credit Parties propose to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time. Promptly upon becoming aware of any changes in the Debt Ratings, the Borrower shall notify the Administrative Agent in writing of the then applicable Debt Ratings.

(h) Pro Forma Adjustment Certificate. Not later than each date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Subsidiaries (or the Restricted Subsidiaries, as applicable) by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC.

9.2 Books, Records and Inspections. The Borrower (i) will maintain proper books of record and account of it and its Material Subsidiaries, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Lenders to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Lenders may desire; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year and only one such visit in any calendar year shall be at the Borrower’s expense; provided further that when an Event of Default exists, the

Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3 Maintenance of Insurance. The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material interest or penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower nor any of the Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7 ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred with respect to a Single Employer Plan; that a Single Employer Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); that a Multiemployer Plan is in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; that a failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 303 of ERISA with respect to any Single Employer Plan has occurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Single Employer Plan; that a Single Employer Plan having an Unfunded Current Liability has been or is to be terminated; that a Single Employer Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Single Employer Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a Multiemployer Plan is to be reorganized, partitioned, declared insolvent under Title IV of ERISA or is to be terminated (or that proceedings have been instituted to terminate such Plan); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment to a Single Employer Plan pursuant to Section 430(j) of the Code or failed to make a required contribution or other payment with respect to a Multiemployer Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; or that a failure to make any required contribution with respect to any Foreign Plan or any funding deficiency with respect to any Foreign Plan required to be funded has occurred.

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to:

(a)(i) the payment of customary fees for management, consulting and financial services rendered to the Borrower and the Subsidiaries and (ii) customary investment banking fees paid for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions,

(b) transactions permitted by Section 10.6,

(c) the payment of Transaction Expenses,

(d) the issuance of Stock or Stock Equivalents of the Borrower to the management of the Borrower or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9,

(e) loans and advances by (or to) the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10,

(f) employment and severance arrangements among the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business,

(g) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries,

(h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, and

(i) transactions pursuant to agreements set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect.

9.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11 Additional Guarantors and Grantors.

(a) Except as set forth in Section 10.1(j) or 10.1(k) and subject to any applicable limitations set forth in the Security Documents, the Borrower shall cause each direct or indirect Domestic Subsidiary (other than any Excluded Subsidiary and other than any El Paso Guarantor that enters into the El Paso Guarantee and the El Paso Security Agreement pursuant to Section 7.2(a)) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition and each other Domestic Subsidiary that ceases to constitute an Excluded Subsidiary pursuant to any category set forth in the definition thereof) to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement (in each case pursuant to the forms provided as exhibits thereto) in order to become a Guarantor under the Guarantee and a grantor and pledgor under the Security Documents or, to the extent reasonably requested by the Collateral Agent, enter into a new guarantee or Security Document in form and substance reasonably satisfactory to such Collateral Agent and take all other action required by the Security Agreement or reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as provided by the Credit Parties on the Closing Date.

(b)(x) On the Closing Date, subject to any applicable limitations set forth in the Security Documents, the Borrower shall cause the El Paso Guarantors to enter into the El Paso Guarantee and the El Paso Security Agreement and to take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets in respect of which a Lien is granted pursuant to the El Paso Security Agreement and (y) after the Closing Date, the Borrower shall cause each El Paso Guarantor to pledge to the Collateral Agent for the benefit of the Secured Parties, any property or other assets required to be pledged under the El Paso Security Agreement.

9.12 Pledges of Additional Stock and Evidence of Indebtedness.

(a) Except as set forth in Section 10.1(j) or 10.1(k) and subject to any applicable limitations set forth in the Security Documents or with respect to which, in the reasonable judgment of the Administrative Agent and the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, to the extent permitted by applicable Requirements of Law, the Borrower will pledge, and, if applicable, will cause each Guarantor (other than any El Paso Guarantor) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Stock of each Wholly-Owned Domestic Subsidiary held by the Borrower or any such Guarantor and the Stock of any Wholly-Owned Foreign Subsidiary held directly by the Borrower or any such Guarantor (provided that in no event shall more than 65% of the issued and outstanding Voting Stock of any such Foreign Subsidiary or any Domestic

Subsidiary described in clause (e) of the definition of Excluded Subsidiary be so pledged), in each case, formed or otherwise purchased or acquired after the Closing Date, in each case pursuant to the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent, (ii) all evidences of Indebtedness in excess of the Dollar Equivalent of $20,000,000 received by the Borrower or any of the Guarantors (other than any El Paso Guarantor) in connection with any Disposition of assets pursuant to Section 10.4(b), in each case pursuant to the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness of the Borrower and each Subsidiary that is owing to the Borrower or any Guarantor (other than any El Paso Guarantor), in each case pursuant the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(b) The Borrower agrees that all Indebtedness in excess of $20,000,000 of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more promissory notes.

9.13 Use of Proceeds. The Borrower will use Bridge Loans and Term Loans to fund, in part, the El Paso Acquisition and to pay the Transaction Expenses.

9.14 Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Except with respect to which, in the reasonable judgment of the Administrative Agent and the Collateral Agent (confirmed in writing by written notice to the Borrower), the cost or other consequences (including any tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Security Documents, if any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of the Dollar Equivalent of $20,000,000 are acquired by the Borrower or any Guarantor (other than an El Paso Guarantor) after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof (with respect to which a separate grant of a Lien shall not be required but perfection actions consistent with the applicable requirements of the Security Documents shall be required)) that are of the nature secured by the Security Documents or that constitute fee owned real property, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14, all at the expense of the Borrower. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies (or unconditional binding commitment therefor) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent and the Collateral Agent may reasonably request, (y) an opinion of local counsel to the mortgagor reasonably acceptable to the Administrative Agent and (z) a completed Flood Certificate with respect to such Mortgaged Property that shall (A) be addressed to the Administrative Agent; (B) be completed by a company which has guaranteed the accuracy of the information contained therein; (C) otherwise comply with the Flood Program; (D) provide evidence describing whether the community in which the Mortgaged Property is located participates in the Flood Program; (E) if the Flood Certificate states that the Mortgaged Property is located in a Flood Zone, contain the Borrower’s written acknowledgement of receipt of written notification from the Administrative Agent (x) as to the existence of such Mortgaged Property, and (y) as to whether the community in which such Mortgaged Property is located is participating in the Flood Program; and (F) if the Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, contain evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable regulations of the Board of Governors of the Federal Reserve System.

(c) Post-Closing Date Deliverables. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.14(c) within the time periods with respect to such actions set forth therein or such longer time periods as the Administrative Agent shall agree in its reasonable discretion.

SECTION 10. Negative Covenants .

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) accrued hereunder, are paid in full:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents;

(b) subject to compliance with Section 10.5, Indebtedness of the Borrower or of any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that, in each case, all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations of such Credit Party on customary terms;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (j) and (k) below, there shall be no guarantee by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Credit Party and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement;

(e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 10.5(d), (g), (i), (q), (r) or (s);

(f)(i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction, expansion or improvement of fixed or capital assets to finance the acquisition, construction, expansion or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Closing Date and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $300,000,000 at any time outstanding, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g)(i) (x) Indebtedness listed on Schedule 10.1, including without duplication of any of the foregoing, Indebtedness listed on Schedule 10.1 in respect of the Existing El Paso Unsecured Notes, the Existing El Paso Secured Notes, the Existing Unsecured Notes and the Pari Passu Notes and (y) any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, in the case of any such modification, replacement, refinancing, refunding, renewal or extension of Indebtedness outstanding under the foregoing clause (x), (A) the principal amount thereof (or in the case of any revolving facility, letter of credit facility or similar facility, the aggregate commitments thereunder) does not exceed the principal amount (or aggregate commitments) thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (B) the direct and contingent obligors with respect to such Indebtedness are not changed, (C) in the case of any modification, replacement, refinancing, refunding, renewal or extension of Existing Unsecured Notes, Pari Passu Notes, Existing El Paso Secured Notes or Existing El Paso Unsecured Notes, no portion of such Indebtedness matures prior to the later of (I) the Term Loan Maturity Date and (II) the maturity date (as of the Effective Date) of the Indebtedness being replaced, refinanced, refunded, renewed or extended, (D) in the case of any modification, replacement, refinancing, refunding, renewal or extension of Existing Unsecured Notes, Pari Passu Notes, Existing El Paso Secured Notes or Existing El Paso Unsecured Notes, the Weighted Average Life to Maturity thereof is equal to or greater than (I) that of such Indebtedness being replaced, refinanced, refunded, renewed or extended and (II) the Weighted Average Life to Maturity of the Bridge Facility and Term Facility, (E) if the Indebtedness being replaced, refinanced, refunded, renewed or extended, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent; provided, that, notwithstanding anything in this clause (g) to the contrary, (x) while any loans under the Bridge Facility are outstanding, no portion of any Existing Unsecured Notes, Pari Passu Notes, Existing El Paso Secured Notes or Existing El Paso Unsecured Notes that matures after the stated final maturity of the Bridge Facility may be modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (g) and (y) while any loans under the Term Facility are outstanding, no portion of any Existing Unsecured Notes, Pari Passu Notes, Existing El Paso Secured Notes or Existing El Paso Unsecured Notes that matures after the stated final maturity of the Term Facility may be modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (g); provided further that the preceding proviso shall not restrict Indebtedness from being modified, replaced, refinanced, refunded, renewed or extended to the extent a “change of control” or similar provision in the documentation governing such Indebtedness is triggered as a result of the Transactions (including as a result of a ratings downgrade of such Indebtedness occurring after the Closing Date);

(h) Indebtedness in respect of Hedge Agreements;

(i) Indebtedness under the Pari Passu Credit Facilities in an aggregate principal amount (including but without duplication, the aggregate commitments thereunder) not to exceed $2,500,000,000 and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (1) the principal amount thereof (including but without duplication, the aggregate commitments thereunder) does not exceed $2,500,000,000, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed (other than in connection with the addition of guarantors pursuant to the terms of such Indebtedness being refinanced prior to such modification, replacement, refinancing, refunding, renewal or extension, and as long as such additional guarantors also guarantee the Obligations) (3) in the case of term loans outstanding under the Pari Passu Credit Facilities, no portion of such Indebtedness matures prior to the later of the maturity date (as of the date such Indebtedness is incurred) of the Indebtedness being replaced, refinanced, refunded, renewed or extended and (4) in the case of term loans outstanding under the Pari Passu Credit Facilities, the Weighted Average Life to Maturity thereof is equal to or greater than that of such Indebtedness being replaced, refinanced, refunded, renewed or extended;

(j)(i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case prior to or after the Closing Date as the result of a Permitted Acquisition (other than the El Paso Acquisition), provided that

(w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, and

(x) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(y) (A) the Stock and Stock Equivalents of such Person are pledged to secure the Obligations to the extent required under Section 9.12, and (B) such Person executes a supplement to the Guarantee and the Security Documents (or alternative guarantee and security agreements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable; provided that the requirements of this subclause (y) shall not apply to (I) an aggregate amount at any time outstanding of up to $250,000,000 of the sum of (1) such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies and (II) any Indebtedness of the type that could have been incurred under subclause (i) or (ii) of Section 10.1(f), and

(z)(A) the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof recomputed as at the last day of the most recently ended Test Period as if such Permitted Acquisition and the incurrence of Indebtedness in connection therewith had occurred on the first day of such Test Period and (B) except for Indebtedness consisting of Capitalized Lease Obligations, revenue bonds, purchase money Indebtedness or mortgages on specific assets (1) no portion of such Indebtedness matures prior to the Final Maturity Date, and (2) no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Guarantor (except as permitted by subclause (y) above); and

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(k)(i) (A) Permitted Additional Debt incurred to finance a Permitted Acquisition (other than the El Paso Acquisition) and (B) Indebtedness of the Borrower or any Restricted Subsidiary to finance a Permitted Acquisition (other than the El Paso Acquisition) as to which the proviso to subclause (y) below applies and that is not incurred or guaranteed in any respect by any other Restricted Subsidiary (other than by any Person acquired as a result of such Permitted Acquisition or the Restricted Subsidiary incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, by the Borrower; provided that

(y)(A) the Borrower or another Credit Party pledges the Stock and Stock Equivalents of such acquired Person to secure the Obligations to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the applicable Guarantee and the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable; provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to $250,000,000 of the sum of (1) such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which clause (I) of the proviso to clause (j)(i)(y) above then applies; and

(z)(A) the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof recomputed as at the last day of the most recently ended Test Period as if such Permitted Acquisition had occurred and such Indebtedness had been incurred on the first day of such Test Period, (B) except for Indebtedness permitted by the proviso to subclause (y) above, no portion of such Indebtedness matures prior to the Final Maturity Date, and (C) except for Indebtedness permitted by the proviso to subclause (y) above, no portion of such Indebtedness is issued or guaranteed by a Person that is, or as a result of such acquisition becomes, a Restricted Subsidiary that is not a Guarantor; and

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (1) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (2) the direct and contingent obligors with respect to such Indebtedness are not changed, (3) there is no scheduled repayment, mandatory redemption or sinking fund obligation with respect to such Indebtedness prior to the Final Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (4) such Indebtedness satisfies the definition of Permitted Additional Debt;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m)(i) Indebtedness incurred in connection with any Permitted Sale Leaseback provided that, 100% of the Net Cash Proceeds therefrom shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such Permitted Sale Leaseback is in respect of assets of EPC and its Subsidiaries, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n)(i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $1,250,000,000 (of which amount no more than $500,000,000 shall be Indebtedness of any Restricted Subsidiary that is not a Guarantor);

(o) Indebtedness in respect of (i) Permitted Additional Debt to the extent that the Net Cash Proceeds (without giving effect to clause (b)(iii) of such definition) therefrom are, immediately after the receipt thereof, applied to prepay Indebtedness under the Bridge Facility and the Term Facility in accordance with Section 5.2 and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) such Indebtedness satisfies the definition of Permitted Additional Debt;

(p) Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(r) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the Disposition of any business, assets or Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition, provided that (i) such Indebtedness is not reflected or required to be reflected on the balance sheet of the Borrower or any Restricted Subsidiary in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this subclause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and the Restricted Subsidiaries in connection with such Disposition;

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(t) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness in respect of Permitted Receivables Financings; provided that, 100% of the Net Cash Proceeds received from such Permitted Receivables Financings thereof shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such receivables that are the subject of such Permitted Receivables Financing are receivables of EPC and its Subsidiaries, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes); provided that the foregoing proviso shall not apply to Indebtedness in respect of an Alternate Program so long as, with respect to any such Indebtedness incurred after the first full fiscal quarter following the Closing Date, the Consolidated Total Debt to Consolidated EBITDA Ratio does not exceed 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to such Indebtedness recomputed as of the last day of the most recently ended Test Period as if such Indebtedness had been incurred on the first day of such Test Period and remained outstanding;

(v) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower permitted by Section 10.6(b);

(w) Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions (under and as defined in the Existing Revolving Credit Agreement), the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(x) [Reserved];

(y) Guarantee Obligations in respect of Indebtedness incurred by any acquirer that has acquired assets pursuant to a Drop Down Disposition to finance the cash portion of the consideration for such Drop Down Disposition; provided that (i) such Guarantee Obligations are unsecured and subordinated to the prior payment in full of the Obligations and the obligations under the Pari Passu Credit Facilities, (ii) the Person incurring such Guarantee Obligations is expressly only secondarily and not primarily liable in respect of such Guarantee, (iii) such Guarantee Obligations are enforceable only after all remedies against the Primary Obligor for such Indebtedness have been exhausted, (iv) such acquirer shall be a partnership in which the Person incurring such Guarantee Obligations holds a partnership interest for purposes of the Code and (v) such Guarantee Obligations of the Borrower or any Restricted Subsidiary, as applicable, shall (A) in the case of any Disposition of all of the assets acquired from the Borrower or any Restricted Subsidiary pursuant to the Drop Down Disposition by the acquirer of such assets, be released in full upon the Disposition of all of such assets and, (B) in the case of any Disposition of any part of the assets acquired from the Borrower or any Restricted Subsidiary pursuant to the Drop Down Disposition by the acquirer of such assets, be permanently and proportionately reduced upon the consummation of such Disposition, which reduction shall be calculated based upon the proportionate gross value of the assets so disposed in relation to the total gross value of such assets originally acquired in the Drop Down Disposition, in each case, as of the date of the Drop Down Disposition; and

(z) all premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

Notwithstanding the foregoing, in no event shall either of KMGP or EPPGP be permitted to create, incur, assume or suffer to exist any Indebtedness other than (i) in the case of KMGP only, Indebtedness under the Credit Documents, the Pari Passu Notes and the Pari Passu Credit Facilities, (ii) Indebtedness in respect of overdraft facilities or similar overnight credit and other ordinary course cash management arrangements, (iii) in the case of KMGP only, Indebtedness represented by the KMGP Preferred Stock and (iv) in the case of EPPGP only, Indebtedness represented by the EPPGP Preferred Stock; provided that, in the case of each of clauses (iii) and (iv), the issuance of the KMGP Preferred Stock and the EPPGP Preferred Stock shall be considered a Prepayment Event and an amount equal to 100% of the Net Cash Proceeds received from the issuance thereof shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such Net Cash Proceeds represent the Net Cash Proceeds of the issuance of EPPGP Preferred Stock, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes).

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents (including the Pari Passu Liens);

(b) Permitted Liens;

(c)(i) Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that (x) such Liens attach at all times only to the assets so financed except for accessions to such property and the proceeds and the products thereof and (y) individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness permitted pursuant to Sections 10.1(n), (p), (w) and (z);

(d) Liens existing on the Closing Date and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2 upon or in the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien) theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j), provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);

(g)(i) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure Indebtedness of such Restricted Subsidiary or a guarantee by such Restricted Subsidiary of any Indebtedness of the Borrower or any other Restricted Subsidiary, incurred pursuant to Section 10.1(k), in each case, in an aggregate amount not to exceed the amount permitted by the proviso to subclause (y) of such Section 10.1(k);

(h) Liens securing Indebtedness or other obligations of (i) the Borrower or a Restricted Subsidiary in favor of the Borrower or any Guarantor and (ii) any Restricted Subsidiary that is not a Guarantor in favor of any Restricted Subsidiary that is not a Guarantor;

(i) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(q) Liens on accounts receivable and related assets in connection with Permitted Receivables Financings; and

(r) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $1,250,000,000 at any time outstanding; provided, that, no more than $300,000,000 of such obligations at any time outstanding may be secured by such additional Liens on assets constituting Collateral.

Notwithstanding the foregoing, in no event shall either of KMGP or EPPGP be permitted to create, incur, assume or suffer to exist any Lien upon any of its property or assets other than (x) in the case of KMGP only, Liens created to secure Indebtedness incurred under the Credit Documents, the Pari Passu Notes and the Pari Passu Credit Facilities and refinancings thereof permitted by Section 10.1(g) and 10.1(i), as applicable, (y) Liens of the type permitted by Section 10.2(i)(i), (i)(iii), (n)(i) or (n)(ii), or (z) non-consensual Permitted Liens arising by operation of law and Liens of the type described in clause (l) of the definition of Permitted Liens.

10.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Default or Event of Default would result therefrom, any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, a “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Collateral Agent, (C) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee or the El Paso Guarantee, as applicable, confirmed that its guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Security Agreement, the Pledge Agreement and/or the El Paso Security Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to such merger, amalgamation or consolidation recomputed as at the last day of the most recently ended Test Period as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, and (G) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to this Agreement preserve the enforceability of the Guarantee or the El Paso Guarantee, as applicable, and the perfection and priority of the Liens under the Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document, and provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(b) [Reserved];

(c) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee or the El Paso Guarantee, as applicable, and the applicable Security Documents in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to such merger, amalgamation or consolidation recomputed as at the last day of the most recently ended Test Period as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (v) the Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and (vi) if a Subsidiary (such Subsidiary, the “Merging Subsidiary”) of the Borrower (other than any Subsidiary of EPC) is merging, amalgamating or consolidating with EPC or a Subsidiary of EPC, such Merging Subsidiary shall survive such merger, amalgamation or consolidation;

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary;

(e) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor; and

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to any of the Lenders and (ii) to the extent such Restricted Subsidiary is a Guarantor, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

10.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose (“Dispose”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents (each a “Disposition”), except that:

(a) the Borrower and the Restricted Subsidiaries may Dispose of (i) used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business and (ii) Permitted Investments;

(b) the Borrower and the Restricted Subsidiaries may Dispose of other assets (other than (i) accounts receivable, (ii) assets of KMGP or EPPGP or (iii) in connection with any Sale Leaseback) for fair value; provided that:

(i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $100,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (i) the following shall be deemed to be cash:

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and

(C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) and Section 10.4(c) that is at that time outstanding, not in excess of 2.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12;

(iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such sale, transfer or disposition, with the covenant set forth in Section 10.9, as such covenant is recomputed as at the last day of the most recently ended Test Period under such Section as if such sale, transfer or disposition had occurred on the first day of such Test Period;

(iv) 100% of the Net Cash Proceeds therefrom shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such assets that are the subject of such Disposition are assets of EPC and its Subsidiaries, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes); and

(v) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing.

(c) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or to any Restricted Subsidiary, provided that (i) with respect to any such Disposition from Credit Parties to Restricted Subsidiaries that are not Credit Parties or from Restricted Subsidiaries that are not Credit Parties to Credit Parties, such Disposition shall be for fair value, (ii) with respect to any Disposition by the Borrower or any Restricted Subsidiary that is a Credit Party to any Restricted Subsidiary that is not a Credit Party pursuant to this clause (c) for a purchase price in excess of $100,000,000, the seller shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (ii) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such seller from the purchaser that are converted by such seller into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received by the seller in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(c) and Section 10.4(b) that is at that time outstanding, shall not be in excess of 2.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12, and (iv) the Borrower or any of its Restricted Subsidiaries (other than EPC or any of its Restricted Subsidiaries) shall not Dispose of assets to EPC or any of its Restricted Subsidiaries pursuant to this clause (c);

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6; provided that the Borrower or any of its Restricted Subsidiaries (other than EPC or any of its Restricted Subsidiaries) shall not Dispose of assets (other than cash) to EPC or any of its Restricted Subsidiaries pursuant to this clause (d);

(e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities (a

“Permitted Receivables Financing”); provided that, 100% of such Net Cash Proceeds from sales or transfers pursuant to clause (ii) above shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such receivables that are the subject of such Permitted Receivables Financing are receivables of EPC and its Subsidiaries, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes); provided further that the foregoing proviso shall not apply to any Disposition pursuant to clause (ii) above in connection with an Alternate Program so long as, with respect to any such Disposition consummated after the first full fiscal quarter following the Closing Date, the Consolidated Total Debt to Consolidated EBITDA Ratio does not exceed 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to such Disposition recomputed as of the last day of the most recently ended Test Period as if such Disposition had been made on the first day of such Test Period;

(f) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(g) sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(h) sales, transfers and other dispositions of property pursuant to Permitted Sale Leaseback transactions; provided that, 100% of such Net Cash Proceeds therefrom shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such assets that are the subject of such Permitted Sale Leaseback are assets of EPC and its Subsidiaries, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes);

(i) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; provided that 100% of the Net Cash Proceeds therefrom shall be promptly applied to prepay Indebtedness under the Bridge Facility and the Term Facility (and not for reinvestment) in accordance with the terms of Section 5.2 (or, if such dispositions of Investments in joint ventures are dispositions of Investments of EPC and its Subsidiaries, shall, at the option of the Borrower, be promptly applied to prepay the Existing El Paso Secured Notes);

(j) sales of equity interests in KMR held by the Borrower; and

(k) sale of the Stock or all or any portion of the assets of EPEC Realty, Inc.

Notwithstanding the foregoing, so long as any Bridge Loans are outstanding, 100% of the Net Cash Proceeds of any Disposition of any assets of EPC and its Subsidiaries made pursuant to or in reliance on clauses (b), (e), (h) or (i) of Section 10.4, shall be required to prepay Bridge Loans hereunder, provided, however, that the net cash proceeds of any Disposition of any Stock or Stock Equivalents of El Paso E&P and its Subsidiaries (or any assets of El Paso E&P and its Subsidiaries) may be applied at the Borrower’s option to prepay the Existing El Paso E&P Credit Agreement, and to the extent such net cash proceeds are so applied, such proceeds shall not constitute Net Cash Proceeds required to be applied to prepay any Bridge Loans hereunder.

10.5 Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower to the extent that the amount of such loans and advances are contributed to the Borrower in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $15,000,000;

(d) Investments listed on (i) Schedule 10.5(a) and (ii) Schedule 10.5(b) and, solely in the case of Investments listed on Schedule 10.5(b), any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d)(ii) is not increased at any time above the amount of such Investments set forth on Schedule 10.5(b);

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(g) Investments (i) (A) by the Borrower or any Restricted Subsidiary in any Credit Party and (B) between or among Restricted Subsidiaries that are not Credit Parties, (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party in an aggregate amount pursuant to this subclause (ii) that, at the time each such Investment is made, would not exceed the excess of (A) $3,000,000,000 over (B) the amount of Investments outstanding in reliance on Section 10.5(i)(x) at such time and (iii) by Restricted Subsidiaries in Restricted Subsidiaries that are not Guarantors so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in all of the proceeds of the initial Investment being invested in one or more Guarantors;

(h) Investments constituting Permitted Acquisitions; provided that after the Closing Date, all Permitted Acquisitions shall be consummated by the Borrower and its Restricted Subsidiaries (other than EPC or any of its Restricted Subsidiaries);

(i) Investments, including Investments in Unrestricted Subsidiaries and Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed the sum of (x) the excess of (A) $3,000,000,000 over (B) the amount of Investments outstanding in reliance on Section 10.5(g)(ii) at such time, plus (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;

(k) Investments made to repurchase or retire Stock of the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of the Borrower;

(l) Investments permitted under Section 10.6;

(m) [Reserved]

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments arising as a result of Permitted Receivables Financings; and

(s) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) prior to or after the Closing Date pursuant to another provision of this Section 10.5 or of any Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 10.3 prior to or after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation.

10.6 Limitation on Dividends. The Borrower will not declare or pay any dividends or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b) the Borrower may repurchase shares of its Stock or Stock Equivalents held by officers, directors and employees of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided that the aggregate amount of dividends made pursuant to this clause (b) shall not exceed $100,000,000 in any fiscal year of the Borrower;

(c) the Borrower may pay dividends on its Stock or Stock Equivalents in cash, provided that, (x) with respect to any such dividends made on or prior to the last day of the fourth full fiscal quarter following the Closing Date, the amount of any such dividends pursuant to this clause (c), shall not exceed an amount equal to the Applicable Amount at such time and (y) with respect to any such dividends made thereafter, no such dividend shall be permitted unless the Consolidated Total Debt to Consolidated EBITDA Ratio shall not exceed 6.00:1.00, determined on a Pro Forma Basis after giving Pro Forma Effect to such dividend recomputed as of the last day of the most recently ended Test Period as if such dividend had been made on the first day of such Test Period (and such cash so dividended shall not be included in clause (b) of the definition of Consolidated Total Debt in connection with such calculation); and

(d) the Borrower may make dividends in cash with the proceeds of the sale of equity interests in KMR permitted by Section 10.4(j).

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease or acquire any Subordinated Indebtedness; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness (i) for an aggregate price that does not exceed an amount equal to $450,000,000, (ii) with the proceeds of Subordinated Indebtedness that (x) is permitted by Section 10.1 and (y) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced or (iii) that represents intercompany Subordinated Indebtedness owed by EPC or any Restricted Subsidiary that is a Subsidiary of EPC to any other Restricted Subsidiary that is a Subsidiary of EPC and is not a Credit Party for an aggregate price that does not exceed $330,000,000.

(b) The Borrower will not waive, amend, modify, terminate or release any Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries (including KMGP and EPPGP) to, amend, modify or waive any provision of (i) the KMGP Certificate of Designations, (ii) the KMGP Preferred Stock or (iii) the organizational documentation relating to EPPGP, in each case, in a manner that would be adverse to the Lenders in any material respect.

10.8 Limitations on Sale Leasebacks. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9 Consolidated Total Debt to Consolidated EBITDA Ratio. The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending on or after the last day of the fourth full fiscal quarter following the Closing Date to be greater than 6.00:1.00.

10.10 Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date (after giving effect to the Transactions) and other business activities incidental or related to any of the foregoing.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4 Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $150,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such

Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5 Bankruptcy, etc. The Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”, or (b) in the case of any Foreign Subsidiary that is a Material Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or the Borrower or any Material Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary; or there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action (or equivalent organizational action if the applicable entity is not a corporation) is taken by the Borrower or any Material Subsidiary for the purpose of effecting any of the foregoing; or

11.6 ERISA. (a) Any Single Employer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Single Employer Plan is or shall be in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); the Borrower, any Subsidiary or any ERISA Affiliate shall be informed that any Multiemployer Plan is or shall be in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan; the Borrower, any Subsidiary or any ERISA Affiliate shall receive written notice that an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Multiemployer Plan or to appoint a trustee to administer any Multiemployer Plan; the Borrower or any Subsidiary or any ERISA Affiliate shall have incurred or be likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); any required contributions or payments shall have failed to be made to any Foreign Plan or any funding deficiencies shall have occurred with respect to any Foreign Plan required to be funded; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7 Guarantee. Any Guarantee provided by the Borrower or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any such Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under such Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or

11.8 Pledge Agreement. The Pledge Agreement or the El Paso Security Agreement pursuant to which the Stock or Stock Equivalents of any Material Subsidiary are pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement or the El Paso Security Agreement (or any of the foregoing shall occur with respect to a pledge of the Stock or Stock Equivalents of a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or

11.9 Security Agreement. The Security Agreement or the El Paso Security Agreement pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or the El Paso Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or

11.10 Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $150,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.12 Change of Control. A Change of Control shall occur; or

11.13 El Paso Acquisition and Merger Certificates. (i) The El Paso Acquisition (without any waiver, amendment, supplement or other modification in a manner materially adverse to any material interest of the Lenders without the prior written consent of the Administrative Agent) shall not have become effective by the Effective Time or (ii) the Board of Directors (as defined in the Acquisition Agreement) of EPC or any other Person, has amended, waived, supplemented, terminated, revoked or modified any of the Merger Certificates (unless such amendment, waiver, supplement, termination, revocation or modification was consented to by the Administrative Agent);

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, KMP or KMGP or , if deemed to be a Material Subsidiary for purposes of Section 11.5, EMP or EPPGP, the result that would occur upon the giving of written notice by the Administrative Agent as specified below shall occur automatically without the giving of any such notice): declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Subject to the terms of the Collateral Agency Agreement. any amount received by the Administrative Agent from any Credit Party following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied:

(i) first, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the Secured Parties, an amount equal to all interest and other amounts constituting Obligations owing to them on the date of any distribution (other than principal) on the date of any distribution, and any interest accrued thereon and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements or Secured Cash Management Agreements constituting Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(iii) third, to the Secured Parties, an amount (x) equal to the principal amount of all Obligations and premium thereon owing to them on the date of any distribution and (y) equal to any breakage, termination or other payments under Secured Hedge Agreements and Secured Cash Management Agreements constituting Obligations and any interest accrued thereon; and

(iv) fourth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct;

provided that the foregoing shall be subject to any obligation under the Security Documents to make payments to the Pari Passu Lenders, the holders of the Existing El Paso Secured Notes and the Pari Passu Noteholders.

SECTION 12. Reserved.

SECTION 13. The Administrative Agent.

13.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of Section 13 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as its agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to enter into the other Credit Documents which the Collateral Agent is to be a party and take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent or any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) The Global Coordinator and each of the Joint Lead Arrangers, Joint Bookrunners and Co-Documentation Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13.

13.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and the Collateral Agent and any such agent or attorney-in-fact may each execute any of its duties by or through its Related Parties. The exculpatory provisions of Section 13 shall apply to any such agent or attorney-in-fact and to the Related Parties of any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

13.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. No Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (a) be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document, including any action taken with the consent or at the request of the Required Lenders or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 14.1 (except for its or such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgement), (c) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder, (d) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity, or (e) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under the Bankruptcy Code or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. The Collateral Agent shall not be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

13.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, request, instrument, consent, certificate, affidavit, letter, telecopy, telex, electronic message, Internet or intranet website posting or other distribution or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent and Collateral Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

13.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent (as applicable) has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

13.6 Non-Reliance on Administrative Agent, Collateral Agent, Other Agents and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent, any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, each Guarantor and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any other Agent, any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Collateral Agent and each other Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Collateral Agent or any other Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Collateral Agent or any other Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Collateral Agent’s or any other Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 13.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

13.8 Agents in Their Individual Capacity. The Administrative Agent, the Collateral Agent, each other Agent and their respective Affiliates may make loans to, accept deposits from, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though the Agents were not Agents hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include any Agent in its individual capacity.

13.9 Successor Agents The Administrative Agent may resign at any time by notifying the other Agents, the Lenders and the Borrower. Upon any such resignation, the Required Lenders (with the consent of the Borrower, not to be unreasonably withheld or delayed) shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders), then the retiring Administrative Agent may (but shall not be required to) (with the consent of the Borrower, not to be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank; provided that if the retiring Administrative Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (y) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through such Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of a Default or Event of Default) the consent of the Borrower (not to be unreasonably withheld) appoint successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as an Administrative Agent hereunder by such a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After an Administrative Agent’s resignation hereunder, the provisions of this Section and Section 14.5 shall continue in effect for the benefit of such retiring Administrative Agent, its agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as an Administrative Agent.

13.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding tax to the Internal Revenue Service or any other authority of the United States or other jurisdiction, or the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

13.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Hedge Banks party to a Secured Hedge Agreement, the Cash Management Banks party to a Secured Cash Management Agreement, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 4.1 and 14.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Hedge Banks party to a Secured Hedge Agreement or the Cash Management Banks party to a Secured Cash Management Agreement to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 14.5.

SECTION 14. Miscellaneous.

14.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly:

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Sections 5.3(a) (with respect to the ratable allocation of any payments only) and 14.8(a) and 14.20, or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or

(ii) amend, modify or waive any provision of this Section 14.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in the final paragraph of Section 11, in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) change any Bridge Loan Commitment or Bridge Loan to a Term Loan Commitment or Term Loan, respectively, or change any Term Loan Commitment or Term Loan to a Bridge Loan Commitment or Bridge Loan, respectively, in each case without the prior consent of each Lender, or

(iv) amend, modify or waive any provision of Section 13 in a manner that adversely affects the Administrative Agent or the Collateral Agent without the written consent of the Administrative Agent and Collateral Agent, as the case may be, or impose any duties or remove any rights of any Agent without the consent of each Agent affected thereby, or

(v) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in each case without the prior written consent of each Lender, or

(vi) amend Section 2.9 (or any related definitions) so as to permit Interest Periods with greater intervals without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.

In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing (unless otherwise specified in such waiver), it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

In addition, notwithstanding the foregoing, (i) after the Bridge Loans have been paid in full, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing, (ii) the Administrative Agent and the Borrower may amend, modify or supplement any provision of this Agreement or any other Credit Document (with, to the extent applicable, the consent of the Collateral Agent acting in accordance with the Collateral Agency Agreement) to cure any ambiguity, omission, defect or inconsistency so long as such amendment, modification or supplement does not adversely affect the rights or obligations of any Lender and (iii) the Administrative Agent and the Borrower may amend other provisions of this Agreement or any other Credit Document to the extent explicitly permitted to do so by the terms of this Agreement or of any other Credit Document.

Subject to the terms of the Collateral Agency Agreement, the Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (solely with respect to this Agreement and the Obligations hereunder) (i) in full, upon the termination of this Agreement and the payment in cash of all Obligations hereunder (except for contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 14.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantee and/or, if applicable, the El Paso Guarantee (in each case, solely with respect to the guarantee of the Obligations hereunder) upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. Subject to the Collateral Agency Agreement, the Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any release of Collateral permitted by this Agreement or any of the Security Documents will be deemed not to impair the Liens created by the Security Documents in contravention thereof and any person that is required to deliver an officer’s certificate or opinion of counsel pursuant to Section 314(d) of the Trust Indenture Act shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.

Notwithstanding anything in this Agreement or the other Credit Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under the United States Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Credit Party at a time when such Affiliated Lender is a Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.

14.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent, any other Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

14.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Agents and one counsel in each local jurisdiction, (b) to pay or reimburse each Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective Affiliates, directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, (x) in connection with any investigative, administrative or judicial proceeding, litigation, arbitration or hearing commenced or threatened by any Person, including the Borrower or any other Credit Party (whether or not such indemnitee is a party thereto) and (y) any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower or any of its Subsidiaries or relating to any of the Real Estate (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Administrative Agent, any Lender nor any of its Related Parties with respect to Indemnified Liabilities to the extent it is determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence or willful misconduct of or any material breach of the Credit Documents by the party to be indemnified or any of its Related Parties or (ii) disputes solely among the Administrative Agent, the Lenders and/or their transferees (other than a dispute against the Administrative Agent, the Global Coordinator or any Joint Lead Arranger in its capacity as such) and not arising out of any act or omission by the Borrower or any of its Affiliates; provided further that this Section 14.5 shall not apply to any Taxes except for Taxes arising from a non-Tax claim. All amounts payable under this Section 14.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable retail. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

14.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Notwithstanding the foregoing, neither the Borrower nor any Lender may assign or otherwise transfer its rights or obligations under this agreement prior to the Closing Date. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders and each other Person entitled to indemnification under Section 14.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) After the initial funding of the Loans hereunder on the Closing Date and at any time after the Closing Date, any Lender may at any time assign to one or more assignees other than the Borrower or any of its Subsidiaries (each such permitted assignee, an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (x) for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if any Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing) or an Approved Fund, (y) if an Event of Default under

Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee, or (z) in connection with the initial syndication of the Commitments and the Loans; provided further, that such consent shall have been deemed to have been given if the Borrower has not responded within five (5) Business Days of a request for such consent; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan or any Bridge Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except (i) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, (ii) an assignment to a Federal Reserve Bank or any other central bank with jurisdiction over such Lender or (iii) in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and increments of $1,000,000 in excess thereof, in each case unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required under this Section 14.6(b)(ii)(A) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived by the Administrative Agent in its sole discretion); provided that only one such fee shall be payable in the event of contemporaneous assignments to two or more Lender Affiliates by a Lender or by two or more Lender Affiliates to a Lender;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”); and

(E) notwithstanding the foregoing, unless an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, no assignment by any Lender of all or any portion of its rights and obligations under this Agreement shall be permitted without the consent of the Borrower if, after giving effect to such assignment, the assignee in respect thereof, taken together with its Affiliates and Approved Funds, would hold in the aggregate more than 25% of the Total Credit Exposure.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 14.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 14.6 and any written consent to such assignment required by paragraph (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)(i) Any Lender may, without the consent of or notice to the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) of the first proviso to Section 14.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections as though it were a Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 14.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 14.8(b) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(iii) Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans (or other rights or obligations) held by it (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) After the initial funding of the Loans hereunder on the Closing Date and at any time after the Closing Date, any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank with jurisdiction over such Lender, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit H-1 or H-2, as applicable, owing to such Lender.

(e) Subject to Section 14.17, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (viii) Schedule 1.1(c) shall be deemed to be amended to reflect the assigning Lender thereunder and the assignee thereunder after giving effect thereto.

(g) Notwithstanding anything to the contrary contained herein, no Lender may assign all or any portion of its rights and obligations under this Agreement in respect of its Loans or Commitments to the Borrower, any Subsidiary or any Affiliate thereof; provided that assignments of Term Loans to Affiliates of the Borrower (other than to the Borrower, or to any Subsidiary of the Borrower) (in such capacity as assignees and as Lenders hereunder, “Affiliated Lenders”) shall be permitted subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent, the Collateral Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent or the Collateral Agent, other than notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2;

(ii) for purposes of any amendment, waiver or modification of any Credit Document (including such amendments, modifications or waivers pursuant to Section 14.1), or, subject to the last paragraph of Section 14.1, any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code;

(iii) the aggregate principal amount of the Loans held by all Affiliated Lenders shall not exceed 25% of the total principal amount outstanding under the Term Facility and the Bridge Facility at the time of such purported assignment; and

(iv) in the case of a purchase by any Affiliated Lender, the assigning Lender and such assignee shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Acceptance in lieu of an Assignment and Acceptance.

For the avoidance of doubt, the foregoing limitations in this clause (g) shall not be applicable to any investment fund managed or advised by Affiliates of the Borrower (other than the Borrower and its Subsidiaries) that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of its business with respect to which any other Affiliate of the Borrower (other than such Affiliates) does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

14.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts) pursuant to Section 2.10, 2.11, or 5.4, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event that a Lender does not comply with the requirements of clause (v) of the immediately preceding sentence within one Business Day after the receipt of such notice, each Lender hereby authorizes the Administrative Agent to execute and deliver on behalf of such Lender such documentation as may be required to give effect to an assignment in accordance with Section 14.6 on behalf of such Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 14.6.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 14.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after the receipt of such notice, each Lender hereby authorizes the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 14.6 on behalf of a Non-Consenting Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 14.6. In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

(c) In addition to the rights described above, in the event that the Administrative Agent shall make available to the Borrower all or any portion of the Loans of any Lender on the funding date for such Loans and such Lender shall fail to make available to the Administrative Agent a corresponding amount by 5:00 p.m. New York city time on the Closing Date, the Administrative Agent in its sole discretion shall be entitled to, at its option, immediately and without further action on the part of such Lender register a transfer of such Lender’s Loans made by the Administrative Agent to a replacement lender, which shall be, at the Administrative Agent’s discretion, Barclays Bank PLC or any other assignee or designee thereof (such replacement lender, the “Replacement Lender”). Such Replacement Lender agrees to purchase any such Loans (unless such Loans have been funded by such Replacement Lender) at par and in accordance with Section 14.6 (other than the requirement for the signature of the Defaulting Lender on the Assignment and Acceptance in connection with such transfer). In addition to any other remedies the Borrower, the Administrative Agent or Barclays Bank PLC may have against such Defaulting Lender, the Replacement Lender shall be entitled to recover from such Defaulting Lender the difference (if positive) between par and the amount for which it is able to sell such purchased Loans in the secondary market (if such sale is made for less than par).

14.8 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders or any of their Affiliates provided by law, each Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any of their Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender or its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9 Counterparts. On the Effective Date, this Agreement was executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together were deemed to constitute one and the same instrument and on the Effective Date, a set of the copies of this Agreement signed by all the parties was lodged with the Borrower and the Administrative Agent.

14.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents, any provision of the Commitment Letter that survives that execution and delivery of this Agreement or any letters documenting the Fees or any other fees executed on or prior to the Closing Date.

14.12 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the State of New York, the courts of the United States of America for the Southern District of New York located in the Borough of Manhattan and appellate courts from any thereof (provided that the Agents and Lenders reserve the right to bring proceedings against any Credit Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment);

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages; provided, that this clause (e) shall not relieve the Borrower or any Credit Party from its contractual obligations to indemnify the indemnitees specified in Section 14.5 with respect to any claims for special, exemplary, punitive or consequential damages thereunder.

14.14 Acknowledgments.

(a) The Borrower hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents.

(b) The Borrower hereby acknowledges that (i) the Credit Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, the Lenders or the other Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lenders or the other Agents has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

(c) The Borrower hereby acknowledges that Barclays Capital Inc. has been retained by the Borrower as financial advisor (in such capacity, the “Financial Advisor”) to the Borrower in connection with the El Paso Acquisition. The Borrower hereby consents to such retention and waives and releases, to the fullest extent permitted by law, any claim that it may have against Barclays Bank PLC, Barclays Capital Inc. and any of their respective affiliates with respect to any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor.

(d) The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty.

(e) The Borrower hereby acknowledges that no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Agents, the Lenders or the Credit Parties.

14.15 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT, EACH LENDER AND EACH OTHER PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request made to such Lender or the Administrative Agent by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 14.6 (other than a Federal Reserve Bank or any other central bank with jurisdiction over such Lender) or to prospective direct or indirect contractual counterparties to swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 14.17 or other provisions at least as restrictive as this Section 14.17.

14.17 Direct Website Communications.

(a)(i) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent and with such Communications described in clauses (A) and (B) above to be sent to each of the email addresses corresponding to “Post Close Operations/Administrative Contacts” as set forth in Schedule 14.2, and with such Communications described in the clauses (C) and (D) above to be sent to each of the email addresses corresponding to each of “Credit Contacts” and “Post Close Operations/Administrative Contacts” as set forth in Schedule 14.2. Nothing in this Section 14.17 shall prejudice the right of the Borrower, any Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 14.17.

(c) The Platform is provided “as is” and “as available”. The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the platform. In no event shall the Administrative Agent, the Collateral Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

(d) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information (including Communications) provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities). The Borrower hereby agrees that so long as the Borrower or any of its Affiliates thereof is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (i) the Borrower shall act in good faith to ensure that all Borrower Materials that contain only publicly available information regarding the Borrower and its business are clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iii) the Administrative Agent shall be responsible for keeping any Borrower Materials that are not marked “PUBLIC” outside the portion of the Platform designated “Public Investor”. Notwithstanding the foregoing, (y) the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC” and (z) neither the Borrower nor any of its Related Parties shall be liable, or responsible in any manner, for the use by any Agent or any Lender or any of their respective Related Parties of any Borrower Materials.

14.18 USA Patriot Act. Each Lender hereby notifies the Borrower and each other Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Credit Party, which information includes the name and address of the Borrower and each other Credit Party and other information that will allow such Lender to identify the Borrower and each other Credit Party in accordance with the Patriot Act.

14.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

14.20 Reserved.

14.21 Failure to Pay Dividends. If at any time (a) KMGP shall have failed to pay any dividends on the KMGP Preferred Stock or (b) EPPGP shall have failed to pay any dividends on the EPPGP Preferred Stock, the Lenders shall be entitled, at their option, to fund such dividends by paying to the Borrower an amount equal to such unpaid dividends, following which the Lenders shall have a claim against the Borrower for the amount of such payment. Upon such payment to the Borrower, the Borrower agrees to (i) pay such dividends on behalf of KMGP or EPPGP, as applicable or (ii) advance or contribute such funds to KMGP or EPPGP, as applicable, and to cause KMGP or EPPGP, as applicable to use such funds to pay the unpaid dividends to the holders of the KMGP Preferred Stock or EPPGP Preferred Stock, in each case without including any such amounts in calculating the limitations set forth in Section 10.5. No Lender shall be required to make any such payment. Each Lender shall be entitled to fund its pro rata portion of such unpaid dividends (based on such Lender’s outstanding Commitments and Loans). If any Lender declines to make such payment, the Lenders electing to make such payments shall be entitled to pay their pro rata share of the declining Lenders’ portion.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

KINDER MORGAN, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent and as a Lender

By:	/s/ Kevin Cullen

Name: Kevin Cullen
Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Sandra M. Serie

Name: Sandra M. Serie
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Andrew Oram

Name: Andrew Oram Title: Managing Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Andrew Sidford

Name: Andrew Sidford Title: Vice President

KINDER MORGAN, INC.

CREDIT AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Shaheen Malik

Name: Shaheen Malik Title: Vice President

By:	/s/ Michael Spaight

Name: Michael Spaight Title: Associate

KINDER MORGAN, INC.

CREDIT AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Michael Getz

Name: Michael Getz Title: Vice President

By:	/s/ Dusan Lazarov

Name: Dusan Lazarov Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Stephanie Balette

Name: Stephanie Balette Title: Authorized Officer

KINDER MORGAN, INC.

CREDIT AGREEMENT

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jason S. York

Name: Jason S. York Title: Authorized Signatory

KINDER MORGAN, INC.

CREDIT AGREEMENT

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Matthew Main

Name: Matthew Main Title: Authorised Signatory

KINDER MORGAN, INC.

CREDIT AGREEMENT

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Mary E. Evans

Name: Mary E. Evans Title: Associate Director

By:	/s/ Irja R. Otsa

Name: Irja R. Otsa Title: Associate Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Oberreuter

Name: Mark Oberreuter Title: Vice President

KINDER MORGAN, INC.

CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Mark Sparrow

Name: Mark Sparrow Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

COMPASS BANK, as a Lender

By:	/s/ Greg Determann

Name: Greg Determann Title: Vice President

KINDER MORGAN, INC.

CREDIT AGREEMENT

DNB BANK ASA, GRAND CAYMAN BRANCH, as a Lender

By:	/s/ Kjell Tore Egge

Name: Kjell Tore Egge Title: Senior Vice President

By:	/s/ Andrea Ozbolt

Name: Andrea Ozbolt Title: Vice President

KINDER MORGAN, INC.

CREDIT AGREEMENT

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Raymond Ventura

Name: Raymond Ventura Title: Deputy General Manager

SUNTRUST BANK, as a Lender

By:	/s/ Scott A. Mackey

Name: Scott A. Mackey Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

BMO HARRIS FINANCING, INC., as a Lender

By:	/s/ Kevin Utsey

Name: Kevin Utsey Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as a Lender

By:	/s/ Trudy W. Nelson

Name: Trudy W. Nelson Title: Executive Director

By:	/s/ Robert W. Casey

Name: Robert W. Casey Title: Executive Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Darrell Stanley

Name: Darrell Stanley Title: Managing Director

By:	/s/ Sharada Manne

Name: Sharada Manne Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

ING CAPITAL LLC, as a Lender

By:	/s/ Subha Pasumarti

Name: Subha Pasumarti Title: Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Daniel Payer
Name: Daniel Payer Title: Managing Director

By:	/s/ Louis P. Laville, III
Name: Louis P. Laville, III Title: Managing Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

NOMURA CORPORATE FUNDING AMERICAS, LLC, as a Lender

By:	/s/ Carl Mayer

Name: Carl Mayer Title: Managing Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, as a Lender

By:	/s/ Frazer Scott

Name: Frazer Scott Title: Managing Director

By:	/s/ Ben Montgomery

Name: Ben Montgomery Title: Vice President & Director

KINDER MORGAN, INC.

CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Mazakazu Hasegawa

Name: Mazakazu Hasegawa Title: General Manager

KINDER MORGAN, INC.

CREDIT AGREEMENT

INTERENERGY CORPORATION

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

K N GAS GATHERING, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

K N NATURAL GAS, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

K N TRANSCOLORADO, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KINDER MORGAN (DELAWARE), INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KINDER MORGAN FINANCE COMPANY LLC

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KINDER MORGAN TRANSCOLORRADO, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KINDER MORGAN TRANSCOLORADO LLC

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KM INTERNATIONAL SERVICES, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KN TELECOMMUNICATIONS, INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

KNIGHT POWER COMPANY LLC

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

NGPL HOLDCO INC.

By:	/s/ Joseph Listengart

Name: Joseph Listengart
Title: Vice President

EXHIBIT A

FORM OF MORTGAGE

[Provided under separate cover.]

EXHIBIT B

FORM OF PERFECTION CERTIFICATE

                             , 2012

Reference is hereby made to (i) that certain Amended and Restated Security Agreement dated as of                      , 2012 (the “Security Agreement”), among Kinder Morgan, Inc., a Delaware corporation (the “Company”), the Subsidiary Grantors party thereto and the Collateral Agent (as hereinafter defined), (ii) that certain Amended and Restated Credit Agreement dated as of                      , 2012 (the “Revolving Credit Agreement”) among the Company, certain other parties thereto, Barclays Bank PLC, as administrative agent and collateral agent (the “Revolving Collateral Agent”) and (iii) that certain Credit Agreement dated as of                      , 2012 (the “Term Credit Agreement”) among the Company, certain other parties thereto and Barclays Bank PLC as administrative agent and collateral agent (the “Term Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Revolving Credit Agreement and the Term Credit Agreement.

As used herein, the term “Perfection Entities” or “Perfection Entity” means each of the Company and each other Guarantor.

The undersigned hereby certify to the Revolving Collateral Agent and the Term Collateral Agent as follows:

1. Names.

(a)	The exact legal name of each Perfection Entity, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Perfection Entity is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Perfection Entity that is a registered organization, the Federal Taxpayer Identification Number of each Perfection Entity and the jurisdiction of formation of each Perfection Entity.

(b)	Set forth in Schedule 1(b) hereto is any other corporate, trade or organizational names each Perfection Entity has had in the past five years, including any name used by any other business or organization to which any Perfection Entity became the successor by merger, consolidation, acquisition, change in form or otherwise, together with the date of relevant change, and including any name used on any filings with the Internal Revenue Service at any time in the past five years.

(c)	Except as set forth in Schedule 1(c), no Perfection Entity has changed its jurisdiction of organization at any time during the past four months.

2. Chief Executive Office. The chief executive office of each Perfection Entity is located at the address set forth in Schedule 2 hereto.

3. Reserved.

4. UCC Filing Offices. Attached hereto as Schedule 4 is a schedule setting forth the proper Uniform Commercial Code filing office in the jurisdiction in which each Perfection Entity is located and, to the extent any of the Collateral is comprised of fixtures, in the proper local jurisdiction, in each case as set forth with respect to such Perfection Entity in Section 2 or Section 5 hereof.

5. Real Property. Attached hereto as Schedule 5 is a list of all real property with a value of at least $20,000,000 owned by each Perfection Entity (other than EPC or a Subsidiary of EPC) noting Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date.

6. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 6 is a true and correct list of all of the stock, partnership interests, limited liability company membership interests or other equity interest owned by each Perfection Entity and required to be pledged as of the Closing Date to the Revolving Collateral Agent and the Term Collateral Agent pursuant to the Pledge Agreement and the El Paso Security Agreement.

7. Evidence of Indebtedness. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments and other evidence of Indebtedness held by each Perfection Entity and each other Credit Party having a principal amount in excess of $20,000,000, including intercompany notes between Credit Parties but only to the extent required to be pledged to the Revolving Collateral Agent and the Term Collateral Agent pursuant to the Pledge Agreement and the El Paso Security Agreement.

8. Intellectual Property. Attached hereto as Schedule 8(a) is a schedule setting forth all of each Perfection Entity’s (other than EPC’s or a Subsidiary of EPC’s) Copyrights (each as defined in the Security Agreement) registered (or applied for) with the United States Copyright Office, including the name of the registered owner and the registration number of each Copyright owned by each Perfection Entity. Attached hereto as Schedule 8(b) is a schedule setting forth all of each Perfection Entity’s (other than EPC’s or a Subsidiary of EPC’s) Patents (each as defined in the Security Agreement) registered (or applied for) with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Patent owned by each Perfection Entity. Attached hereto as Schedule 8(c) is a schedule setting forth all of each Perfection Entity’s (other than EPC’s or a Subsidiary of EPC’s) Trademarks (each as defined in the Security Agreement) registered (or applied for) with the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Trademark owned by each Perfection Entity.

9. Acquisitions of Equity Interests or Assets. Except as set forth in Schedule 9 hereto, neither the Company nor any other Perfection Entity has acquired the equity interests of another entity or substantially all the assets of another entity having a value in excess of $[50,000,000] within the past five (5) years.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above

[COMPANY]

By:

Name:
Title:

[SIGNATURE PAGE TO PERFECTION CERTIFICATE]

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Perfection Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Perfection Entity	Prior Name	Date of Change

Schedule 1(c)

Changes in Jurisdiction of Formation

Schedule 2

Chief Executive Offices

Perfection Entity	Address	County	State

Schedule 3

[Reserved]

Schedule 4

UCC Filing Offices

Perfection Entity	Filing Office

Schedule 5

Kinder Morgan Owned Real Property

Owner of Record	Location Address	Mortgaged (Y/N)	Mortgage Filing Office

Schedule 6

Stock Ownership and Other Equity Interests

Record Owner	Issuer	Certificate No.	Number and Class of Shares	% of Shares Owned

Schedule 7

Evidence of Indebtedness

Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

Schedule 8(a)

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	DESCRIPTION	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule 8(b)

Patents

UNITED STATES PATENTS:

Registrations:

OWNER	DESCRIPTION	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule 8(c)

Trademarks

UNITED STATES TRADEMARKS:

Registrations:

OWNER	TRADEMARK	REGISTRATION NUMBER

Applications:

OWNER	TRADEMARK	APPLICATION NUMBER

Schedule 9

Acquisitions of Equity Interests or Assets

Perfection Entity	Date of Acquisition	Description of Acquisition

EXHIBIT C

FORM OF EL PASO GUARANTEE

[Provided under separate cover.]

EXHIBIT D

FORM OF EL PASO SECURITY AGREEMENT

[Provided under separate cover.]

EXHIBIT E-1

FORM OF LEGAL OPINION OF SIMPSON THACHER & BARTLETT LLP

[To come.]

EXHIBIT E-2

FORM OF LEGAL OPINION OF WELBORN SULLIVAN MECK & TOOLEY, P.C.

[Provided under separate cover.]

EXHIBIT E-3

FORM OF LEGAL OPINION OF BEATTY & WOZNIAK, P.C.

[Provided under separate cover.]

EXHIBIT F

FORM OF CLOSING DATE CERTIFICATE

                    , 2012

Reference is made to (i) that certain Amended and Restated Credit Agreement dated as of [•], 2012 (the “Revolving Credit Agreement”) among Kinder Morgan, Inc., a Delaware corporation (the “Company”) and successor by merger to Kinder Morgan Kansas, Inc., a Kansas corporation, the lending institutions from time to time parties thereto, Barclays Bank PLC, as Administrative Agent and Collateral Agent (each as defined therein) and the other parties thereto and (ii) that certain Credit Agreement, dated as of the February 10, 2012 (the “Acquisition Debt Facilities Credit Agreement,” and together with the Revolving Credit Agreement, the “Credit Agreements”), among the Company, the lending institutions from time to time parties thereto, Barclays Bank PLC, as Administrative Agent and as Collateral Agent (each as defined therein) and the other parties thereto. Terms used but not defined herein shall have the meanings given to such terms in the Revolving Credit Agreement and/or the Acquisition Debt Facilities Credit Agreement, as applicable.

1. The undersigned, in the capacities set forth on Schedule II hereto (in such capacity with respect to any Certifying Credit Party (as defined herein), the “Authorized Officer”) of each Credit Party listed on Schedule II hereto (each such Credit Party being referred to as a “Certifying Credit Party” and collectively as the “Certifying Credit Parties”), hereby certifies as follows:

(a) The representations and warranties made by each Certifying Credit Party in Section 8.1(a), Section 8.2, Sections 8.3(a) and (c), Section 8.5, Section 8.7, Section 8.16, Section 8.17 and Section 8.18 of the Acquisition Debt Facilities Credit Agreement, in each case as they relate to such Certifying Credit Parties on the date hereof, are true and correct on and as of the date hereof;

(b) [            ] is the duly elected and qualified [•] of the Certifying Credit Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party under each Credit Agreement and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents.

2. The undersigned [•] of each Certifying Credit Party hereby certifies as follows:

(a) Attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the Board of Directors, Board of Managers or General Partner (or a duly authorized committee thereof) of each Certifying Credit Party on or prior to the date hereof authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party under each Credit Agreement and (ii) the extensions of credit contemplated by the Credit Agreements; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof;

(b) Attached hereto as Exhibit B is a true and complete copy of the certificate of incorporation or certificate of formation of each Certifying Credit Party certified by the Secretary of State of the jurisdiction of organization of such Certifying Credit Party as of a recent date, as in effect at all times since the date shown on the attached certificate of incorporation or certificate of formation;

(c) Attached hereto as Exhibit C is a true and complete copy of the by-laws, limited liability company agreement or limited partnership agreement of each Certifying Credit Party as in effect at all times since the adoption thereof to and including the date hereof;

(d) To the extent the applicable jurisdiction issues a certificate of good standing or status, attached hereto as Exhibit D is a true and complete copy of a certificate of good standing or status, as applicable, of the Certifying Credit Party, issued by the relevant authority of the jurisdiction of organization or formation of such Certifying Credit Party; [and]

(e) The persons identified in Schedule I hereto are now duly elected and qualified officers of each Certifying Credit Party holding the offices for each Certifying Credit Party indicated next to their respective names on Schedule II, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of each Certifying Credit Party each Credit Document to which it is a party under each Credit Agreement and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents; [and

(f) With respect to the KMI Merger (as defined in Amendment No. 2), such merger and the supplements to the Revolving Credit Agreement required by Section 10.3(b) of the Existing Credit Agreement (as amended by Amendment No. 2) preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents (except as otherwise set forth above, each capitalized term in this certification (f) has the meaning assigned to such term in the Revolving Credit Agreement).]1

[Signature Page Follows]

[1]	Note: only to be included in certificate of the Borrower.

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date first written above.

Name: Title:	Name: Title:

SCHEDULE I

[Incumbency]

SCHEDULE II

[Certifying Credit Parties]

EXHIBIT A

[Resolutions]

EXHIBIT B

[Certification of Incorporation]

EXHIBIT C

[Bylaws]

EXHIBIT D

[Certificate of Good Standing]

EXHIBIT G-1

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities6 identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[6]	Include all applicable subfacilities.

[the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	Kinder Morgan, Inc.

4.	Administrative Agent: Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of [ ], 2012, among Kinder Morgan, Inc., the Lenders from time to time parties thereto, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties named therein

6.	Assigned Interest:

Assignor[s][7]	Assignee[s][8]	Facility Assigned[9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][12]

Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[7]	List each Assignor, as appropriate.
[8]	List each Assignee, as appropriate.
[9]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment” or “Bridge Loan Commitment” etc.).
[10]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

            Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

            Title:

Consented to and Accepted:

Barclays Bank PLC, as

    Administrative Agent

By:

      Title:

[Consented to: Kinder Morgan, Inc.

By:

      Title:] 13

[13]	Insert for the Borrower when its consent is required under the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.6(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 14.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (vii) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 5.4 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1. In accordance with Section 14.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with a Credit Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and, in the case of this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4, 14.5, and 14.19 thereof).

3.2. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT G-2

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE14

This Affiliated Lender Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]15 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]16 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]17 hereunder are several and not joint.]18 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities19 of Term Loans or Bridge Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with

[14]

Note: This Form of Affiliated Lender Assignment and Acceptance is not applicable to any assignee that is an investment fund managed or advised by Affiliates of the Borrower (other than the Borrower and its Subsidiaries) that is a bona fide debt fund and that extends credit or buys loans in the ordinary course of its business with respect to which any Affiliate does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity; use Form of Assignment and Acceptance (see Exhibit G-1).

[15]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[16]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[17]	Select as appropriate.
[18]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[19]	Include all applicable subfacilities.

the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

and is an Affiliated Lender.

3.	Borrower:	Kinder Morgan, Inc.

4.	Administrative Agent: Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of [ ], 2012, among Kinder Morgan, Inc., the Lenders from time to time parties thereto, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties named therein

6.	Assigned Interest:

Assignor[s][20]	Assignee[s][21]	Facility Assigned[22]	Aggregate Amount of Commitment/Loans for all Lenders[23]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[24]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][25]

[20]	List each Assignor, as appropriate.
[21]	List each Assignee, as appropriate.
[22]	Fill in the appropriate terminology for the types of Term Loan or Bridge Loan facilities under the Credit Agreement that are being assigned under this Assignment.
[23]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[24]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8. Additional Representations and Covenants of [Affiliated Lender]. [The][Each] Affiliated Lender represents and warrants that (a) it is a Affiliated Lender and (b) to the best of such Affiliated Lender’s knowledge after due inquiry, as of the Effective Date, after giving effect to this Assignment and Assumption, the aggregate principal amount of the Term Loans and Bridge Loans held by all Affiliated Lenders does not exceed 25% of the total Commitments and Loans outstanding. By executing this Assignment and Assumption, each Affiliated Lender agrees to be bound by the terms of Section 14.6(g) of the Credit Agreement in accordance with its terms.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

        Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

        Title:

Consented to and Accepted:

Barclays Bank PLC, as

    Administrative Agent

By:

        Title:

Footnote continued from previous page.
[25]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to: Kinder Morgan, Inc.

By:

        Title:] 26

[26]	Insert for the Borrower when its consent is required under the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.6(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 14.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest and (vii) attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to Section 5.4 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions.

3.1. In accordance with Section 14.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with a Credit Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and, in the case of this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4, 14.5, and 14.19 thereof).

3.2. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT H-1

PROMISSORY NOTE

(BRIDGE LOANS)

$	New York, New York
[ , 20 ]

FOR VALUE RECEIVED, KINDER MORGAN, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                  or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount of the Bridge Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [            ], 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Bridge Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Bridge Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Bridge Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

KINDER MORGAN, INC.

By:

Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT H-2

PROMISSORY NOTE

(TERM LOANS)

$	New York, New York
[ , 20 ]

FOR VALUE RECEIVED, KINDER MORGAN, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount of the Term Loans from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of [            ], 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Term Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

      KINDER MORGAN, INC.

By:

      Name:

      Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT I

FORM OF COLLATERAL AGENCY AGREEMENT

[Provided under separate cover.]

EXHIBIT J

FORM OF GUARANTEE

[Provided under separate cover.]

EXHIBIT K

FORM OF PLEDGE AGREEMENT

[Provided under separate cover.]

EXHIBIT L

FORM OF SECURITY AGREEMENT

[Provided under separate cover.]

EXHIBIT M-1

[FORM OF NOTICE OF BORROWING]

[TERM][BRIDGE] LOAN NOTICE OF BORROWING

Date:                 ,

To: Barclays Bank PLC,

as Administrative Agent

Barclays Capital Services LLC

[1301 Sixth Avenue]

[New York, NY 10019]

Attention: [    ]

Facsimile: [    ]

Telephone: [    ]

Email: [xraUSLoanOps5@BarclaysCapital.com]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Kinder Morgan, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties thereto.

The Borrower hereby requests a [Term][Bridge] Loan Borrowing, as follows:

1.	In the aggregate amount of $ .

2.	On , 201 (a Business Day).

3.	Comprised of [a][an] [ABR] [LIBOR Rate] Borrowing.

[4.	With an Interest Period of months.][27]

[4] [5].	The Borrower’s account to which funds are to be disbursed is:

Account Number:

Location:

[27]	Insert if a LIBOR Rate Borrowing.

Kinder Morgan, Inc.

By:

Name:

Title:

EXHIBIT M-2

[FORM OF NOTICE OF CONVERSION OR CONTINUATION]

NOTICE OF CONVERSION OR CONTINUATION

Date:                 ,

To: Barclays Bank PLC,

as Administrative Agent

Barclays Capital Services LLC

[1301 Sixth Avenue]

[New York, NY 10019]

Attention: [    ]

Facsimile: [    ]

Telephone: [     ]

Email: [xraUSLoanOps5@BarclaysCapital.com]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Kinder Morgan, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties thereto.

This Notice of Conversion or Continuation is delivered to you pursuant to Section 2.6 of the Agreement and relates to the following:

1.☐ A conversion of a Borrowing ☐ A continuation of a Borrowing (select one).

2. with respect to ☐ Bridge Loans (select Class of Borrowing to which this election relates) ☐ Term Loans (select Class of Borrowing to which this election relates).

3. In the aggregate principal amount of $            .

4. which Borrowing is being maintained as [an][a][ABR Borrowing] [LIBOR Rate Borrowing] with an Interest Period ending on                 , 201    ].

5.(select relevant election)

☐ If such Borrowing is a LIBOR Rate Borrowing, such Borrowing shall be continued as a LIBOR Rate Borrowing having an Interest Period of [    ] months.

☐ If such Borrowing is a LIBOR Rate Borrowing, such Borrowing shall be converted to an ABR Borrowing.

☐ If such Borrowing is an ABR Borrowing, such Borrowing shall be converted to a LIBOR Rate Borrowing having an Interest Period of [            ] months.

5. Such election to be effective on                     , 201[    ] (a Business Day).

Kinder Morgan, Inc.

By:

Name:

Title:

EXHIBIT M-3

[FORM OF PREPAYMENT NOTICE]

PREPAYMENT NOTICE

Date:                 ,

To: Barclays Bank PLC,

as Administrative Agent

Barclays Capital Services LLC

[    1301 Sixth Avenue]

[New York, NY 10019]

Attention: [    ]

Facsimile: [    ]

Telephone: [    ]

Email: [xraUSLoanOps5@BarclaysCapital.com]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of [            ], 2012 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Kinder Morgan, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent and Collateral Agent, the other Agents named therein and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 5.1 of the Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:

1.☐ Bridge Loans(select Class of Loans) ☐ Term Loans (select Class of Loans)

2.(select Type(s) of Loans)

☐ ABR Loans in the aggregate principal amount of $            .

☐ LIBOR Loans with an Interest Period ending                 , 201     in the aggregate principal amount of $            .

3. On                     , 201     (a Business Day).

Kinder Morgan, Inc.

By:

Name:

Title:

Schedule 1.1(a)

[Reserved]

Schedule 1.1(b)

[Reserved]

Schedule 1.1(c)

Commitment and Addresses of Lenders

LENDERS[1]	BRIDGE LOAN COMMITMENT	TERM LOAN COMMITMENT	TOTAL COMMITMENT
Barclays Bank PLC	$394,400,000.00	$290,600,000.00	$685,000,000.00
Bank of America, N.A.	$394,200,000.00	$289,800,000.00	$684,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$394,200,000.00	$289,800,000.00	$684,000,000.00
Citibank, N.A.	$394,200,000.00	$289,800,000.00	$684,000,000.00
Credit Suisse AG, Cayman Islands Branch	$394,200,000.00	$289,800,000.00	$684,000,000.00
Deutsche Bank AG New York Branch	$394,200,000.00	$289,800,000.00	$684,000,000.00
JPMorgan Chase Bank, N.A.	$394,200,000.00	$289,800,000.00	$684,000,000.00
Royal Bank of Canada	$394,200,000.00	$289,800,000.00	$684,000,000.00
The Royal Bank of Scotland PLC	$394,200,000.00	$289,800,000.00	$684,000,000.00
UBS AG, Stamford Branch	$394,200,000.00	$289,800,000.00	$684,000,000.00
Wells Fargo Bank, National Association	$394,200,000.00	$289,800,000.00	$684,000,000.00
The Bank of Nova Scotia	$273,700,000.00	$201,300,000.00	$475,000,000.00
Compass Bank	$273,700,000.00	$201,300,000.00	$475,000,000.00
DNB Bank ASA, Grand Cayman Branch	$273,700,000.00	$201,300,000.00	$475,000,000.00
Mizuho Corporate Bank, LTD.	$273,700,000.00	$201,300,000.00	$475,000,000.00
SunTrust Bank	$273,700,000.00	$201,300,000.00	$475,000,000.00
BMO Harris Financing, Inc.	$144,100,000.00	$105,900,000.00	$250,000,000.00
Canadian Imperial Bank of Commerce, New York Agency	$144,100,000.00	$105,900,000.00	$250,000,000.00
Credit Agricole Corporate and Investment Bank	$144,100,000.00	$105,900,000.00	$250,000,000.00
ING Capital LLC	$144,100,000.00	$105,900,000.00	$250,000,000.00
Natixis	$144,100,000.00	$105,900,000.00	$250,000,000.00
Nomura Corporate Funding Americas, LLC	$144,100,000.00	$105,900,000.00	$250,000,000.00
The Toronto-Dominion Bank	$144,100,000.00	$105,900,000.00	$250,000,000.00
Sumitomo Mitsui Banking Corporation	$86,400,000.00	$63,600,000.00	$150,000,000.00
Total	$6,800,000,000.00	$5,000,000,000.00	$11,800,000,000.00

[1]	Please see administrative details form on file for Lender Addresses.

Schedule 1.1(d)

Excluded Subsidiaries

Subsidiary	Jurisdiction of Formation
Kinder Morgan Canada LLC	DE
Kinder Morgan Foundation	CO
Kinder Morgan G.P., Inc.	DE
KMGP Services Company, Inc.	DE
Valley Operating, Inc.	CO

Schedule 1.1(e)

Pari Passu Notes

Issuer and Series	Principal Amount
Kinder Morgan, Inc.
6.67% Debentures due 2027	$6,965,000
7.25% Debentures due 2028	$32,004,000
7.45% Debentures due 2098	$25,926,000
6.50% Senior Notes due 2012	$839,326,000
5.15% Senior Notes due 2015	$250,000,000

Kinder Morgan Finance Company, LLC
5.70% Senior Notes due 2016	$850,000,000
6.00% Senior Notes due 2018	$750,000,000
6.40% Senior Notes due 2036	$36,402,000

Schedule 1.1(f)

Existing Unsecured Notes

Issuer and Series	Principal Amount
Kinder Morgan, Inc.
8.56% Junior Sub Debentures due 2027	$15,789,000
7.63% Junior Sub Debentures due 2028	$19,885,000

Schedule 1.1(g)

[Reserved]

Schedule 1.1(h)

Debt Repayment

EPC’s Fourth Amended and Restated Credit Agreement, dated May 27, 2011.

Schedule 1.1(i)

Hedge Banks

                                 Commodity ISDAs

Counter-Party	Date of ISDA
Morgan Stanley	12/30/2003
BNP Paribas	3/2/2005

Schedule 1.1(j)

Existing El Paso Secured Notes

Issuer and Series	Principal Amount
EPC
9.625% Notes due 2012	$12,088,000
9.00% Notes due 2012	$5,000,000
7.875% Notes due 2012	$171,012,000
7.375% Notes due 2012	$98,082,000
12.00% Notes due 2013	$29,982,000
6.875% Notes due 2014	$207,377,000
8.25% Notes due 2016	$67,257,000
7.00% Notes due 2017	$786,170,000
7.25% Notes due 2018	$477,128,000
7.00% Notes due 2018	$82,189,000
6.50% Notes due 2020	$348,673,000
6.70% Notes due 2027	$6,712,704
6.95% Notes due 2028	$30,760,000
8.05% Notes due 2030	$234,172,000
7.80% Notes due 2031	$537,362,000
7.75% Notes due 2032	$1,005,204,000
7.75% Debentures due 2035	$725,000
7.42% Notes due 2037	$46,714,000

Schedule 1.1(k)

Existing El Paso Unsecured Notes

Issuer and Series	Principal Amount
Tennessee Gas Pipeline Company, L.L.C.
8.00% Notes due 2016	$250,000,000
7.50% Debentures due 2017	$300,000,000
7.00% Debentures due 2027	$300,000,000
7.00% Debentures due 2028	$400,000,000
8.375% Notes due 2032	$240,000,000
7.625% Debentures due 2037	$300,000,000

El Paso Natural Gas Company
8.625% Notes due 2022	$260,000,000
7.50% Debentures due 2026	$200,000,000
8.375% Notes due 2032	$299,750,000
5.95% Notes due 2017	$355,000,000

El Paso Tennessee Pipeline Co., L.L.C.
9.00% Debentures due 2012	$940,000
7.25% Debentures due 2025	$148,000

Schedule 1.1(l)

Existing El Paso Credit Facilities

Facility	Maturity
EPC
Fourth Amended and Restated Credit Agreement dated May 27, 2011	May 27, 2016

Schedule 1.1(m)

Existing El Paso Secured Hedge Agreements

None.

Schedule 1.1(n)

Existing El Paso Secured LC Facilities

None.

Schedule 1.1(o)

Existing Cash Management Agreements

•	To the extent such program and services are effected pursuant to a Cash Management Agreement:

•	JPMorgan Chase Bank, N.A. or its Affiliates provide a Purchasing Card Program to EPC and/or its Subsidiaries; and

•	JPMorgan Chase Bank, N.A. or its Affiliates provide various day to day treasury management services to EPC and/or its Subsidiaries.

•	Agreements constituting Cash Management Agreements between EPC and/or its Subsidiaries and Bank of America, N.A. and/or its Affiliates;

•	Agreements constituting Cash Management Agreements between EPC and/or its Subsidiaries and Bank of New York Mellon and/or its Affiliates;

•	Agreements constituting Cash Management Agreements between EPC and/or its Subsidiaries and Citibank, N.A. and/or its Affiliates; and

•	Agreements constituting Cash Management Agreements between EPC and/or its Subsidiaries and SunTrust Bank and/or its Affiliates.

Schedule 7.2

Local Counsel Jurisdictions

•	State of Colorado; and

•	State of Utah.

Schedule 8.12

Subsidiaries

Kinder Morgan Subsidiaries

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
6043445 Canada Inc.	Canada	No	KM Express Ltd.

Agnes B Crane, LLC	LA	No	Kinder Morgan Bulk Terminals, Inc.

Audrey Tug LLC	DE	No	KM Ship Channel Services LLC

Battleground Oil Specialty Terminal LLC	DE	No	Kinder Morgan Battleground Oil LLC

Betty Lou LLC	DE	No	Kinder Morgan Operating L.P. “C”

Calnev Pipe Line LLC	DE	No	Kinder Morgan Pipeline LLC

Carbon Exchange LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Central Florida Pipeline LLC	DE	No	Kinder Morgan Liquids Terminals LLC

CIG Trailblazer Gas Company, L.L.C.	DE	No	Kinder Morgan Operating L.P. “A”

Colton Processing Facility	CA	No	Kinder Morgan Operating L.P. “D” (50%)

Colton Processing Facility	CA	No	SFPP, L.P. (50%)

Dakota Bulk Terminal, Inc.	WI	No	Kinder Morgan Bulk Terminals, Inc.

Deeprock Development, LLC	DE	No	Kinder Morgan Cushing LLC (51%)

Delta Terminal Services LLC	DE	No	KMBT LLC

Elizabeth River Terminals LLC	DE	No	Kinder Morgan Port Terminals USA LLC

Emory B Crane, LLC	LA	No	Kinder Morgan Bulk Terminals, Inc.

EPC	DE	Yes	Sherpa Acquisition, LLC

Express GP Holdings Ltd.	Canada	No	KM Express Ltd.

Express Pipeline LLC	DE	No	Express Holdings (USA) Inc.

Fernandina Marine Construction Management LLC	DE	No	Nassau Terminals LLC

[2]	As defined in the Credit Agreement.
[3]	Owner owns 100% of the applicable Subsidiary unless otherwise specified.

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Frank L Crane, LLC	LA	No	Kinder Morgan Bulk Terminals, Inc.

General Stevedores GP, LLC	TX	No	Kinder Morgan Bulk Terminals, Inc.

General Stevedores Holdings LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Global American Terminals LLC	DE	No	Kinder Morgan River Terminals LLC

Guilford County Terminal Company, LLC	NC	No	Kinder Morgan Southeast Terminals LLC (65%)

Gulf Energy Gathering & Processing, LLC	DE	No	Hydrocarbon Development LLC

Gulf Energy Gas, LLC	DE	No	Hydrocarbon Development LLC

Gulf Energy Marketing, LLC	DE	No	Tejas Gas, LLC

Hampshire LLC	DE	No	KM Ship Channel Services LLC

HBM Environmental, Inc.	LA	No	KMBT LLC

Hydrocarbon Development LLC	DE	No	Tejas Gas, LLC

ICPT, L.L.C	LA	No	Kinder Morgan Operating L.P. “C”

I.M.T. Land Corp.	LA	No	International Marine Terminals

Interenergy Corporation	CO	No	Kinder Morgan, Inc.

International Marine Terminals	LA	No	Kinder Morgan Operating L.P. “C” (66.66%)

Javelina Tug LLC	DE	No	KM Ship Channel Services LLC

Jeannie Brewer LLC	DE	No	KM Ship Channel Services LLC

J.R. Nicholls LLC	DE	No	KM Ship Channel Services LLC

K N Gas Gathering, Inc.	CO	No	Kinder Morgan, Inc.

K N Natural Gas, Inc.	CO	No	Kinder Morgan, Inc.

K N TransColorado, Inc.	CO	No	Kinder Morgan, Inc.

Kinder Morgan 2-Mile LLC	DE	No	Kinder Morgan Liquids Terminals LLC

Kinder Morgan Amory LLC	MS	No	Kinder Morgan River Terminals LLC

Kinder Morgan Arrow Terminals Holdings, Inc.	DE	No	Kinder Morgan River Terminals LLC

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Kinder Morgan Arrow Terminals, L.P.	DE	No	Kinder Morgan River Terminals LLC (1%)

Kinder Morgan Arrow Terminals, L.P.	DE	No	Tajon Holdings, Inc. (99%)

Kinder Morgan Baltimore Transload Terminal LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Battleground Oil LLC	DE	No	Kinder Morgan Operating L.P. “D”

Kinder Morgan Bison ULC	Canada	No	KMEP Canada ULC

Kinder Morgan Border Pipeline, LLC	DE	No	Tejas Natural Gas, LLC

Kinder Morgan Bulk Terminals, Inc.	LA	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Cameron Prairie Pipeline LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Canada CO2 ULC	Canada	No	KMEP Canada ULC

Kinder Morgan Canada Company	Canada	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Canada Inc.	Canada	No	KMEP Canada ULC

Kinder Morgan Canada LLC	DE	No	Kinder Morgan, Inc.

Kinder Morgan Canada Terminals Limited Partnership	Canada	No	Kinder Morgan Cochin ULC (99.99% LP)

Kinder Morgan Canada Terminals Limited Partnership	Canada	No	KM Canada Terminals ULC (.01% GP)

Kinder Morgan Carbon Dioxide Transportation Company	DE	No	Kinder Morgan CO2 Company, L.P.

Kinder Morgan CO2 Company, L.P.	TX	No	Kinder Morgan Energy Partners, L.P. (98.9899%)

Kinder Morgan CO2 Company, L.P.	TX	No	Kinder Morgan G.P., Inc. (1.0101%)

Kinder Morgan Cochin LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Cochin ULC	Canada	No	Kinder Morgan Canada Company (21,000 common shares and 7550 Class E Preferred Shares)

Kinder Morgan Cochin ULC	Canada	No	KM Canada Terminals ULC (372 common shares, 8,932 Class B preferred shares)

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Kinder Morgan Cochin ULC	Canada	No	KMEP Canada ULC (78,850 common shares, 21,306 Class A preferred shares and 76,300 Class C preferred shares)

Kinder Morgan Cochin ULC	Canada	No	KMEP Canada ULC (78,850 common shares, 21,306 Class A preferred shares and 76,300 Class C preferred shares)

Kinder Morgan Cochin ULC	Canada	No	Trans Mountain (Jet Fuel) Inc. (11,058,039 Class D shares)

Kinder Morgan Columbus LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Kinder Morgan Commercial Services LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Crude & Condensate LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Crude Oil Pipelines LLC	DE	No	Kinder Morgan Production Company LLC

Kinder Morgan Crude to Rail LLC	DE	No	Kinder Morgan Operating L.P. “D”

Kinder Morgan Cushing LLC	DE	No	Kinder Morgan Liquids Terminals LLC

Kinder Morgan Dallas Fort Worth Rail Terminal LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan (Delaware), Inc.	DE	Yes	Kinder Morgan, Inc.

Kinder Morgan Eagle Ford LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Endeavor LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Energy Partners, L.P.	DE	No [4]	Kinder Morgan, Inc. (and certain subsidiaries hold 7.03% of the Common Units and 100% of Class B Units)

Kinder Morgan Energy Partners, L.P.	DE	No	Kinder Morgan G.P., Inc. (1.0101% GP interest and 1.06% Common Units)

Kinder Morgan Finance Company LLC	DE	No	Kinder Morgan, Inc.

Kinder Morgan Fleeting LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Kinder Morgan Foundation	CO	No	Kinder Morgan, Inc.

Kinder Morgan Gas Natural de Mexico, S. de R.L. de C.V.	Mexico	No	Kinder Morgan Operating L.P. “A” (99.996%)

[4]	See definition of Material Subsidiary.

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Kinder Morgan Gas Natural de Mexico, S. de R.L. de C.V.	Mexico	No	Kinder Morgan Transmix Company, LLC (0.004%)

Kinder Morgan G.P., Inc.	DE	Yes	Kinder Morgan (Delaware), Inc. (common stock)

Kinder Morgan G.P., Inc.	DE	Yes	Non-affiliated shareholders (preferred stock)

Kinder Morgan Heartland ULC	Canada	No	KMEP Canada ULC

Kinder Morgan Interstate Gas Transmission LLC	CO	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan KMAP LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Las Vegas LLC	DE	No	Kinder Morgan Pipeline LLC

Kinder Morgan Linden Transload Terminal LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Liquids Terminals LLC	DE	No	Kinder Morgan Operating L.P. “D”

Kinder Morgan Liquids Terminals St. Gabriel LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Louisiana Pipeline Holding LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Louisiana Pipeline LLC	DE	No	Kinder Morgan Louisiana Pipeline Holding LLC

Kinder Morgan Management, LLC (KMR)	DE	No	Kinder Morgan G.P., Inc. (2 voting shares; other shares are publicly traded)

Kinder Morgan Management, LLC (KMR)	DE	No	Kinder Morgan, Inc. (14.27% of the LLC shares)

Kinder Morgan Marine Services LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Kinder Morgan Materials Services, LLC	PA	No	Kinder Morgan Liquids Terminals LLC

Kinder Morgan Mid Atlantic Marine Services LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Kinder Morgan NatGas Operator LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan North Cahokia Special Project LLC	DE	No	Kinder Morgan Terminals Inc.

Kinder Morgan North Texas Pipeline LLC	DE	No	Tejas Natural Gas, LLC

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Kinder Morgan Operating L.P. “A”	DE	No	Kinder Morgan Energy Partners, L.P. (98.9899%)

Kinder Morgan Operating L.P. “A”	DE	No	Kinder Morgan G.P., Inc. (1.0101%)

Kinder Morgan Operating L.P. “B”	DE	No	Kinder Morgan Energy Partners, L.P. (98.9899%)

Kinder Morgan Operating L.P. “B”	DE	No	Kinder Morgan G.P., Inc. (1.0101%)

Kinder Morgan Operating L.P. “C”	DE	No	Kinder Morgan Energy Partners, L.P. (98.9899%)

Kinder Morgan Operating L.P. “C”	DE	No	Kinder Morgan G.P., Inc. (1.0101%)

Kinder Morgan Operating L.P. “D”	DE	No	Kinder Morgan Energy Partners, L.P. (98.9899%)

Kinder Morgan Operating L.P. “D”	DE	No	Kinder Morgan G.P., Inc. (1.0101%)

Kinder Morgan Pecos LLC	DE	No	Kinder Morgan CO2 Company, L.P.

Kinder Morgan Petcoke, L.P.	DE	No	Kinder Morgan Petcoke GP LLC (1% GP)

Kinder Morgan Petcoke, L.P.	DE	No	Kinder Morgan Petcoke LP LLC (99% LP)

Kinder Morgan Petcoke GP LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Petcoke LP LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Pipeline LLC	DE	No	Kinder Morgan Operating L.P. “D”

Kinder Morgan Pipelines (USA) Inc.	DE	No	KM Express Ltd.

Kinder Morgan Pipeline Servicios de Mexico S. de R.L. de C.V.	Mexico	No	Kinder Morgan Border Pipeline, LLC (99.6%)

Kinder Morgan Pipeline Servicios de Mexico S. de R.L. de C.V.	Mexico	No	Tejas Gas, LLC (0.4%)

Kinder Morgan Pony Express Pipeline LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Port Manatee Terminal LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Port Sutton Terminal LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Port Terminals USA LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan Production Company LLC	DE	No	Kinder Morgan CO2 Company, L.P.

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Kinder Morgan Rail Services LLC	DE	No	Kinder Morgan Operating L.P. “C”

Kinder Morgan River Terminals LLC	TN	No	Kinder Morgan Bulk Terminals, Inc.

Kinder Morgan Services LLC	DE	No	Kinder Morgan Management, LLC

Kinder Morgan Seven Oaks LLC	DE	No	KMBT LLC

Kinder Morgan Southeast Terminals LLC	DE	No	Kinder Morgan Liquids Terminals LLC

Kinder Morgan Tank Storage Terminals LLC	DE	No	Kinder Morgan Liquids Terminals LLC

Kinder Morgan Tejas Pipeline LLC	DE	No	Tejas Natural Gas, LLC

Kinder Morgan Terminals Inc.	DE	No	Kinder Morgan Bulk Terminals, Inc.

Kinder Morgan Texas Gas Services LLC	DE	No	Kinder Morgan Texas Pipeline LLC

Kinder Morgan Texas Pipeline LLC	DE	No	Tejas Natural Gas, LLC

Kinder Morgan Texas Terminals, L.P.	DE	No	General Stevedores GP, LLC (0.2%)

Kinder Morgan Texas Terminals, L.P.	DE	No	General Stevedores Holdings LLC (99.8%)

Kinder Morgan TransColorado, Inc.	UT	No	Kinder Morgan TransColorado LLC

Kinder Morgan TransColorado LLC	DE	No	Kinder Morgan, Inc.

Kinder Morgan Transmix Company, LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Treating LP	DE	No	Kinder Morgan Operating L.P. “A” (99.99% LP)

Kinder Morgan Treating LP	DE	No	KM Treating GP LLC (.001% GP)

Kinder Morgan Urban Renewal, L.L.C.	NJ	No	Kinder Morgan Liquids Terminals LLC

Kinder Morgan W2E Pipeline LLC	DE	No	Kinder Morgan Operating L.P. “A”

Kinder Morgan Wink Pipeline LLC	DE	No	Kinder Morgan Crude Oil Pipelines LLC

KinderHawk Field Services LLC	DE	No	KM Gathering LLC

KM Canada Terminals ULC	Canada	No	Kinder Morgan Operating L.P. “D”

KM Crane LLC	MD	No	Kinder Morgan Bulk Terminals, Inc.

KM Decatur, Inc.	AL	No	Kinder Morgan River Terminals LLC

KM Eagle Gathering LLC	DE	No	Kinder Morgan Operating L.P. “A”

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
KM Express Ltd.	Canada	No	KMEP Canada ULC

KM Gathering LLC	DE	No	Kinder Morgan Operating L.P. “A”

KM Insurance Ltd.	Bermuda	No	Kinder Morgan, Inc.

KM International Services, Inc.	DE	No	Kinder Morgan, Inc.

KM Kakaskia Dock LLC	DE	No	Kinder Morgan Operating L.P. “C”

KM Liquids Terminals LLC	DE	No	Kinder Morgan Liquids Terminals LLC

KM North Cahokia Land LLC	DE	No	Kinder Morgan Operating L.P. “C”

KM North Cahokia Terminal Project LLC	DE	No	KM North Cahokia Land LLC

KM Ship Channel Services LLC	DE	No	Kinder Morgan Terminals, Inc.

KM Treating GP LLC	DE	No	Kinder Morgan Operating L.P. “A”

KM Treating Production LLC	DE	No	Kinder Morgan Treating LP

KM Upstream LLC	DE	No	Kinder Morgan Operating L.P. “A”

KMBT LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

KMEP Canada ULC	Canada	No	Kinder Morgan Operating L.P. “A”

KMGP Services Company Inc.	DE	No	Kinder Morgan G.P., Inc

KN Telecommunications, Inc.	CO	No	Kinder Morgan, Inc.

Knight Power Company LLC	DE	No	Kinder Morgan, Inc.

Lomita Rail Terminal LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

Milwaukee Bulk Terminals LLC	WI	No	Kinder Morgan Bulk Terminals, Inc.

MJR Operating LLC	MD	No	Kinder Morgan Operating L.P. “C”

Mr. Bennett LLC	DE	No	KM Ship Channel Services LLC

Mr. Vance LLC	DE	No	KM Ship Channel Services LLC

Nassau Terminals LLC	DE	No	Kinder Morgan Port Terminals USA LLC

NGPL Holdco Inc.	DE	No	Kinder Morgan, Inc.

North Cahokia Industrial, LLC	DE	No	KM North Cahokia Special Project LLC (50%)

North Cahokia Industrial, LLC	DE	No	North Cahokia Real Estate, LLC (25%

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
North Cahokia Terminal, LLC	DE	No	KM North Cahokia Terminal Project LLC (50%)

North Cahokia Terminal, LLC	DE	No	North Cahokia Real Estate, LLC (25%)

Northeast Express Pipeline LLC	DE	No	West2East Pipeline LLC (66.66%)

NS 307 Holdings Inc.	DE	No	KM Express Ltd.

Paddy Ryan Crane, LLC	LA	No	Kinder Morgan Bulk Terminals, Inc.

Pecos Carbon Dioxide Transportation Company	TX	No	Kinder Morgan CO2 Company, L.P. (4.27%)

Pecos Carbon Dioxide Transportation Company	TX	No	Kinder Morgan Carbon Dioxide Transportation Company (15.01%)

Pecos Carbon Dioxide Transportation Company	TX	No	Kinder Morgan Pecos LLC (49.9%)

Pinney Dock & Transport LLC	DE	No	KMBT LLC

Plantation Pipe Line Company	DE and VA	No	Kinder Morgan Operating L.P. “A” (24%)

Plantation Pipe Line Company	DE and VA	No	Kinder Morgan Operating L.P. “D” (27%)

Plantation Services LLC	DE	No	Kinder Morgan Operating L.P. “D” (51%)

Queen City Terminals, Inc.	DE	No	Delta Terminal Services LLC

Rahway River Land LLC	DE	No	Kinder Morgan Liquids Terminals LLC

Razorback Tug LLC	DE	No	KM Ship Channel Services LLC

RCI Holdings, Inc.	LA	No	Kinder Morgan Bulk Terminals, Inc.

River Terminals Properties GP LLC	DE	No	Kinder Morgan Bulk Terminals, Inc.

River Terminals Properties, L.P.	TN	No	River Terminals Properties GP LLC (2% GP)

River Terminals Properties, L.P.	TN	No	Kinder Morgan River Terminals LLC (98% LP)

SFPP, L.P.	DE	No	Kinder Morgan Operating L.P. “D” (99.5%)

SFPP, L.P.	DE	No	Santa Fe Pacific Pipelines, Inc. (0.5%)

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Sherpa Acquisition, LLC	DE	Yes	Kinder Morgan, Inc.

Silver Canyon Pipeline LLC	DE	No	Kinder Morgan Operating L.P. “A”

Southwest Florida Pipeline LLC	DE	No	Kinder Morgan Liquids Terminals LLC

SRT Vessels LLC	DE	No	Kinder Morgan Operating L.P. “C”

Stellman Transportation LLC	DE	No	Hydrocarbon Development LLC

Stevedore Holdings, L.P. (aka Southern Stevedoring Company, L.P.)	DE	No	Kinder Morgan Petcoke GP LLC (1% GP)

Stevedore Holdings, L.P. (aka Southern Stevedoring Company, L.P.)	DE	No	Kinder Morgan Petcoke LP LLC (99% LP)

Tajon Holdings, Inc.	PA	No	Kinder Morgan Arrow Terminals Holdings, Inc.

Tejas Gas, LLC	DE	No	Kinder Morgan Operating L.P. “A”

Tejas Gas Systems, LLC	DE	No	Hydrocarbon Development LLC

Tejas-Gulf, LLC	DE	No	Hydrocarbon Development LLC

Tejas Natural Gas, LLC	DE	No	Tejas Gas, LLC

Texan Tug LLC	DE	No	KM Ship Channel Services LLC

Trailblazer Pipeline Company LLC	DE	No	Kinder Morgan Operating L.P. “A”

Trans Mountain (Jet Fuel) Inc.	Canada	No	KMEP Canada ULC

Trans Mountain Pipeline L.P.	Canada	No	Kinder Morgan Cochin ULC (99.99% LP)

Trans Mountain Pipeline L.P.	Canada	No	Trans Mountain Pipeline ULC (0.01% GP)

Trans Mountain Pipeline (Puget Sound) LLC	DE	No	Kinder Morgan Operating L.P. “A”

Trans Mountain Pipeline ULC	Canada	No	KMEP Canada ULC

TransColorado Gas Transmission Company	CO	No	Kinder Morgan Operating L.P. “A”

Transload Services, LLC	IL	No	Kinder Morgan Bulk Terminals, Inc.

Valley Gas Transmission, LLC	DE	No	Hydrocarbon Development LLC

Valley Operating, Inc.	CO	No	Kinder Morgan, Inc.

Subsidiary	Jurisdiction of Formation	Material[2]	Owner(s)[3]
Western Plant Services, Inc.	CA	No	Kinder Morgan Bulk Terminals, Inc.

Wildhorse Energy Partners, LLC	DE	No	Interenergy Corporation (55%)

El Paso Subsidiaries

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
Agua del Cajon (Cayman) Company	Cayman Islands	No	El Paso Neuquen Holding Company (50%)

Agua del Cajon (Cayman) Company	Cayman Islands	No	EPED B Company (50%)

ANR Real Estate Corporation	DE	No	Tennessee Gas Pipeline Company, L.L.C.

Aquamarine Power Holdings, L.L.C.	DE	No	EPED B Company

Bear Creek Storage Company, L.L.C.	DE	No	Southern Natural Gas Company, L.L.C. (50%)

Bear Creek Storage Company, L.L.C.	DE	No	Tennessee Gas Pipeline Company, L.L.C. (50%)

Camino Real Gathering Company, L.L.C.	DE	No	El Paso Midstream Group, Inc.

Cheyenne Plains Gas Pipeline Company, L.L.C.	DE	No	Cheyenne Plains Investment Company, L.L.C.

Cheyenne Plains Investment Company, L.L.C.	DE	No	El Paso Cheyenne Holdings, L.L.C.

CIG Funding Company, L.L.C.	DE	No	Colorado Interstate Gas Company, L.L.C.

CIG Gas Storage Company	DE	No	El Paso CNG Company, L.L.C.

CIG Pipeline Services Company, L.L.C.	DE	No	El Paso Noric Investments III, L.L.C.

Coastal Canada Petroleum, Inc.	New Brunswick	No	Coscol Petroleum Corporation

Coastal Eagle Point Oil Company	DE	No	El Paso CGP Company, L.L.C.

Coastal Energy Resources Ltd.	Mauritius	No	Coscol Petroleum Corporation

Coastal Offshore Insurance Ltd.	Bermuda	No	El Paso CNG Company, L.L.C.

Coastal Oil New England, Inc.	MA	No	Coscol Petroleum Corporation

Coastal Petroleum N.V.	Aruba	No	Coscol Petroleum Corporation

Coastal Power International II Ltd.	Cayman Islands	No	El Paso CGP Company, L.L.C.

[5]	Owner owns 100% of the applicable Subsidiary unless otherwise specified.

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
Coastal Subic Bay Terminal, Inc.	Philippines	No	Coscol Petroleum Corporation

Colbourne Insurance Company Limited	United Kingdom	No	El Paso CGP Company, L.L.C.

Colorado Interstate Gas Company, L.L.C.	DE	No	EPPP CIG GP Holdings, L.L.C. (86%)

Colorado Interstate Gas Company, L.L.C.	DE	No	El Paso Noric Investments III, L.L.C. (14%)

Colorado Interstate Issuing Corporation	DE	No	Colorado Interstate Gas Company, L.L.C.

Coscol Petroleum Corporation	DE	No	El Paso CGP Company, L.L.C.

Cross Country Development L.L.C.	DE	No	El Paso Natural Gas Company (54.83%)

Crystal E&P Company, L.L.C.	DE	No	El Paso E&P Company, L.P.

Eastern Insurance Company Limited	Bermuda	No	EPC

El Paso Amazonas Energia Ltda.	Brazil	No	EPED B Company (99.9999%)

El Paso Amazonas Energia Ltda.	Brazil	No	El Paso Energia do Brasil Ltda. (.0001%)

El Paso Brazil Holdings Company	Cayman Islands	No	El Paso Brazil, L.L.C.

El Paso Brazil, L.L.C.	DE	No	EP Production International Cayman Company

El Paso Cayger III Company	Cayman Islands	No	EPED B Company

El Paso Cayger IV Company	Cayman Islands	No	El Paso Energy Cayger II Company

El Paso CGP Company, L.L.C.	DE	No	EPC

El Paso Cheyenne Holdings, L.L.C.	DE	No	El Paso CNG Company, L.L.C.

El Paso Citrus Holdings, Inc.	DE	No	EPC

El Paso CNG Company, L.L.C.	DE	No	EPC

El Paso Corporate Foundation	TX	No	EPC

El Paso E&P Company, L.P.	DE	Yes	El Paso Production Resale Company, L.L.C. (99% LP)

El Paso E&P Company, L.P.	DE	Yes	El Paso Exploration & Production Management, Inc. (1% GP)

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
El Paso E&P S. Alamein Cayman Company	Cayman Islands	No	EP Energy Corporation (90%)

El Paso E&P S. Alamein Cayman Company	Cayman Islands	No	El Paso Preferred Holdings Company (10%)

El Paso Egypt Production Company	Cayman Islands	No	El Paso E&P S. Alamein Cayman Company

El Paso Egypt S. Alamein Company	Cayman Islands	No	El Paso E&P S. Alamein Cayman Company

El Paso Egypt Tanta Company	Cayman Islands	No	El Paso E&P S. Alamein Cayman Company

El Paso El Sauz B.V.	Netherlands	No	EPED Holding Company

El Paso Energia do Brasil Ltda.	Brazil	No	EPED B Company (99.0052%)

El Paso Energia do Brasil Ltda.	Brazil	No	Interenergy Company (0.9948%%)

El Paso Energy Argentina Service Company	DE	No	EPED Holding Company

El Paso Energy Capital Trust I	DE	No	EPC

El Paso Energy Cayger II Company	Cayman Islands	No	Aquamarine Power Holdings, L.L.C.

El Paso Energy E.S.T. Company	DE	No	EPC

El Paso Energy International Company	DE	No	El Paso Tennessee Pipeline Co., L.L.C.

El Paso Energy Marketing de Mexico, S de RL de CV	Mexico	No	El Paso Mexico Holding B.V. (99.89%)

El Paso Energy Marketing de Mexico, S de RL de CV	Mexico	No	EPEC Corporation (0.11%)

El Paso Energy Service Company	DE	Yes	EPC

El Paso EPE Merger Company	DE	No	EP Energy Holding Company

El Paso EPNG Investments, L.L.C.	DE	Yes	EPC

El Paso Exploration & Production Management, Inc.	DE	Yes	EP Energy Corporation

El Paso Fife I Company	Cayman Islands	No	EPED B Company

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
El Paso Maritime B.V.	Netherlands	No	El Paso Oleo e Gas do Brasil Ltda.

El Paso Marketing Company, L.L.C.	DE	Yes	EPEC Corporation

El Paso Merchant Energy North America Company, L.L.C.	DE	No	El Paso Tennessee Pipeline Co., L.L.C.

El Paso Merchant Energy-Petroleum Company	DE	No	El Paso CGP Company, L.L.C.

El Paso Mexico Holding B.V.	Netherlands	No	EPED Holding Company

El Paso Midstream Group, Inc.	DE	No	EPC

El Paso Natural Gas Company	DE	Yes	El Paso EPNG Investments, L.L.C.

El Paso Neuquen Holding Company	Cayman Islands	No	El Paso Energy Argentina Service Company

El Paso Noric Investments III, L.L.C.	DE	No	El Paso CNG Company, L.L.C.

El Paso Oleo e Gas do Brasil Ltda.	Brazil	No	El Paso Brazil, L.L.C. (99.8002%)

El Paso Oleo e Gas do Brasil Ltda.	Brazil	No	El Paso Brazil Holdings Company (.1998%)

El Paso Pipeline Corporation	DE	No	EPC

El Paso Pipeline GP Company, L.L.C.	DE	No	El Paso Pipeline Holding Company, L.L.C.

El Paso Pipeline Holding Company, L.L.C.	DE	No	EPC (99%)

El Paso Pipeline Holding Company, L.L.C.	DE	No	El Paso Pipeline Corporation (1%)

El Paso Pipeline LP Holdings, L.L.C.	DE	No	El Paso Pipeline Holding Company, L.L.C.

El Paso Pipeline Partners Operating Company, LLC	DE	No	El Paso Pipeline Partners, L.P.

El Paso Pipeline Partners, L.P. (“EMP”)	DE	No	El Paso Pipeline GP Company, L.L.C. (2%)

El Paso Pipeline Partners, L.P.	DE	No	El Paso Pipeline LP Holdings, L.L.C. (42.12%)

El Paso Preferred Holdings Company	DE	No	EP Energy Corporation

El Paso Production Oil & Gas Gathering Company, L.L.C.	DE	No	El Paso Production Resale Company, L.L.C.

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
El Paso Production Resale Company, L.L.C.	DE	Yes	El Paso Exploration & Production Management, Inc.

El Paso Reata Energy Company, L.L.C.	DE	No	El Paso Marketing Company, L.L.C.

El Paso Remediation Company	DE	No	EPC

El Paso Rio Negro Energia Ltda.	Brazil	No	EPED B Company (99.9999%)

El Paso Rio Negro Energia Ltda.	Brazil	No	El Paso Energia do Brasil Ltda. (.0001%)

El Paso Ruby Holding Company, L.L.C.	DE	No	El Paso CNG Company, L.L.C.

El Paso Services Holding Company	DE	Yes	El Paso Tennessee Pipeline Co., L.L.C.

El Paso Technology Pakistan (Private) Limited	Pakistan	No	El Paso CGP Company, L.L.C. (99.9999%)

El Paso Tennessee Pipeline Co., L.L.C.	DE	Yes	EPC

El Paso TGPC Investments, L.L.C.	DE	Yes	El Paso Tennessee Pipeline Co., L.L.C.

Elba Express Company, L.L.C.	DE	No	El Paso Pipeline Partners Operating Company, LLC

EP Energy Corporation	DE	Yes	EPC

EP Production International Cayman Company	Cayman Islands	No	EP Energy Corporation (90%)

EP Production International Cayman Company	Cayman Islands	No	El Paso Preferred Holdings Company (10%)

EPEC Corporation	DE	Yes	El Paso Services Holding Company

EPEC Oil Company Liquidating Trust	DE	No	El Paso Energy E.S.T. Company

EPEC Polymers, Inc.	DE	No	El Paso Remediation Company

EPEC Realty, Inc.	DE	No	El Paso Tennessee Pipeline Co., L.L.C.

EPED B Company	Cayman Islands	No	EPED Holding Company

EPED Holding Company	DE	No	El Paso Energy International Company

EPIC Gas International Servicos do Brasil Ltda.	Brazil	No	El Paso Energy International Company (14.9736%)

EPIC Gas International Servicos do Brasil Ltda.	Brazil	No	El Paso Services Holding Company (.0001%)

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
EPIC Gas International Servicos do Brasil Ltda.	Brazil	No	EPED Holding Company (85.0263%)

EPNG Funding Company, L.L.C.	DE	No	El Paso Natural Gas Company

EPPP CIG GP Holdings, L.L.C.	DE	No	El Paso Pipeline Partners Operating Company, LLC

EPTP Issuing Corporation	DE	No	El Paso Tennessee Pipeline Co., L.L.C.

Interenergy Company	Cayman Islands	No	EPED B Company

Malone Superfund Site and Douglas King et al Litigation Successor Trust	DE	No	EPEC Polymers, Inc.

Marcellus Ethane Pipeline System, L.L.C.	DE	No	El Paso Midstream Group, Inc.

MBOW Four Star Corporation	DE	No	EP Energy Corporation

Mesquite Investors, L.L.C.	DE	No	El Paso Merchant Energy North America Company, L.L.C.

Mojave Pipeline Company, L.L.C.	DE	No	El Paso Natural Gas Company

Mojave Pipeline Operating Company	TX	No	Mojave Pipeline Company, L.L.C.

Mt. Franklin Insurance Ltd.	Bermuda	No	EPC

SNG Funding Company, L.L.C.	DE	No	Southern Natural Gas Company, L.L.C.

Sirius Holdings Merger Corporation	DE	No	EPC

Sirius Merger Corporation	DE	No	Sirius Holdings Merger Corporation

SNG Pipeline Services Company, L.L.C.	DE	No	EPC

Southern Gulf LNG Company, L.L.C.	DE	No	EPC

Southern LNG Company, L.L.C.	DE	No	El Paso Pipeline Partners Operating Company, LLC

Southern Natural Gas Company, L.L.C.	DE	No	El Paso Pipeline Partners Operating Company, LLC

Southern Natural Issuing Corporation	DE	No	Southern Natural Gas Company, L.L.C.

Tennessee Gas Pipeline Company, L.L.C.	DE	Yes	El Paso TGPC Investments, L.L.C.

Tennessee Gas Pipeline Issuing Corporation	DE	No	El Paso Tennessee Pipeline Co., L.L.C.

TGP Funding Company, L.L.C.	DE	No	Tennessee Gas Pipeline Company, L.L.C.

Subsidiary	Jurisdiction of Formation	Material	Owner(s)[5]
TGP Pipeline Services Company, L.L.C.	DE	No	EPC

UnoPaso Exploracao e Producao de Petroleo e Gas Ltda.	Brazil	No	El Paso Brazil, L.L.C. (99.9999%)

UnoPaso Exploracao e Producao de Petroleo e Gas Ltda.	Brazil	No	El Paso Brazil Holdings Company (.0001%)

Wyoming Interstate Company, L.L.C.	DE	No	El Paso Pipeline Partners Operating Company, LLC

Schedule 9.9

Affiliate Transactions

Kinder Morgan Affiliate Transactions

Kinder Morgan, Inc. (“KMI”) operates the natural gas pipeline systems owned by Kinder Morgan Interstate Gas Transmission LLC (“KMIGT”) pursuant to the Operations and Reimbursement Agreement dated January 20, 2000 by and between KMI, as operator, and KMIGT, as owner.

KMI operates certain midstream natural gas assets owned by Kinder Morgan Operating L.P. “A” (“OLPA”) pursuant to the Operations and Reimbursement Agreement dated December 21, 2000 by and between KMI, as operator, and OLPA, as owner.

KMI operates the natural gas pipeline systems owned by TransColorado Gas Transmission Company (“TC”) pursuant to the Operations and Reimbursement Agreement dated November 19, 2004 by and between KMI, as operator, and TC, as owner.

KMI operates the natural gas pipeline system owned by Kinder Morgan Gas Natural De Mexico, S. de R.L. de C.V. (“KMG”) pursuant to the Operations and Reimbursement Agreement dated January 1, 2002 by and between KMI, as operator, and KMG, as owner.

KMGP Services Company, Inc. provides employees and Kinder Morgan Services LLC (“KMS”) provides centralized payroll and employee benefits services to Kinder Morgan Energy Partners, L.P. (“KMP”), KMP’s operating partnerships and subsidiaries, Kinder Morgan G.P., Inc. and Kinder Morgan Management, LLC (“KMR”) (collectively, the “Group”). The direct costs of all compensation and other employer expenses with respect to such employees are assigned or allocated by KMS to members of the Group that reimburse KMS for same. No profit margin is charged by KMS to members of the Group. The administrative support necessary to implement such payroll and benefits services is provided by the human resource department of Kinder Morgan, Inc., and the related administrative costs are allocated to members of the Group in accordance with existing expense allocation procedures. The effect of these arrangements is that each member of the Group bears the direct compensation and employer costs of its assigned employees and bears an allocable portion of the corporate general administrative costs. KMP provides reimbursement for its share of these administrative costs and such reimbursements are accounted for as described above. The agreements that address KMP reimbursement commitments are: KMP’s Limited Partnership Agreement, the Delegation of Control Agreement among Kinder Morgan G.P., Inc., KMR, KMP and the other parties thereto, and KMR’s Limited Liability Company Agreement. Executive officers of Kinder Morgan G.P., Inc. and KMR, other employees who provide management or services to both Kinder Morgan, Inc. and the Group, and employees who assist in the operation of KMP’s Natural Gas Pipeline assets are employed by Kinder Morgan, Inc. These Kinder Morgan, Inc. employees’ expenses are allocated without a profit component between Kinder Morgan, Inc. and the appropriate members of the Group.

KMI’s indemnity obligations relating to debt incurred by KMP in its acquisition of certain natural gas pipelines from Kinder Morgan Kansas, Inc., in an aggregate principal amount equal to $733,500,903 (as set forth in KMI’s form 10-K for the fiscal year ended December 31,2010).

Various officers or employees of KMI provide management or services to KMI and KMR, KMP and/or either’s subsidiaries or assist KMP and/or its subsidiaries in the operation of their respective natural gas pipeline assets. The expenses of such KMI employees shall be allocated without a profit component between KMI and KMR, KMP and/or either’s subsidiaries.

Finally, it is KMI’s corporate policy that from time to time, employees of KMR or its subsidiaries may perform services for KMI or KMP or their respective subsidiaries. Similarly, from time to time employees of KMI or its subsidiaries may perform services for KMR or KMP or their respective subsidiaries, and employees of KMP or its subsidiaries may perform services for KMI or KMR or their respective subsidiaries. These services include administrative items such as centralized payroll, employee benefit services, cost reimbursement, management services, asset maintenance and other ordinary course corporate responsibilities.

El Paso Affiliate Transactions

Operating and Services Agreements:

•

The Omnibus Agreement, by and among El Paso Pipeline Partners, L.P. (“EMP”), El Paso Pipeline GP Company, L.L.C., Southern Natural Gas Company, L.L.C. (“SNG”), Colorado Interstate Gas Company, L.L.C. (“CIG”), and EPC, governs the reimbursement by EMP of various operating and general and administrative services performed on its behalf. Pursuant to this agreement, EPC performs centralized corporate functions on behalf of EMP including legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, tax and engineering. EMP reimburses EPC for the cost of these services including the salaries and employee benefits of personnel performing the services. Costs incurred within EPC’s corporate departments are directly allocated to EMP and its subsidiaries if the costs are incremental and are due solely to EMP or are identified specifically for services performed by the corporate department for EMP. These costs are billed to EMP via a monthly allocation process. Specific cost drivers are used to allocate the costs whenever possible. If a cost does not have a specific driver it is included in a Glump allocation. EPC’s corporate overhead formula for Glump allocation is driven by the modified Distrigas method which is commonly used in the pipeline industry and is accepted by Federal Energy Regulatory Commission. Specifically, the method allocates costs based upon the business unit’s EBIT, Property, Plant and Equipment, and payroll.

•

Southern Gulf LNG Company, LLC (“SGLNG”) operates the Gulf LNG Terminal and Pipeline pursuant to the Operation and Maintenance agreement between Gulf LNG Energy, LLC (“GLE”), Gulf LNG Pipeline, LLC (“GLP”) (GLE and GLP are Owners) and SGLNG (Operator) dated February 7, 2008.

•

SNG Pipeline Services Company, LLC provides labor and associated support and administrative services to Southern LNG Company, L.L.C. (“SLNG”), SGLNG, Elba Express Company, L.L.C. (“Elba Express”), Bear Creek Storage Company, L.L.C. (“Bear Creek”), Tennessee Gas Pipeline Company (“TGPC”), and El Paso Natural Gas Company (“EPNG”) in connection with the day-to-day management and supervision of such facilities pursuant to the Master Services Agreement between SNG Pipeline Services Company, SLNG, Southern Gulf LNG Company, LLC, Elba Express, Bear Creek, TGPC, and EPNG dated September 1, 2011.

•

EPNG provides certain support and administrative services to Mojave Pipeline Company, LLC (“Mojave”), CIG, Wyoming Interstate Company, L.L.C. (“WIC”), SNG, and TGPC pursuant to the Master Services Agreement between EPNG, Mojave Pipeline Company, LLC, CIG, WIC, SNG, and Tennessee Gas Pipeline Company dated September 1, 2011.

•

TGP Pipeline Services Company, LLC provides certain services to EPNG, Mojave, SNG, SLNG, SGLNG, Elba Express, Bear Creek, CIG, WIC and TGPC in connection with the performance of said transportation and storage services pursuant to the Master Services Agreement among TGP Pipeline Services Company, L.L.C. (“TGP Services”), EPNG, Mojave, SNG, SLNG, SGLNG, Elba Express, Bear Creek, CIG, WIC and TGPC dated September 1, 2011.

•

CIG, WIC and SNG are parties to Master Services Agreements with EPC, TGP Services, EPNG and CIG Pipeline Services Company, L.L.C or SNG Pipeline Services Company, L.L.C. (together the “Services Companies”). Under these agreements CIG and SNG agree to reimburse EPC for supervisory, administrative and financial services in connection with their operations. These costs are allocated either directly or indirectly through a Glump allocation.

•

CIG, WIC, SLNG, Elba Express and SNG agree to reimburse TGP Services for technical services such as control, metallurgical, pipeline integrity, rates, tariffs, certificates, engineering and rehabilitation, operational training, government affairs and measurement. TGP Services provides these services to all EPC pipeline operating companies. The specific allocations are based on the estimated level of effort devoted to their operations (time and motion studies).

•

CIG agrees to reimburse EPNG for supervisory, administrative, financial and technical services such as gas scheduling, gas control, market analysis, and executives. The specific allocation to CIG is based on estimated level of effort devoted to their operations.

•

SLNG and Elba Express agree to reimburse SNG for supervisory, administrative, financial and technical services such as gas scheduling, gas control, market analysis, and executives. The specific allocation is based on estimated level of effort devoted to their operations.

•

CIG, SLNG, Elba Express and SNG agree to reimburse the Services Companies for labor, associated support and administrative services in connection with the day-to-day management and supervision of their facilities.

•

WIC agrees to reimburse CIG for supervisory, administrative, financial and technical services such as gas scheduling, gas control, market analysis, and executives. The specific allocation to WIC is based on estimated level of effort devoted to their operations.

•

WIC provides natural gas transportation services to CIG and Cheyenne Plains under long-term contracts. WIC entered into these contracts in the normal course of business and the services are based on the same terms as non-affiliates. These services are provided under multiple contracts with various expiration dates.

•

Construction, Installation, Operation and Maintenance of Measurement and Related Facilities Agreement for Bear Creek Field Bienville Parish, LA dated October 4, 1990 by and between Sonat Exploration Company and SNG. Primary term of one year, annual evergreen 30 days written notice to terminate.

•

Construction, Installation, Operation and Maintenance of Measurement and Related Facilities Agreement for Bear Creek Field- Section 36 Bienville Parish, LA dated March 27, 1990 by and between Sonat Exploration Company and SNG. Primary term of one year, annual evergreen 30 days written notice to terminate.

•

Special Services Agreement for Installation of Quality Assurance Valve at Short Creek Receiving Station – Jefferson County, Alabama dated September 22, 2010 by and between El Paso E&P Company, L.P. and SNG.

•

Construction, Installation, Operation and Maintenance of Measurement and Related Facilities Agreement for Short Creek Field Jefferson County, Alabama dated November 3, 2000 by and between El Paso Production Company and SNG. Primary term of one year, annual evergreen 30 days written notice to terminate.

•

Installation of Electronic Facilities Agreement for Short Creek Receiving Station dated July 17, 2003 by and between El Paso Production Company and SNG. Agreement remains in full force and effect until terminated by either party upon no less than 30 days notice.

•	Firm Transportation Service Agreement dated September 1, 2005 and amended and restated as of June 1, 2011 by and between El Paso E&P Company, L.P. and CIG.

•

Firm Transportation Service Agreement dated September 1, 2000 and amended and restated as of June 1, 2011 by and between El Paso E&P Company, L.P. and CIG. Firm Capacity for 50,000 Dth/d from 6/1/2011-3/31/2016.

•

Firm Transportation Service Agreement dated September 1, 2000 and amended and restated as of June 1, 2011 by and between El Paso E&P Company, L.P. and CIG. Firm Capacity for 30,000 Dth/d from 6/1/2011-9/30/2012 then 10,000 Dth/d from 10/1/2012-3/31/2016.

Contribution Agreements:

•

On March 24, 2010, EMP entered into a contribution agreement with its operating company and El Paso and certain of its subsidiaries. Pursuant to the contribution agreement, on March 30, 2010 EMP acquired a 51 percent member interest in each of SLNG and Elba Express from EPC in exchange for aggregate consideration of $810 million.

•

On June 17, 2010, EMP entered into a contribution agreement with its operating company and EPC and certain of its subsidiaries to acquire an additional 16 percent general partner interest in SNG, with a 90 day option purchase an additional four percent general partner interest in SNG in one percent increments. Pursuant to the contribution agreement, on June 23, 2010 EMP acquired the additional 16 percent general partner interest in SNG exchange for consideration of $394 million, and on June 30, 2010 EMP acquired the additional four percent general partner interest in SNG for aggregate consideration of $98.4 million.

•

On November 12, 2010, EMP entered a contribution agreement with its operating company and EPC and certain of its subsidiaries. Pursuant to the contribution agreement, on November 19, 2010 EMP acquired the remaining 49 percent member interest in each of SLNG and Elba Express and an additional 15 percent general partner interest in SNG for aggregate consideration of $1,133 million.

Other Affiliate Transactions

•	El Paso Pipeline Partners, L.P. Partnership Agreement, among El Paso Pipeline LP Holdings, L.L.C., El Paso Pipeline GP Company, L.L.C. and El Paso Pipeline Partners, L.P.

•	El Paso Pipeline Partners Operating Company, L.L.C.’s $10,000,000 floating LIBOR based rate note payable to EPC, dated as of September 30, 2008 and due September 30, 2012, as guaranteed by EMP.

•

El Paso Noric Investments III, L.L.C., an indirect subsidiary of EPC, owns a 14% interest in Colorado Interstate Gas Company, L.L.C. EPP C.I.G. GP Holdings, L.L.C., an indirect subsidiary of EMP, owns the majority 86% interest.

•	TGP, an indirect subsidiary of EPC, owns a 50% interest Bear Creek. SNG, an indirect subsidiary of EMP, owns the remaining 50% interest.

In addition, each of WIC, CIG, SLNG, Bear Creek, Elba Express and SNG currently have or will have in the future other routine agreements with EPC or one of its subsidiaries that arise in the ordinary course of business, including revised and updated agreements for services and other transportation and exchange agreements and interconnection and balancing agreements with other EPC pipelines.

Schedule 9.14(c)

Post Closing Date Deliverables

None.

Schedule 10.1

Indebtedness

Kinder Morgan Indebtedness:

See Schedules 1.1(e) and 1.1(f), which are incorporated herein by reference.

K N Capital Trust I’s $12,689,000 8.56% Capital Trust Pass-through Securities6

K N Capital Trust III’s $14,385,000 7.63% Capital Trust Pass-through Securities7

Kinder Morgan, Inc.’s guarantee of Kinder Morgan G.P., Inc.’s $100,000,000 Series A Fixed-to-Floating Rate Term Cumulative Preferred Stock;

KMI’s indemnity obligations relating to KMP’s acquisition of certain natural gas pipelines from Kinder Morgan Kansas, Inc., in an aggregate principal amount equal to $733,500,903 (as set forth in KMI’s most recent 10-K).

El Paso Indebtedness:

See Schedules 1.1(j), 1.1(k) and 1.1(n), which are incorporated herein by reference.

Notes:

COMPANY	PRINCIPAL AMOUNT
EP Energy Corporation
7.75% Senior Notes due 2013	$906,000

El Paso Energy Capital Trust I
4.75% Trust Convertible Preferred Securities due 2028[8]	$324,886,400

[6]	Guaranteed by Kinder Morgan, Inc.
[7]	Guaranteed by Kinder Morgan, Inc.
[8]	Guaranteed by EPC.

Credit Facilities:

COMPANY	COMMITMENT/ PRINCIPAL AMOUNT
Cheyenne Plains Gas Pipeline Company, LLC	$278,000,000
Credit Agreement, dated as of May 9, 2005

EPC[9]
Credit Agreement, dated as of November 12, 2008	$125,000,000
Credit Agreement, dated as of April 9, 2009	$125,000,000
Credit Agreement, dated as of November 9, 2010	$150,000,000

Reimbursement Agreement, dated as of April 28, 2011	$50,000,000

Credit Agreement dated as of June 24, 2009	$175,000,000

El Paso E&P
Third Amended and Restated Credit Agreement, dated as of June 2, 2011	$1,000,000,000

Other Letter of Credit Facilities and Guarantees:

•	$75,000,000 Uncommitted Tennessee Gas Pipeline Letter of Credit Facility;

•	EPC guarantee in respect of EPEC Polymers $9,000,000 letter of credit, with JPMorgan Chase Bank, N.A. as issuer, and the U.S. Environmental Protection Agency, as beneficiary; and

•	EPC guarantee in respect of El Paso Merchant Energy Corporation $250,000 letter of credit, with JPMorgan Chase Bank, N.A. as issuer, and the U.S. Environmental Protection Agency, as beneficiary.

Other Indebtedness:

•	Supplemental Guaranty by EPC in favor of Deutsche Bank Trust Company Americas, dated May 3, 2010;

•	Guarantee Agreement from EPC to Angola LNG Supply Services LLC, on behalf of GLE Channel Improvement, LLC, dated February 7, 2008;

•	Guarantee Agreement, from EPC to Auburndale Power Partners, LP, with respect to Gas Sale Agreement, dated as of June 22, 2004;

•	Guarantee Agreement, from EPC to Union Bank of California, on behalf of El Paso Marketing, L.P., dated as of November 21, 2008;

•	Guarantee Agreement, from EPC to U.S. Bank, National Association, on behalf of CrossTex, dated as of May 18, 2010;

[9]	As of the Effective Date, these letter of credit facilities are unsecured obligations.

•

Guarantee Agreement, from EPC to Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on behalf of Southern Gulf LNG Company, LLC, dated as of February 7, 2008, with respect to that Operation and Maintenance Agreement, dated as of February 7, 2008;

•

Capital Stock Agreement in connection with the Capital Stock of Citrus Corp., dated June 30 1986, between Sonat Inc., Enron Corp., Houston Natural Gas Corporation and Citrus Corp. (as amended April 3, 2000 and September 29, 2004);

•	Altamont Gas Plant Gas Purchase/Processing Contract, by and between El Paso Midstream Group, Inc. and El Paso E&P Company, L.P., dated December 15, 2010 and effective April 30, 2010;

•	Equity Funding Guarantee, dated as of February 7, 2008, by and among, EPC, The Royal Bank of Scotland, and lender parties thereto; and

•	Third Amendment to the Buyer Equity Funding Loan Agreement dated as of April 11, 2011 by and among Gulf LNG Holdings Group, LLC and Southern Gulf LNG Company, LLC.

Schedule 10.2

Liens

Debt Facilities

COMPANY NAME	PRINCIPAL AMOUNT
Cheyenne Plains Gas Pipeline Company, LLC
Credit Agreement, dated as of May 9, 2005	$278,000,000

El Paso E&P
Third Amended and Restated Credit Agreement, dated as of June 2, 2011	$1,000,000,000

Young Gas Storage Company
Credit Agreement, dated as of March 26, 1999	$2,870,000

Other

Ruby Pipeline Holding Company, L.L.C. Limited Liability Company Agreement among El Paso Ruby Holding Company, L.L.C., Global Infrastructure Partners-A, L.P., GIP-B1 Master Partnership, L.P. and GIP-C Holding Partnership, L.P.

Schedule 10.5(a)

Certain Investments

•	The equity investments specified in Schedule 8.12, each of which is incorporated herein by reference;

•	The $1,170,421,641.98 intercompany loan made by EPC, as lender, to El Paso CNG Company, LLC, as borrower (related to the Coastal Corporation acquisition);

•	The $557,222,996.26 intercompany loan made by EPC, as lender, to El Paso Marketing Company, L.L.C., as borrower (related to certain electricity marketing contracts);

•	The $3,472,876.62 intercompany loan made by EPC, as lender, to El Paso Ruby Holding Co., LLC, as borrower; and

•	The $1,211,688.62 intercompany loan made by EPC, as lender to Southern Gulf LNG, LLC, as borrower.

Schedule 10.5(b)

Investments

Kinder Morgan

•

Kinder Morgan, Inc.’s (and its wholly owned subsidiaries’) ownership of approximately 7.03% of the Common Units and 100% of the Class B Units of Kinder Morgan Energy Partners, L.P. Kinder Morgan G.P., Inc.’s ownership of 100% of the general partnership interests in Kinder Morgan Energy Partners, L.P.

•

Kinder Morgan, Inc.’s ownership of approximately 14.27% of the limited liability company shares of Kinder Morgan Management, LLC and a corresponding percentage of i-units of Kinder Morgan Energy Partners, L.P. Kinder Morgan G.P., Inc.’s ownership of 2 voting shares of Kinder Morgan Management, LLC.

•

NGPL HoldCo Inc.’s ownership of 20% of NGPL PipeCo LLC, and indirectly, Kinder Morgan Illinois Pipeline LLC, Natural Gas Pipeline of America LLC, and NGPL Canyon Compression Co. LLC. NGPL PipeCo LLC also owns a 50% interest in Horizon Pipeline Company, L.L.C.

El Paso:

•	El Paso Pipeline Partners Operating Company, L.L.C.’s $10,000,000 floating LIBOR based rate note payable to EPC, dated as of September 30, 2008 and due September 30, 2012, as guaranteed by EMP.

•	Intercompany Note, between El Paso Pipeline GP Company, L.L.C. as borrower and EPC as lender, with indebtedness outstanding from time to time of up to $2,000,000.

•	Intercompany Note, between El Paso Pipeline LP Holdings, L.L.C. as borrower and EPC as lender, with indebtedness outstanding from time to time of up to $2,000,000.

•	Supplemental Guaranty by EPC in favor of Deutsche Bank Trust Company Americas, dated May 3, 2010.

•	Guarantee Agreement from EPC to Angola LNG Supply Services LLC, on behalf of GLE Channel Improvement, LLC, dated February 7, 2008.

•	Guarantee Agreement, from EPC to Auburndale Power Partners, LP, with respect to Gas Sale Agreement, dated as of June 22, 2004.

•	Guarantee Agreement, from EPC to Union Bank of California, on behalf of El Paso Marketing, L.P., dated as of November 21, 2008.

•	Guarantee Agreement, from EPC to U.S. Bank, National Association, on behalf of CrossTex, dated as of May 18, 2010.

•

Guarantee Agreement, from EPC to Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on behalf of Southern Gulf LNG Company, LLC, dated as of February 7, 2008, with respect to that Operation and Maintenance Agreement, dated as of February 7, 2008.

•	EPC guarantee in respect of EPEC Polymers $9,000,000 letter of credit, with JPMorgan Chase Bank, N.A. as issuer, and the U.S. Environmental Protection Agency, as beneficiary; and

•	EPC guarantee in respect of El Paso Merchant Energy Corporation $250,000 letter of credit, with JPMorgan Chase Bank, N.A. as issuer, and the U.S. Environmental Protection Agency, as beneficiary.

•	Equity Funding Guarantee, dated as of February 7, 2008, by and among, EPC, The Royal Bank of Scotland, and lenders parties thereto.

•	EPC owns 88,400,059 common units, or an approximately 42% limited partner interest, in El Paso Pipeline Partners, L.P.

•

El Paso Noric Investments III, L.L.C. owns: (i) a 4% interest in Cliffside Helium, LLC, (ii) a 3.96% limited partner interest in Cliffside Refiners, L.P. and (iii) a 14% interest in Colorado Interstate Gas Company, L.L.C. [10] Cliffside Helium, LLC also owns a 1% general partnership interest in Cliffside Refiners, L.P.

•	El Paso Ruby Holding Company, L.L.C. owns a 50% interest in Ruby Pipeline Holding Company, L.L.C, and indirectly, Ruby Investment Company, L.L.C. and Ruby Pipeline, L.L.C.

•	El Paso Citrus Holdings, Inc. owns a 50% interest in Citrus Corp., and indirectly, Florida Gas Transmission Company, L.L.C. and Citrus Energy Services, Inc.

•

El Paso Midstream Group, Inc. owns a (i) 50% interest in El Paso Midstream Investment Company, L.L.C. and (ii) 1% interest in El Paso REM, L.L.C. El Paso Midstream Investment Company, L.L.C. owns the remaining 99% interest in El Paso REM, L.L.C.

•	Southern Gulf LNG Company, L.L.C.’s owns a 50% interest in Gulf LNG Energy, LLC, and indirectly, Gulf LNG Pipeline, LLC, GLE Channel Improvement, LLC and Gulf LNG Energy, LLC.

•	CIG Gas Storage Company owns a 47.5% interest in Young Gas Storage Ltd.

•	EPC owns a 50% interest in Southeast LNG Distribution Company, LLC.

•	Tennessee Gas Pipeline Company owns a 50% interest in Bear Creek Storage Company, LLC.[11]

•	El Paso Remediation Company owns a 50% interest in ANR Advance Holdings, Inc and 33.3334% interest in GEBF, L.L.C. Transport USA, Inc. is a wholly owned direct subsidiary of ANR Advance Holdings, Inc.

•	El Paso Energy International Company owns a 50% interest in Berkshire Feedline Acquisition Limited Partnership.

•	El Paso E&P Company, L.P. owns a 50% interest in Black Warrior Methane Corp. (i) and (ii) Black Warrior Transmission Corp.

•

El Paso E&P Company, L.P. owns a (i) 50% interest in Black Warrior Methane Corp., (ii) 50% interest in Black Warrior Transmission Corp., (iii) 23% interest in EnerVest Energy, L.P. and (iv) 30% interest in Starr County Gathering System.

•	Coastal Energy Resources Ltd. owns a 50% interest in Coastal Wartsila Petroleum Private Limited.

•	El Paso Fife I Company owns a 50% interest in Fife Power.

[10]	EPPP CIG GP Holdings, L.L.C., an indirect subsidiary of El Paso Pipeline Partners, L.P., owns the remaining 86% of Colorado Interstate Gas Company, L.L.C.
[11]	Southern Natural Gas Company, L.L.C., an indirect subsidiary of El Paso Pipeline Partners, L.P., owns the remaining 50% of Bear Creek Storage Company, LLC

•	MBOW Four Star Corporation owns a 48.8% interest in Four Star Oil & Gas Company.

•	EPED B Company owns a 2% interest in Gas TransBoliviano S.A.

•	Coastal Power International II Ltd. owns (i) a 50% interest in Quetta Power Holding Company I Ltd. and (ii) a 1% interest in Quetta Power Holding Company II Ltd.
•	Quetta Power Holding Company I Ltd. owns (i) a 98% interest in Quetta Power Holding Company II Ltd. and (ii) a 99% interest in Habibullah Coastal Power Company (Private) Limited.

•	Quetta Power Holding Company II Ltd owns a .9999% interest in Habibullah Coastal Power Company (Private) Limited.

•	EPIC Gas International Servicos do Brasil Ltda. owns a 33.33% interest in BBPP Holdings Ltda.

Schedule 14.2

Notice Addresses

1. Borrower:

Kinder Morgan, Inc.

500 Dallas St., Suite 1000

Houston, TX 77002

Telecopy: (713) 495-2737

Attention: Joseph Listengart

2. Credit Parties (Other than the Borrower)

c/o Kinder Morgan, Inc.

500 Dallas St., Suite 1000

Houston, TX 77002

Telecopy: (713) 495-2737

Attention: Joseph Listengart

3. Administrative Agent or Collateral Agent:

Barclays Bank PLC

Credit Contact:

Barclays Capital

745 Seventh Avenue

New York, NY 10019

Attention: Michael Mozer / May Huang

Facsimile: 212-526-5115 / 212-526-5115

Telephone: 212-526-1456 / 212-526-0787

Email: michael.mozer@barcap.com / may.huang@barcap.com /

LTMNY@barcap.com

with a copy to:

Post Close Operations/Administrative Contact:

Barclays Capital Services LLC

1301 Sixth Avenue

New York, NY 10019

Attention: Andrea Lubinsky

Facsimile: 917-522-0569

Telephone: 212-320-7741

Email: xraUSLoanOps5@BarclaysCapital.com / andrea.lubinsky@barcap.com

Wire Instructions:

Bank Name: Barclays Bank PLC

c/o Barclays Capital Services LLC

Address (City, State): 70 Hudson Street, Jersey City, NJ 07302

ABA#: 026 002 574

Account Name: Clad Control Account

Account Number: 050-019104

Ref: Kinder Morgan